As filed with the Securities and Exchange Commission on April 30, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
Under
The Securities Act of 1933

SABRE INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1623	26-0319300
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Sabre Industries, Inc.
1120 Welsh Road, Suite 210
North Wales, PA 19454
(267) 263-1300
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

James D. Mack
President and Chief Executive Officer
Sabre Industries, Inc.
1120 Welsh Road, Suite 210
North Wales, PA 19454
(267) 263-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julie M. Allen, Esq. Proskauer Rose LLP 1585 Broadway New York, NY 10036 (212) 969-3000	James J. Junewicz, Esq. David A. Sakowitz, Esq. Winston & Strawn LLP 200 Park Avenue New York, NY 10166 (212) 294-6700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

                  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.01 par value per share	$143,750,000	$10,249.38

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares of common stock that may be purchased by the underwriters to cover overallotments, if any.

                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated April 30, 2010

PROSPECTUS

                    Shares

Common Stock

              This is the initial public offering of Sabre Industries, Inc. We are selling                shares of our common stock and the selling stockholders are selling                shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

              We expect the public offering price to be between $            and $            per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on the NASDAQ Global Select Market under the symbol "SABR."

              Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 11 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

              The underwriters may also purchase up to an additional                        shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about                        , 2010.

BofA Merrill Lynch	Stifel Nicolaus

Baird	Gleacher & Company	Oppenheimer & Co.

The date of this prospectus is                    , 2010.

Wireless Communications Infrastructure

Sabre™
Industries, Inc.

Electric T&D Infrastructure

              You should rely only on the information contained in this prospectus or in any free-writing prospectus we may specifically authorize to be delivered or made available to you. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders and underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Prospectus Summary

              This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes. In this prospectus, unless the context otherwise requires, references to "Sabre," "we," "us" and "our" refer to Sabre Industries, Inc. and its consolidated subsidiaries. Our fiscal year ends on April 30 of each year. Unless the context otherwise requires, references to any of our fiscal years throughout this prospectus refer to our fiscal year ended April 30 of each such year.

              Except as otherwise indicated, all share and per share information included in this prospectus has been adjusted for the             -for-            stock split of our common stock, effective as of                        , 2010.

 Our Company

              We are a leading provider of a broad array of highly engineered products for the wireless communications and electric transmission and distribution ("T&D") infrastructure markets. These products, including towers, monopoles, transmission structures, wood pole equivalents, shelters and ancillary components, are critical to the development, expansion and maintenance of both wireless communications networks and electric T&D systems. Wireless communications infrastructure products enable carriers to meet growing consumer demands for increased network coverage and capacity and electric T&D infrastructure products are critical components for the upgrade and expansion of the aging electric T&D grid in the United States. In the last 18 years, we have grown from a regional provider of towers for the wireless communications market into a national provider of a diversified suite of products for both the wireless communications and electric T&D infrastructure markets. From fiscal 2005 to fiscal 2009, our revenue has increased from $93.5 million to $302.1 million, and our adjusted EBITDA (as defined in note 2 to our Summary Consolidated Financial Data) has increased from $14.2 million to $33.8 million. The chart below illustrates our revenue by segment in fiscal 2005 and fiscal 2009:

FY2005—$93.5 Million in Revenue	FY2009—$302.1 Million in Revenue

              We have grown both organically and through acquisitions. Our growth has resulted from: (i) our development of our proprietary end-to-end engineering, design and quoting system for wireless towers, which we believe gives us a significant cost and quality advantage over many of our competitors; (ii) our successful entry into the electric T&D infrastructure market, aided by the hiring of industry experts and seasoned professionals and the construction of our purpose-built, state-of-the-art manufacturing and galvanizing facility in Alvarado, Texas; and (iii) our acquisition of CellXion, LLC in 2007, which has enabled us to expand our wireless communications infrastructure segment to include the shelters critical to the protection of valuable wireless communications equipment. These primary growth drivers have enabled us to achieve year-over-year revenue growth in 14 of the last 16 years.

              Our wireless communications infrastructure segment supplies a broad suite of wireless communications infrastructure products, including guyed and self-supporting towers, monopoles, shelters for wireless communications equipment and ancillary components, as well as complementary services, including engineering, equipment integration, construction, third-party logistics and turnkey project management, all of which enable us to serve as a one-stop shop for our wireless communications infrastructure customers. Our products and services enable wireless network providers to meet the growing demands for higher-quality services and increased coverage and capacity created by increasing data usage and wireless device penetration and the advent of third- and fourth-generation, or 3G and 4G, wireless technology. We serve a diverse base of blue-chip customers, including leading wireless service providers such as AT&T, Sprint, T-Mobile and Verizon, large-scale tower management companies such as American Tower Corporation, Crown Castle International Corp. and SBA Communications Corporation, and federal, state and local governments. Our wireless communications infrastructure segment revenue and adjusted EBITDA for the fiscal year ended April 30, 2009 were $231.1 million and $23.0 million, respectively.

              Our electric T&D infrastructure segment supplies a broad line of electric transmission and distribution poles and structures, including transmission structures, wood pole equivalents and substation structures. These products are essential for the maintenance, upgrade and expansion of the aging U.S. electric T&D grid and enable our customers to meet increasing demands for reliable power delivery. Since the construction of our purpose-built, state-of-the-art manufacturing and galvanizing facility in Alvarado, Texas in 2007 and 2008, we have become a leading provider of electric T&D structures in the United States. We serve key electric utilities and regional transmission organizations such as Duke Energy Corporation, Georgia Transmission Corporation, PacifiCorp and Salt River Project. We believe that our Alvarado, Texas facility gives us a cost advantage over many of our competitors that do not have manufacturing and galvanizing operations located in the same facility. Our electric T&D infrastructure segment revenue and adjusted EBITDA for the fiscal year ended April 30, 2009 were $71.0 million and $10.7 million, respectively.

Key Industry Trends

Wireless Communications Infrastructure

•
Increasing Wireless Device Penetration—In 2009, wireless penetration (defined as the number of wireless subscriptions as a percentage of the total population) in the United States was approximately 90%, and industry analysts expect U.S. penetration levels to exceed 95% in the near future. Since wireless device capability now extends significantly beyond voice service, consumers are increasingly likely to upgrade to the next generation of wireless data devices, including smart phones, tablets, readers, mediapads, netbooks, smartbooks, digital cameras and other devices. U.S. smart phone sales increased from 1.8 million units in 2003 to 30.7 million units in 2009, representing a compound annual growth rate of 60.4%. Despite this rapid growth, as of the end of 2009, smart phones only represented approximately 17% of total wireless subscribers, leaving considerable room for additional growth. Smart phone sales are expected to be 55.6 million units per year by 2013, representing a projected compound annual growth rate of 16.0% from 2009. Cell phones continue to replace traditional wireline communications services as the primary communication device for end users in the United States, with 20.2% of U.S. households abandoning their landline phones for cell phones as of 2008, an increase from just 7.8% in 2005. As the wireless penetration level continues to increase and cell phones continue to displace and supplement traditional wireline communications services, we believe the demand for towers, monopoles, shelters and other products and services that we provide will also increase.

•
Increasing Data Usage—Wireless data is one of the largest growth drivers for wireless carriers. Spending for wireless data services increased from $6.9 billion in 2005 to $43.0 billion in 2009, a 58.0% compound annual growth rate. According to the Telecommunications Industry Association's,

  or TIA, 2010 ICT Market Review & Forecast, spending on wireless data services is expected to grow at a compound annual growth rate of 21.3% from 2010 through 2013. The first wireless communications networks were primarily built for voice and short messaging services. The throughput of those networks was not designed to provide the bandwidth required for 3G and 4G wireless data devices and their high-bandwidth, data-intensive applications, such as enhanced video and picture sharing, fast web browsing, streaming video and large file downloading. These new wireless data devices and the demand for high-bandwidth, data-intensive applications and services have already created a significant strain on network capacity. In order to increase network capacity, we believe carriers will add cell sites and towers, which we expect will require considerable capital expenditures for wireless infrastructure.

•
Consumer Demand for Higher Quality of Service—Continued growth of the wireless communications infrastructure industry is driven in part by consumer demand for quality of service, which is primarily a function of coverage and capacity. To meet consumer demand for improved quality of service, and to enable wireless carriers to distinguish themselves from one another, we believe carriers will continue to invest in wireless network infrastructure to expand wireless network coverage areas and enhance the capacity of existing infrastructure, which we expect will result in increased demand for our products.

•
Continued Build-out of Advanced Networks—Increased wireless data usage and wireless device penetration and rising demand for higher quality of service have spurred the development of 3G and 4G wireless networks, which are expected to increase network infrastructure requirements. According to TIA, between 2001 and 2009, the number of cell sites in the United States increased from 127,540 to 276,000 and is expected to continue to grow at a compound annual growth rate of 12.2% from 2009 to 2013, reaching 438,000 cell sites. As a result, we believe the demand for towers, monopoles, shelters and other products that we provide will increase.

Electric T&D Infrastructure

•
Increasing Demand for Reliable Power Delivery—The U.S. Department of Energy's Energy Information Administration, or EIA, forecasts that total electricity use in the United States will increase by approximately 25% from 2008 to 2035, driven by population growth, economic expansion, increasing dependence on computing power throughout the economy and the proliferation of electrical devices in the home. For example, servers and data centers have become one of the largest users of electricity in the United States. Power consumption by servers and data centers doubled between 2000 and 2006, and U.S. energy consumption by servers and data centers could nearly double again by 2011 according to estimates by the U.S. Environmental Protection Agency. We believe that this increase in electricity demand will require considerable investment in electric T&D infrastructure to improve the efficiency of existing systems and expand the electric power grid.

•
Aging and Unreliable Electric Power Infrastructure—The U.S. electric infrastructure system is aging, inefficient, congested and incapable of meeting future U.S. energy needs without operational changes and substantial capital investment over the next several decades, according to the U.S. Department of Energy. Investment in electric transmission infrastructure declined from 1980 to 1999, during which time electricity consumption increased by approximately 58%, resulting in increased grid congestion and power outages. These outages can be severe and highly disruptive, such as the rolling blackouts in California during 2001 and the August 2003 blackout that disrupted electricity service for 50 million customers in the United States and Canada. According to the Edison Electric Institute, or EEI, members of EEI, which represent approximately 70% of the U.S. electric power industry, are expected to spend $11.1 billion annually on transmission projects in 2010, up from $5.7 billion in 2004.

•
Increased Focus on Wind and Other Renewable Power Sources—We believe that the increased focus on renewable energy also should promote growth in electric T&D investment as transmission infrastructure must be developed to reliably integrate renewable energy sources like wind, solar, geothermal, hydrogen and biomass with the broader electric power grid. Since most sources of renewable power are located far from urban demand centers, substantial infrastructure investments are expected to be required to transport electricity to the grid. Global spending on renewable energy projects is projected to increase from $55.0 billion in 2006 to $325.1 billion by 2018, according to an industry source. Renewable power development also benefits from strong regulatory support, with 29 states and the District of Columbia adopting mandatory renewable portfolio standards, or RPS, policies, six other states enacting non-binding RPS-like goals and the U.S. Congress evaluating national renewable generation targets.

•
Other Legislative Developments—The U.S. government has directed significant efforts towards the modernization and improvement of the U.S. electric grid. These legislative developments continue to promote growth in electric T&D infrastructure investment by encouraging electricity providers to expand capacity and relieve grid congestion. The Energy Policy Act of 2005 established mandatory grid reliability standards and created incentives to increase electric T&D infrastructure investments. The American Recovery and Reinvestment Act of 2009 also has provided funding for modernizing electric T&D infrastructure, with $4.5 billion allocated to improve electricity delivery and energy reliability.

Our Competitive Strengths

•
Strong and Growing Share in Attractive Markets—We are a leading provider of towers, monopoles and shelters for the U.S. wireless communications infrastructure industry and of electric T&D structures in the United States. Capital expenditures on wireless telecommunications equipment are projected to be $13.1 billion in 2010. Total industry expenditures on transmission investment by EEI members for 2010 are estimated to be $11.1 billion. As a result of our established market leadership, we believe we are well positioned to continue to increase our share of these markets.

•
Leading Engineering and Design Capabilities—We believe we have superior design and engineering capabilities that provide us with a significant competitive advantage. In particular, our internally developed, proprietary end-to-end engineering, design and quoting system for wireless towers employs a multi-pronged approach to develop a tower design that analyzes hundreds of variables (including weight and shape of components, availability of material and inventory, production time and scheduling, inventory carrying cost and product standardization) to optimize quality as well as cost.

•
Efficient and Scalable Facilities—We operate a purpose-built, state-of-the-art manufacturing and galvanizing facility strategically located in Alvarado, Texas that is dedicated primarily to the production of electric T&D structures. We believe that this facility gives us a cost advantage over many of our competitors that do not have manufacturing and galvanizing operations located in the same facility. We produce wireless communications towers at our facility in Sioux City, Iowa, which consists of two manufacturing plants. Our Bossier City, Louisiana facility consists of two manufacturing plants dedicated to the production of equipment shelters, which are critical to the protection of our wireless communications infrastructure customers' valuable wireless equipment. Our facilities have the flexibility to expand to meet future demand. These facilities collectively strengthen our position as an efficient, reliable and environmentally responsible provider.

•
Complete Customer Solution—Our reputation as a premier provider of wireless communications and electric T&D infrastructure products has been built on: (i) our dedication to delivering projects on time, on budget and to customer specifications; (ii) our comprehensive suite of products and services, which enables us to serve as a one-stop shop for our wireless communications infrastructure customers; and (iii) our customer-focused perspective at every level of operations and management.

•
Experienced Management Team—Our management team includes seasoned professionals with industry experience that averages over 20 years per person. Under the leadership of our management team, we have grown from a small, single-site domestic manufacturer of wireless communications towers to a diversified provider of infrastructure products to the wireless communications and electric T&D infrastructure markets.

Our Growth Strategy

•
Capitalize On Strong Industry Fundamentals—Our products and services support the operation and expansion of wireless communications and electric T&D infrastructure. We believe that we are well positioned to capitalize on projected infrastructure expenditures in our markets. We intend to leverage our established market leadership to serve the growing needs of the wireless communications infrastructure industry. With the electric T&D infrastructure industry poised for significant investment over the coming years due to the upgrade and expansion of the aging and unreliable U.S. electric power grid, we plan to build on our installed base of electric utility customers to strengthen our pipeline of electric T&D infrastructure projects.

•
Expand and Diversify Our Markets and Our Product and Service Offerings—In order to support the additional weight load and counteract the increased wind resistance resulting from new equipment on wireless structures, we expect both existing and new customers to increase the number of structural modifications to existing wireless structures. In addition, as wireless carriers continue to outsource non-core operating functions, we expect to expand our technical integration and installation services, as well as third-party logistics services, to both existing and new customers. We also believe we have significant opportunities to expand our customer base in new markets, including defense and homeland security, construction services, oil and gas exploration and production and remote data centers. We plan to broaden our presence internationally, particularly in geographic regions that are still building infrastructure for wireless communications networks and lack local infrastructure suppliers that are able to serve their needs. We seek to capitalize on our industry-leading reputation for protecting valuable wireless equipment by expanding from shelters into cabinets and other enclosure products, thereby enabling us to penetrate new market opportunities with existing and new customers.

•
Invest in Additional Production Capacity—We are in the process of adding capacity to our Alvarado, Texas facility and are considering additional production facilities in order to serve the demands of our rapidly growing markets, to compete for the largest infrastructure projects and to create manufacturing redundancies that meet customer demand for seamless service. We have a proven ability to design, construct and integrate new production facilities into our existing operations as demonstrated by the successful construction and integration of our purpose-built, state-of-the-art manufacturing and galvanizing facility in Alvarado, Texas. Our expected investments in manufacturing facilities, which may include the construction of new facilities, will enhance our ability to complete the largest infrastructure projects and add manufacturing redundancies to our operations to help ensure uninterrupted customer service.

•
Selectively Pursue Strategic Acquisitions—We intend to pursue a disciplined acquisition strategy to broaden and enhance our product and service offerings, add new customers, expand our sales channels, supplement our internal development efforts and accelerate our growth. We believe that the markets in which we compete are highly fragmented with a large number of potential acquisition opportunities.

 Risks Associated with our Business

              There are a number of risks and uncertainties that may affect our business, financial and operating performance, and our growth prospects. These risks are discussed under "Risk Factors" and elsewhere in this prospectus and should be carefully considered before investing in our common stock.

              This prospectus includes market and industry data, including estimates of market share and market size, which are based, in certain cases, on public sources, industry and trade publications and reports and analyses prepared and published by third parties. Although we believe that these sources are reliable, we have not independently verified the information, and the publishers and other sources of this data do not guarantee the accuracy or completeness of the information.

              We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business, including the Sabre and CellXion names. In this prospectus, we also refer to product names, trademarks, trade names and service marks that are the property of other companies. Each of the trademarks, trade names or service marks of other companies appearing in this prospectus belongs to its owner. Our use or display by us of other companies' product names, trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the product, trademark, trade name or service mark owner, unless we otherwise expressly indicate.

The Offering

Common stock offered by us	shares
Common stock offered by the selling stockholders	shares
Common stock to be outstanding immediately after the offering	shares
Overallotment option

The underwriters have an option to purchase a maximum of                additional shares of common stock to cover overallotments. All of the                shares subject to the option would be sold by the selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds from the sale of shares by us in the offering (based on an offering price of $                per share, the midpoint of the estimated price range shown on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be $                 million. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We intend to use our net proceeds from the offering to repay indebtedness outstanding under our credit agreement. See "Use of Proceeds."

Dividend policy	We do not currently intend to pay any cash dividends on our common stock. See "Dividend Policy."
Risk factors

You should read the "Risk Factors" section and the other information in this prospectus for a discussion of some of the factors that you should consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Global Select Market Symbol	SABR

              The number of shares of common stock to be outstanding after the offering is based on shares outstanding as of                        , 2010 and excludes                    shares of common stock issuable upon the exercise of outstanding options and                    shares of common stock reserved for issuance under our equity incentive plan.

              Except as otherwise indicated, all information in this prospectus assumes:

  •
  our common stock will be sold at $            per share, which is the midpoint of the estimated offering price range shown on the front cover page of this prospectus;

  •
  no exercise by the underwriters of their overallotment option;

  •
  a        -for-        stock split of our outstanding common stock to be effective immediately prior to the effectiveness of the offering; and

  •
  the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the effectiveness of the offering.

 Summary Consolidated Financial Data

              The following table presents our summary consolidated financial data for the periods and as of the dates indicated. The consolidated statement of operations data for the period from May 1, 2006 through May 9, 2006, the period from May 10, 2006 through April 30, 2007 and each of the years ended April 30, 2008 and 2009, and the consolidated balance sheet data as of April 30, 2007, 2008 and 2009, are derived from, and qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus. The interim condensed consolidated statement of operations data for the nine months ended January 31, 2009 and 2010, and interim condensed consolidated balance sheet data as of January 31, 2010, are derived from, and qualified by reference to, our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated interim financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of these statements in all material respects. You should read all of this information in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period and the results for the interim period are not necessarily indicative of results to be expected for the full year.

			Successor
	Predecessor(1)					Nine Months Ended January 31,
				Year Ended April 30,
(in thousands, except share and per share data)	May 1, 2006– May 9, 2006		May 10, 2006– April 30, 2007
				2008	2009	2009	2010
Consolidated Statement of Operations Data:
Net sales	$5,225		$159,603	$222,178	$302,063	$236,737	$192,504
Cost of sales	3,962		122,833	173,718	237,006	187,503	150,109

Gross profit	1,263		36,770	48,460	65,057	49,234	42,395
General and administrative expenses	1,713		21,049	31,243	41,308	30,692	30,872
Gain (loss) on sale of property and equipment	—		—	3	(5,521)	(5,446)	25
Operating income (loss)	(450)		15,721	17,220	18,228	13,096	11,548
Interest income (expense), net	—		(4,895)	(12,353)	(10,670)	(7,826)	(7,412)
Other income (expense)	—		5	15	26	(29)	16

	—		(4,890)	(12,338)	(10,644)	(7,855)	(7,396)

Income (loss) before income taxes	(450)		10,831	4,882	7,584	5,241	4,152
Income tax expense	1		4,015	1,165	2,718	1,921	1,450

Net income (loss)	$(451)		$6,816	$3,717	$4,866	$3,320	$2,702

Earnings per share
Basic	N/A	(1)	$4.39	$1.69	$1.93	$1.31	$1.07
Diluted	N/A	(1)	4.04	1.59	1.83	1.25	1.02
Weighted average number of shares outstanding
Basic	N/A	(1)	1,551,966	2,196,017	2,524,826	2,525,036	2,522,162
Diluted	N/A	(1)	1,686,700	2,331,427	2,664,640	2,665,130	2,659,899
Other Data:
Adjusted EBITDA(2)	(429)		19,728	25,028	33,768	25,936	18,775

	Successor
	As of April 30,			As of January 31, 2010
(in thousands)	2007	2008	2009	Actual	As Adjusted(3)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,618	$1,712	$661	$262
Working capital	8,435	39,888	37,900	38,788
Total assets	85,518	215,556	170,690	163,740
Long-term debt, less current maturities	31,840	158,009	116,334	109,016
Total liabilities	64,973	200,343	152,008	141,008
Stockholders' equity	20,545	15,213	18,682	22,732

(1)
The financial information presented for the Predecessor is not comparable to the financial information for the Successor due to the recognition of the allocation of the fair value of the opening balance sheet following our acquisition by Sabre Communications Holdings, Inc., a Delaware corporation formed for the purpose of purchasing 100% of the outstanding common stock of Sabre Communications Corporation, on May 10, 2006. Earnings per share and weighted average number of shares outstanding for the nine-day period for the Predecessor have been omitted due to immateriality. The Predecessor was an S-corporation and, as such, income tax expense was passed through to the individual stockholders. In connection with the above-noted transaction, we became a C-corporation.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense net of interest income, plus income tax expense and plus depreciation and amortization, or EBITDA, as adjusted for gain or loss on sale of property and equipment. Adjusted EBITDA is not required by or presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity.

We present adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. Adjusted EBITDA is a key measure of our operating performance under our credit agreement and is regularly presented to and considered by our management and board of directors as an important operating metric in their assessment of performance and in forecasting and budgeting, both for individual operating units and for our company as a whole. Historical and projected adjusted EBITDA are also key operating measurements used by management in assessing potential acquisitions. We also make certain compensation decisions based, in part, on our operating performance, as measured by adjusted EBITDA. See "Executive Compensation—Compensation Discussion and Analysis."

We believe adjusted EBITDA allows us to better compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the amortization of intangibles (affecting relative amortization expense) and other items that are unrelated to underlying operating performance. We also present adjusted EBITDA because we believe it is frequently used by securities analysts and investors as a measure of performance and because it is used by our lenders to monitor covenant compliance.

There are a number of material limitations to the use of adjusted EBITDA as an analytical tool, including the following:

    •
    Adjusted EBITDA does not reflect our interest expense or the cash requirements to pay our interest. Because we have borrowed money to finance our operations, interest expense is a necessary element of our costs and our ability to generate profits and cash flows. Therefore, any measure that excludes interest expense may have material limitations.

    •
    Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes. Because the payment of income taxes is a necessary element of our costs, any measure that excludes tax expense may have material limitations.

    •
    Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect the cash requirements for such replacement. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation and amortization expense may have material limitations.

    We compensate for these limitations by relying primarily on our GAAP financial measures and by using adjusted EBITDA only as supplemental information. We believe that consideration of adjusted EBITDA, together with a careful review of our GAAP financial measures, is the most informed method of analyzing our operations.

    Because adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

              The following table provides a reconciliation of adjusted EBITDA to net income (loss):

		Successor
	Predecessor
					Nine Months Ended January 31,
			Year Ended April 30,
	May 1– May 9, 2006	May 10, 2006– April 30, 2007
(in thousands)			2008	2009	2009	2010
Net income (loss)	$(451)	$6,816	$3,717	$4,866	$3,320	$2,702
Income tax expense	1	4,015	1,165	2,718	1,921	1,450
Interest expense, net	—	4,895	12,353	10,670	7,826	7,412
Depreciation and amortization	21	4,002	7,796	9,993	7,423	7,236

EBITDA	(429)	19,728	25,031	28,247	20,490	18,800
(Gain) loss on sale of property and equipment	—	—	(3)	5,521	5,446	(25)

Adjusted EBITDA	$(429)	$19,728	$25,028	$33,768	$25,936	$18,775

(3)
Adjusted to reflect the sale of                    shares of our common stock in the offering at an assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus), and the application of the estimated net proceeds from the offering as described under "Use of Proceeds."

RISK FACTORS

              You should carefully consider the risk factors described below and all other information contained in this prospectus before you decide to invest in our common stock. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to us or that we currently believe are not material. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment.

Risks Relating to Our Business and Industry

The award of new and, in particular, larger-scale contracts and the timing of these awards may result in unpredictable fluctuations in our revenue, cash flow and profitability.

              We derive a substantial portion of our revenue from project-based work. It is generally very difficult to predict with precision whether and when we will be awarded a project, when we will start work on a project once it is awarded and the expected project timetable or completion date. As a result, our quarterly revenue and operating results can fluctuate and be difficult to predict. In addition, some of our contracts are subject to regulatory approval, permitting, financing and other contingencies that may delay or result in termination of projects, particularly in an economic environment where financing is difficult to obtain. Because we generally record revenues at the time we ship our products, and not when the order for the products is taken, the timing of completion and delivery of significant customer orders can cause our results to fluctuate from quarter to quarter or from year to year. If expected contract awards are delayed or not received, or if our volume of projects is lower than expected, we could incur substantial costs without receipt of corresponding revenues. Finally, the winding down or completion of work on significant projects that were active in previous periods may lead to reduced revenue and earnings if such significant projects are not replaced in the current period.

Our customers often have no obligation to purchase products from us and many of our contracts may be terminated on short notice. As a result, we are at risk of losing significant business on short notice.

              Our customers generally have no obligation to purchase products from us. Our customers could materially reduce, eliminate or reassign a portion of the products we have historically sold to them because our contracts rarely have any minimum volume or purchase obligations or requirements. Moreover, many of our contracts are open to competitive bidding, and we have been displaced on these contracts by competitors from time to time. Our revenue could materially decline if our customers do not assign work to us or if they cancel a significant number of projects and we cannot replace them with similar projects.

Demand for our products could be adversely affected by downturns in the infrastructure construction markets or in government spending related to infrastructure.

              Our business is dependent upon infrastructure spending by wireless service providers, utilities, governmental agencies and other organizations. As a result, demand for our products and services could be impacted adversely by general budgetary constraints on our private or governmental customers, including difficulty of customers in obtaining necessary permits or necessary financing, government spending cuts and the inability of government entities to issue debt to finance any necessary infrastructure projects. The infrastructure construction markets historically have been cyclical and down cycles have typically lasted a number of years. Any significant decline in the infrastructure construction markets or in governmental spending on infrastructure could weaken demand for our products and services. As a result of this underlying cyclicality, we have experienced, and in the future we may experience, significant fluctuations in our revenue and operating income.

              Infrastructure construction activity by our private and government customers can be adversely impacted by, among other things:

  •
  weakness in the general economy, which reduces funds available for construction;

  •
  interest rate increases, which increase the cost of construction financing; and

  •
  adverse weather conditions that slow construction activity, such as excessive rain, snow or hurricanes.

We may not have sufficient manufacturing capacity to take advantage of market opportunities, and the lack of redundancies in our manufacturing facilities makes our operations more susceptible to natural disasters.

              Our ability to respond to market demand depends on our manufacturing capacity. While we expect to continue investing in manufacturing facilities, which may include the construction of new facilities, there can be no assurance that we will have sufficient manufacturing capacity to enable us to take advantage of future market opportunities, especially during periods of growing demand for our products.

              We currently have three manufacturing facilities with little to no redundancy among them. As a result, should a natural disaster such as a hurricane, tornado, earthquake or flood severely damage one of our three manufacturing facilities, our operations could be significantly impacted. We may not be able to replicate the production capacity of such facility at one of our other manufacturing facilities or elsewhere, or such replication could take significant time and resources to accomplish. The disruption from such an event could significantly impact our operations.

Demand for our products may be adversely affected by changes in technology in the markets in which we operate.

              The markets for our products and services are characterized by evolving industry standards and the periodic introduction of new technological developments. These new standards and developments could decrease the demand for our products or make our existing or future products or services obsolete. For example, technological advances that increase the capacity of a network with a fixed number of towers could adversely affect long-term demand for our tower products. Keeping pace with the introduction of new standards and technological developments could require us to incur additional costs or prove difficult or impossible. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our products and services could significantly impact our operations.

We derive a significant portion of our revenue from a small group of customers. The loss of, or our failure to sustain our revenues from, one or more of these customers could negatively impact our results of operations, cash flow and business prospects.

              Our top ten customers accounted for 52.8% and 54.0% of our revenues for the year ended April 30, 2009 and the nine months ended January 31, 2010, respectively. In addition, Verizon accounted for 14.9% and 13.6% of our net sales for the year ended April 30, 2009 and the nine months ended January 31, 2010, respectively. Our revenue could significantly decline if we lose one or more of our significant customers or if they significantly reduce their use of our products or services. In addition, revenue under our contracts with significant customers may vary from period to period depending on the timing and volume of products and services that such customers order in a given period due to their own spending plans and budgetary considerations or as a result of industry consolidation and competition.

Our success and growth strategy depend on our senior management and our ability to attract and retain qualified personnel.

              We depend on our senior management for the success and future growth of our operations and revenue, and the loss of any member of our senior management team could have an adverse impact on our operations. Any management transition may be a distraction to senior management as we search for a qualified replacement, could result in significant recruiting, relocation, training and other costs and could cause operational inefficiencies as a replacement becomes familiar with our business and operations.

We face strong competition in our markets.

              We face competitive pressures from a variety of companies in each of the markets we serve. Our competitors include international, national and local manufacturers, some of which may have greater financial, manufacturing, marketing and technical resources than we do, or greater penetration in or familiarity with a particular geographic market than we have. To remain competitive, we will need to invest continuously in manufacturing, product development and customer service, and we may need to reduce our prices, particularly with respect to customers in industries that are experiencing downturns. We cannot provide assurance that we will be able to maintain our competitive position in or that we will be able to further penetrate each of the markets that we serve.

If we are unsuccessful in further penetrating our existing markets or entering new markets, our revenue growth could be adversely affected.

              The demand for, and market acceptance of, our products and services is subject to a high level of uncertainty. Intensive marketing and sales efforts may be necessary to educate prospective customers in both new and existing markets regarding our products and services in order to generate additional demand. The market for our products and services may weaken, competitors may develop superior products and services or we may fail to develop acceptable solutions to address new market conditions. As a result, we may be unable to further penetrate existing markets or enter new markets for our products and services.

The effect of federal and state legislative and regulatory developments on electric T&D infrastructure spending is uncertain and such developments may fail to result in increased demand for our products.

              In recent years, federal and state legislation has been passed and resulting regulations have been adopted that could significantly increase spending on electric power transmission, including the Energy Policy Act of 2005, which we refer to as the Energy Act, the American Recovery and Reinvestment Act of 2009, which we refer to as ARRA, and state mandatory RPS programs. However, there remains much fiscal, regulatory and other uncertainty as to the impact that this legislation and regulation will ultimately have on the demand for our products and services.

              Regulations implementing provisions of the Energy Act that may affect demand for our products remain, in some cases, subject to review in various federal courts. The Energy Act may not streamline the process for permitting new transmission projects or eliminate the barriers to new transmission investments. As a result, the Energy Act may not result in the anticipated increase in spending on the electric T&D infrastructure. Continued uncertainty regarding new infrastructure investments and the implementation and impact of the Energy Act may result in slower growth in demand for our products and services.

              While 29 states and the District of Columbia have mandatory RPS programs that require certain percentages of power to be generated from renewable sources, the RPS programs adopted in many states became law during periods of substantially higher oil and natural gas prices. As a result, for budgetary or other reasons, states may reduce those mandates or make them optional or extend deadlines, which could reduce, delay or eliminate renewable energy development in the affected states. In addition, states may limit, delay or otherwise alter existing RPS programs in anticipation of a potential federal renewable energy standard. Funding for RPS programs may not be available or may be further constrained as a result of the significant declines both in government budgets and subsidies and in the availability of credit to finance the significant capital expenditures necessary to build renewable generation capacity. These factors could lead to fewer projects resulting from RPS programs than anticipated or a delay in the timing of these projects and the related infrastructure, which would negatively affect the demand for our products and services. In addition, we cannot predict when programs under ARRA will be implemented or the timing and scope of any investments to be made under these programs.

We have substantial debt obligations, which could impair our ability to operate our business and react to changes in our business and markets.

              While we intend to use the proceeds of the offering to repay a portion of our outstanding indebtedness, we will continue to have significant debt obligations. As of January 31, 2010, on an actual basis and on an as adjusted basis after giving effect to the sale of                shares of our common stock in the offering at an assumed initial public offering price of $                per share (the midpoint of the price range set forth on the cover page of this prospectus) and the application of the estimated net proceeds from the offering as described under "Use of Proceeds," we had $119.2 million and $                , respectively, in total debt obligations. Our substantial debt obligations may:

  •
  require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other corporate requirements;

  •
  subject us to increases in interest rates on our variable-rate debt, including the borrowings under our existing credit agreement; and

  •
  make us more vulnerable to a downturn in our business and competitive pressures, and limit our flexibility to plan for, or react to, changes in our business.

              Our credit agreement also includes various financial and operating covenants that limit our ability to engage in acquisitions and certain other transactions and requires us to apply proceeds from equity offerings and certain other transactions to reduce indebtedness. A breach of any of the covenants contained in our credit agreement could result in an event of default and allow the lenders to pursue various remedies, including accelerating the repayment of any indebtedness outstanding under the credit agreement.

We may not realize the improved operating results that we anticipate from acquisitions we may make in the future, and we may experience difficulties in integrating acquired businesses or may inherit significant liabilities related to such businesses.

              As part of our business strategy, we may, from time to time, acquire additional companies and businesses. We may experience difficulties and incur significant costs as a result of evaluating, completing and integrating acquisitions. In addition, we may finance future acquisitions through additional issuances of stock that could be dilutive to our stockholders or by incurring additional debt that would increase our leverage. Any acquisition involves significant risks and uncertainties, including the following:

  •
  we may not realize expected synergies from the transaction;

  •
  it may be difficult for us to successfully integrate the acquired operations into our company and maintain uniform standards, controls, policies and procedures;

  •
  our management's time and attention may be diverted from existing business operations by transition or integration issues;

  •
  we may not be able to retain the key employees of the acquired operation;

  •
  it may be difficult for us to conform the financial reporting procedures of an acquired business to those required of a U.S. reporting company, including procedures required by the Sarbanes-Oxley Act of 2002; and

  •
  unidentified issues could arise that we did not discover in our due diligence process, including liabilities, commitments and/or contingencies of the acquired company.

We could incur substantial costs as the result of violations of, or liabilities under, environmental laws.

              Our facilities and operations are subject to U.S. laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the environment, the management and disposal of hazardous substances and wastes, and the cleanup of contamination. Failure to comply with these laws and regulations, or with the permits required for our operations, could result in fines or civil or criminal sanctions, third-party claims for property damage or personal injury, and corrective investigation and cleanup costs. Some laws impose strict liability and in certain circumstances joint and several liability on current and former owners and operators of contaminated sites and other potentially responsible parties for investigation, cleanup and other costs. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future, including those imposed in response to climate change concerns. Compliance with any current or future laws and regulations could have an adverse effect on our business and results of operations.

Wireless communications and electric T&D structures are subject to deterioration or failure over time, and we may not maintain adequate insurance coverage for product liability.

              Due to weather conditions, ground conditions or other forces, our towers and other products that we manufacture are subject to deterioration over time and, in extreme cases, may fall over or collapse. One of our towers collapsed during our 2010 fiscal year, which resulted in property damage but no personal injury. Such product failures could result in damage to our reputation for high-quality products, which could have an adverse effect on our business and results of operations.

              Certain risks are inherent in our products and our insurance may not be adequate to cover potential claims against us involving our products. Although we currently maintain liability insurance, we cannot assure that the coverage limits under these insurance programs will be adequate to protect us against future claims, or that we can and will maintain this insurance on acceptable terms in the future.

We may incur liabilities or suffer adverse financial consequences as a result of occupational health and safety matters.

              Our operations are subject to extensive laws and regulations relating to the maintenance of safe conditions in the workplace. Our industry involves a high degree of operational risk and there can be no assurance that we will avoid significant liability exposure. Our business is subject to numerous safety risks, such as electrocutions, fires, burns, falls, mechanical failures, weather-related incidents, transportation accidents and damage to equipment on which we work. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and other consequential damages and could lead to suspension of operations, large damage claims and, in extreme cases, criminal liability.

Seasonal and other variations, including severe weather conditions, may cause significant fluctuations in our financial condition, results of operations and cash flows.

              Although our revenue is primarily driven by spending patterns in our customers' industries, our revenue and results of operations can be subject to seasonal variations. These variations are influenced by weather, hours of daylight, customer spending patterns, bidding seasons and holidays, and can have a significant impact on our gross margins. Our profitability may decrease during the winter months and during severe weather conditions because work performed during these periods may be restricted. Additionally, our revenue will fluctuate based on the timing and volume of large projects, particularly in our electric T&D infrastructure segment. Working capital needs are also influenced by the seasonality of our business. Accordingly, significant disruptions in our ability to recognize revenue due to these seasonal variations and timing or reductions of large projects could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be unable to retain the subcontractors we need to manufacture and install certain products, and the use of subcontractors may cause production and installation delays, result in additional costs, reduce profitability and/or damage customer relationships.

              We use subcontractors to manufacture and install portions of some of our products, which can reduce our margins. General market conditions may limit the availability of subcontractors on which we rely to perform portions of our contracts. In addition, we are responsible to our customers for the work performed by our subcontractors. Failure by a subcontractor to satisfactorily manufacture or install products in a timely and cost-effective manner may result in delays in production, cause us to incur additional costs and/or damage customer relationships. While we typically receive indemnities from most of our subcontractors covering certain claims, we may not be able to recover under those indemnities or they may not be adequate.

Increases in prices and reduced availability of key raw materials such as steel and zinc will increase our operating costs and likely reduce our profitability.

              Steel constituted 70.8% of our materials cost for fiscal 2009. We also use large quantities of zinc for the galvanization of most of our steel products. Although we are able to pass through most increases in the cost of raw materials, particularly steel, to our customers, and have strengthened our strategic sourcing of this critical input, the markets for the commodities that we use in our manufacturing processes can be volatile. Increases in the selling prices of our products may not fully recover additional steel and zinc cost and generally lag increases in our costs for these commodities. Consequently, an increase in steel and zinc prices will increase our operating cost and likely reduce our profitability.

Risks Relating to Our Relationship with Our Significant Stockholder

Following the offering, an affiliate of Corinthian Capital will continue to own a significant percentage of our common stock and, therefore, will have a significant influence on the outcome of director elections and other matters requiring stockholder approval, including a change in corporate control.

              Following the offering, an affiliate of Corinthian Capital Group, LLC, or Corinthian Capital, will own approximately         % of our outstanding common stock, or        % of our outstanding common stock if the underwriters exercise their overallotment option in full. As a result of this ownership position, Corinthian Capital will continue to have a significant influence on the outcome of matters requiring stockholder approval, including:

  •
  election of our directors;

  •
  amendment of our certificate of incorporation or bylaws; and

  •
  approval of mergers, consolidations or the sale of all or substantially all of our assets.

              Corinthian Capital may vote its shares of our common stock in ways that are adverse to the interests of other holders of our common stock, including investors in the offering. Its significant ownership interest could delay, prevent or cause a change in control of our company, any of which could adversely affect the market price of our common stock. In addition, Corinthian Capital's significant percentage of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning stock in companies with a significant stockholder. For additional information regarding our relationship with Corinthian Capital, see "Certain Relationships and Related-Party Transactions."

Corinthian Capital and its designees on our board of directors may have interests that conflict with our interests and the interests of our other stockholders.

              Corinthian Capital and its designees on our board of directors may have interests that conflict with, or are different from, our own and those of our other stockholders. If an actual or potential conflict of interest develops involving one of our directors, our corporate governance guidelines, which will be adopted prior to the completion of the offering, will provide that the director must report the matter immediately to our board of directors and audit committee for evaluation and appropriate resolution. Furthermore, such director will be required to recuse himself from participation in the related discussion and abstain from voting on the matter. Nonetheless, conflicts of interest may not be resolved in a manner favorable to us or our other stockholders.

Risks Relating to the Offering and Ownership of Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

              Prior to the offering, there has been no public market for our common stock, and an active public market for our common stock may not develop or be sustained after the offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters, the selling stockholders and us. This initial public offering price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following the offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of a trading market in our common stock or how liquid that market might become. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control and some of which may not be related to our actual operating performance.

              In addition, in the past, following periods of volatility in the overall market and the market price of a particular company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources from our business.

If there are substantial sales of our common stock or issuances of our common stock by us, our stock price could decline.

              The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

              Upon completion of the offering,                        shares of our common stock will be outstanding. All of the shares of common stock expected to be sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The resale of the remaining                        shares, or        % of our outstanding shares after the offering, is currently prohibited or otherwise restricted as a result of securities law provisions, market stand-off agreements entered into by our stockholders with us or lock-up agreements entered into by our stockholders with the underwriters; however, subject to applicable securities law restrictions and certain extensions, these shares will be able to be sold in the public market beginning 180 days after the date of this prospectus. In addition, the shares subject to outstanding options, of which                        are exercisable as of January 31, 2010, and the shares reserved for future issuance under our stock option and equity incentive plans will become available for sale immediately upon the exercise of such options and the expiration of any applicable market stand-off or lock-up agreements. For more information see "Shares Eligible for Future Sale."

              In addition, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, employee arrangement or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause the value of our common stock to decline.

We currently do not intend to pay dividends on our common stock.

              We currently do not plan to declare dividends on shares of our common stock. Further, our payment of dividends is restricted by our credit agreement. See "Dividend Policy" for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit.

Provisions of our charter documents and Delaware corporation law might deter acquisition bids for us that you might consider favorable.

              Certain provisions of our certificate of incorporation and bylaws that will be in effect upon completion of the offering may make it more difficult for a third party to acquire control of us or effect a change in our board of directors and management. These provisions include: a lack of cumulative voting in the election of directors; our board's ability to authorize the issuance of undesignated preferred stock without stockholder approval, which may include rights superior to the rights of the holders of common stock; elimination of stockholder action by written consent; and advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders.

              In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with a stockholder owning 15% or more of our outstanding voting stock for a period of three years following the date on which the stockholder became an "interested" stockholder. In order for us to consummate a business combination with an "interested" stockholder, either (1) the business combination or the transaction that resulted in the stockholder becoming "interested" must be approved by our board of directors prior to the date the stockholder became "interested" or (2) the business combination must be approved by our board of directors and authorized by at least two-thirds of our stockholders (excluding the "interested" stockholder). This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

If securities or industry analysts do not publish research or reports about our business, or if they publish unfavorable research about our business or our stock, our stock price and trading volume could decline.

              The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities analysts. If no securities or industry analysts commence coverage of us, the trading price for our stock may be negatively affected. If securities or industry analysts do begin coverage of us, and if one or more of the analysts who cover us downgrades our stock or publishes unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

We will be subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act of 2002, as a result of becoming a public company and our management has limited experience managing a public company. Failure to comply with these requirements could harm our business.

              We have never operated as a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, and we may not successfully or efficiently manage our transition into a public company. We expect rules and regulations such as the Sarbanes-Oxley Act of 2002 to increase our legal and finance compliance costs and to make some activities more time-consuming. Furthermore, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management report on, and our independent registered public accounting firm attest to, the effectiveness of our internal controls over financial reporting beginning with our annual report on Form 10-K for the year ending April 30, 2012. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, we could be subject to sanctions or investigations by the exchange on which we will list our shares, the Securities and Exchange Commission, or SEC, or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our stock. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent registered public accounting firm.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              Some of the statements contained in this prospectus constitute forward-looking statements, including in the sections captioned "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products and the entry into new markets. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology.

              The forward-looking statements contained in this prospectus reflect our views as of the date of this prospectus about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These factors include, among others:

  •
  volatility in commodity prices (particularly steel) and our quarterly revenue and operating results;

  •
  lack of an obligation on the part of our customers to purchase products from us;

  •
  dependence on the overall level of infrastructure spending;

  •
  lack of redundancies in our manufacturing facilities;

  •
  reduced demand for our products as a result of changes in technology;

  •
  dependence on a small number of customers for a significant percentage of our revenue;

  •
  the loss of one or more members of our executive management team on whom we depend;

  •
  a highly competitive marketplace;

  •
  difficulties associated with penetrating new markets;

  •
  the uncertain effect of legislative and regulatory developments;

  •
  our substantial debt obligations; and

  •
  risks associated with integrating acquisitions.

              All of the forward-looking statements we have included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

              We estimate that we will receive net proceeds from the sale of our common stock in the offering of approximately $             million, based upon an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $            per share would increase or decrease the net proceeds to us from the offering by approximately $             million, assuming the number of shares offered by us, as indicated on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

              We intend to use the net proceeds to us from the offering to repay indebtedness outstanding under our credit agreement, the weighted average interest rate of which was 3.48% as of January 31, 2010 and which matures on December 31, 2011.

              We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

DIVIDEND POLICY

              We currently do not anticipate paying any cash dividends after the offering. Instead, we anticipate that all of our earnings on our common stock will be used to provide working capital to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and other factors as our board of directors may deem relevant. The ability of our board of directors to declare any cash dividends is subject to limits imposed by the terms of our credit agreement, which currently prohibits us from paying dividends on our common stock.

 CAPITALIZATION

              The following table sets forth our cash and cash equivalents and capitalization as of January 31, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect:

  •
  the sale of            shares of our common stock in the offering at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus), and

  •
  the application of the estimated net proceeds from the offering as described under "Use of Proceeds."

              You should read this table together with the sections entitled "Use of Proceeds," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of January 31, 2010
	Actual	As Adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$262	$

Debt:
Current maturities of long-term debt	$10,141	$
Long-term debt, less current maturities	109,016

Total debt	119,157
Stockholders' equity:
Common stock, $0.01 par value; 11,000,000 shares authorized, 2,540,842 issued and 2,516,391 outstanding actual; shares authorized, issued and outstanding as adjusted(2)	25
Preferred stock, $0.01 per value; no shares authorized, issued or outstanding actual; shares authorized and no shares issued or outstanding as adjusted	—		—
Additional paid-in capital	13,564
Retained earnings	11,196
Accumulated other comprehensive loss	(1,619)
Treasury stock	(434)

Total stockholders' equity	22,732

Total capitalization	$141,889	$

(1)
Assuming the number of shares sold by us in the offering remains the same as set forth on the cover page of this prospectus, a $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, our cash and cash equivalents, total debt, additional paid-in capital, total stockholders' equity and total capitalization by approximately $             million.

(2)
Outstanding common stock does not include (a)             shares of our common stock issuable upon the exercise of stock options outstanding as of January 31, 2010 with a weighted average exercise price of $            per share; or (b)             shares of our common stock reserved for future issuance under our equity incentive plan.

 DILUTION

              If you invest in our common stock in the offering, you will experience immediate and substantial dilution in the pro forma net tangible book value of your shares of our common stock. The pro forma net tangible book value of our common stock as of January 31, 2010 was $             million, or approximately $            per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the pro forma number of shares of common stock outstanding on January 31, 2010.

              Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering and the pro forma net tangible book value per share of our common stock immediately after the completion of the offering. After giving effect to the sale of shares of our common stock in the offering at an assumed public offering price of $            (the midpoint of the estimated price range shown on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of January 31, 2010 would have been approximately $             million, or approximately $            per share. This represents an immediate increase in pro forma net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors purchasing shares of our common stock in the offering at the assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$

Pro forma net tangible book value as of January 31, 2010	$
Increase per share attributable to new investors in the offering

Pro forma as adjusted net tangible book value per share after the offering

Dilution per share to new investors		$

              If the underwriters exercise their overallotment in full, pro forma net tangible book value per share after the offering will be $            , and dilution in pro forma net tangible book value per share to new stockholders will be $            . A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) our pro forma net tangible book value by $             million, the pro forma net tangible book value per share after the offering by $            per share and the dilution in pro forma net tangible book value to new investors in the offering by $            per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

              The following table presents, on a pro forma basis, as of January 31, 2010, the differences between the number of shares of common stock purchased from us, the total consideration paid or exchanged and the average price per share paid by existing stockholders and by new investors purchasing shares of our common stock in the offering before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The table assumes an initial public offering price of $            per share, as specified above.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100.0%		$	100.0%

              A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) total consideration paid by new stockholders by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

              The number of shares outstanding in the table above is based on the number of shares outstanding as of January 31, 2010. The discussion and tables above do not include the following shares:

  •
  shares of our common stock issuable upon the exercise of stock options outstanding as of January 31, 2010 with a weighted average exercise price of $            per share; and

  •
  shares of our common stock reserved for future issuance under our equity incentive plan.

              To the extent any such shares of common stock are issued, new investors may experience further dilution. If the underwriters exercise their overallotment option in full, the following will occur: (1) the number of shares held by existing stockholders will represent approximately        % of the total number of shares outstanding after the offering; and (2) the number of shares held by new investors will be increased to            , or approximately        % of the total number of shares of common stock outstanding after the offering.

SELECTED CONSOLIDATED FINANCIAL DATA

              The selected consolidated statement of operations data for the period from May 1, 2006 to May 9, 2006, the period from May 10, 2006 to April 30, 2007 and each of the years ended April 30, 2008 and 2009, and the consolidated balance sheet data as of April 30, 2008 and 2009, are derived from, and qualified by reference to, our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated statement of operations data for each of the years ended April 30, 2005 and 2006, and the consolidated balance sheet data as of April 30, 2005, 2006 and 2007, are derived from our audited consolidated financial statements and related notes not included in this prospectus. The interim condensed consolidated statement of operations data for the nine months ended January 31, 2009 and 2010, and interim condensed consolidated balance sheet data as of January 31, 2010, are derived from, and qualified by reference to, our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of these statements in all material respects. You should read all of this information in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period and the results for any interim period are not necessarily indicative of the results to be expected for the full year.

	Predecessor(1)						Successor
	Year Ended April 30,									Nine Months Ended January 31,
								Year Ended April 30,
					May 1, 2006- May 9, 2006		May 10, 2006- April 30, 2007
(in thousands, except share and per share data)	2005		2006					2008	2009	2009	2010
Consolidated Statement of Operations Data:
Net sales	$93,477		$119,372		$5,225		$159,603	$222,178	$302,063	$236,737	$192,504
Cost of sales	69,546		92,700		3,962		122,833	173,718	237,006	187,503	150,109

Gross profit	23,931		26,672		1,263		36,770	48,460	65,057	49,234	42,395
General and administrative expenses	10,665		13,754		1,713		21,049	31,243	41,308	30,692	30,872
Gain (loss) on sale of property and equipment	(8)		(13)		—		—	3	(5,521)	(5,446)	25
Operating income (loss)	13,258		12,905		(450)		15,721	17,220	18,228	13,096	11,548
Interest income (expense), net	46		269		—		(4,895)	(12,353)	(10,670)	(7,826)	(7,412)
Other income (expense)	208		31		—		5	15	26	(29)	16

	254		300		—		(4,890)	(12,338)	(10,644)	(7,855)	(7,396)

Income (loss) before income taxes	13,512		13,205		(450)		10,831	4,882	7,584	5,241	4,152
Income tax expense	88		185		1		4,015	1,165	2,718	1,921	1,450

Net income (loss)	$13,424		$13,020		$(451)		$6,816	$3,717	$4,866	$3,320	$2,702

Earnings per share
Basic	N/A	(2)	N/A	(2)	N/A	(2)	$4.39	$1.69	$1.93	$1.31	$1.07
Diluted	N/A	(2)	N/A	(2)	N/A	(2)	4.04	1.59	1.83	1.25	1.02
Weighted average number of shares outstanding
Basic	N/A	(2)	N/A	(2)	N/A	(2)	1,551,966	2,196,017	2,524,826	2,525,036	2,522,162
Diluted	N/A	(2)	N/A	(2)	N/A	(2)	1,686,700	2,331,427	2,664,640	2,665,130	2,659,899

	Predecessor			Successor
	As of April 30,			As of April 30,
			As of May 9, 2006				As of January 31, 2010
(in thousands)	2005	2006		2007	2008	2009
Consolidated Balance Sheet Data:
Cash and cash equivalents	$452	$2,618	$272	$2,618	$1,712	$661	$262
Working capital	12,537	17,120	16,234	8,435	39,888	37,900	38,788
Total assets	26,655	33,652	33,288	85,518	215,556	170,690	163,740
Long-term debt, less current maturities	397	30	—	31,840	158,009	116,334	109,016
Total liabilities	10,827	12,644	13,228	64,973	200,343	152,008	141,008
Stockholders' equity	15,828	21,008	20,060	20,545	15,213	18,682	22,732

(1)
The Predecessor was an S-corporation and, as such, income tax expense was passed through to the individual stockholders. In connection with our acquisition by Sabre Communications Holdings, Inc. on May 10, 2006, we became a C-corporation.

(2)
The financial information presented for the Predecessor is not comparable to the financial information for the Successor due to the recognition of the allocation of the fair value of the opening balance sheet following our acquisition by Sabre Communications Holdings, Inc., a Delaware corporation formed for the purpose of purchasing 100% of the outstanding common stock of Sabre Communications Corporation, on May 10, 2006. Earnings per share and weighted average number of shares outstanding for the years ended April 30, 2005 and 2006, and the nine-day period for the Predecessor have been omitted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with GAAP. Statements in this prospectus that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These statements may contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or other wording indicating future results or expectations. Forward-looking statements are subject to significant risks and uncertainties. Our actual results may differ materially from the results discussed in these forward-looking statements. Factors that could cause our actual results to differ materially include, but are not limited to, those discussed under "Risk Factors" and "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus. Our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected by any of these factors.

Overview

              We are a leading provider of a broad array of highly engineered products for the wireless communications and electric transmission and distribution infrastructure markets. These products, including towers, monopoles, transmission structures, wood pole equivalents, shelters and ancillary components, are critical to the development, expansion and maintenance of both wireless communications networks and electric T&D systems. In the last 18 years, we have grown from a regional provider of towers for the wireless communications market into a national provider of a diversified suite of products for both the wireless communications and electric T&D infrastructure markets.

              Our wireless communications infrastructure segment supplies a broad suite of wireless communications infrastructure products, including guyed and self-supporting towers, monopoles, shelters for wireless communications equipment and ancillary components, as well as complementary services, including engineering, equipment integration, construction, third-party logistics and turnkey project management, all of which enable us to serve as a one-stop shop for our wireless communications infrastructure customers. We serve a diverse base of blue-chip customers, including leading wireless service providers such as AT&T, Sprint, T-Mobile and Verizon, large-scale tower management companies such as American Tower Corporation, Crown Castle International Corp. and SBA Communications Corporation, and federal, state and local governments.

              Our electric T&D infrastructure segment supplies a broad line of electric transmission and distribution poles and structures, including transmission structures, wood pole equivalents and substation structures. Since the construction of our purpose-built, state-of-the-art manufacturing and galvanizing facility in Alvarado, Texas in 2007 and 2008, we have become a leading provider of electric T&D structures in the United States. We serve key electric utilities and regional transmission organizations such as Duke Energy Corporation, Georgia Transmission Corporation, PacifiCorp and Salt River Project. We believe that our Alvarado, Texas facility gives us a cost advantage over many of our competitors that do not have manufacturing and galvanizing operations located in the same facility.

Factors and Trends Affecting Our Results of Operations

Capital Expenditure Budgets of our Customers

              The capital expenditure budgets of large wireless communications and electric T&D companies are a key factor in determining our net sales and profitability. These companies reduced their capital expenditures during the recent economic downturn, which correspondingly had an adverse impact on our net sales and profitability in the nine months ended January 31, 2010. Increased wireless data usage, wireless device penetration and rising demand for higher quality of service have spurred the development of 3G and 4G wireless networks, which are expected to increase network infrastructure requirements. We believe that electric T&D companies may increase expenditures in the future because reduced expenditures over the past several years have resulted in a backlog of pending infrastructure projects.

Segment Results

              In the year ended April 30, 2009, approximately 77% and 23% of our net sales were derived from our wireless communications infrastructure and electric T&D infrastructure segments, respectively, compared to 88% and 12%, respectively, in 2005. We believe that electric T&D infrastructure revenue will account for a greater portion of our net sales in the future. Historically, gross margins in our electric T&D infrastructure segment have exceeded those of our wireless communications infrastructure segment.

Cost of Raw Materials

              Raw materials, primarily steel, comprise the primary component of our cost of goods sold. Steel prices significantly affect our net sales and profitability. Steel constituted 70.8% of our materials cost for fiscal 2009. Rising steel prices tend to increase our net sales, while falling steel prices tend to reduce our net sales. We generally pass along changes in the price of steel and other raw materials to our customers. Our pricing to our customers includes the underlying cost of steel plus a markup for engineering, fabrication, overhead and profit. Although our gross margin markup has been relatively stable, our gross profit will vary as a function of the underlying cost of steel. As global demand for steel has dropped in the nine months ended January 31, 2010, the price of steel and our net sales have dropped significantly. During the nine months ended January 31, 2010, the average price of steel according to American Metal Markets was $0.30 per pound, a decline of $0.23 per pound, or 43.4%, from the average price of $0.53 per pound for the nine months ended January 31, 2009. Our net sales declined from $236.7 million for the nine months ended January 31, 2009 to $192.5 million for the nine months ended January 31, 2010.

Project-Based Sales

              In any period, our electric T&D infrastructure net sales and profitability often depend upon the completion of large projects. Due to the timing of these large projects, our net sales and profitability can fluctuate and be difficult to predict from period to period. Whether a project is shipped on the last day of one period or the first day of the following period can affect the trend reflected in our period-to-period results. A substantial portion of our net sales is derived from project-based work that is awarded through a competitive bid process. It is generally difficult to predict the timing and geographic distribution of the projects that we will be awarded. The selection of, timing of or failure to obtain projects, delays in awards of projects, the re-bidding or termination of projects due to budget overruns, cancellations of projects or delays in completion of contracts could result in the under-utilization of our manufacturing capacity and reduce our cash flows.

Customer Concentration

              Our customers generally are large companies and a relatively small number of companies account for a large portion of our net sales. Our top ten customers accounted for 54.0% of our net sales for the nine months ended January 31, 2010. Our net sales could significantly decline if we lose one or more of our significant customers or if they significantly reduce their use of our products or services. In addition, net sales under our contracts with significant customers may vary from period to period depending on the timing and volume of products and services that such customers order in a given period due to their own spending plans and budgetary considerations or as a result of industry consolidation and competition.

International Sales

              Our international sales have increased from $9.9 million for the period May 10, 2006 through April 30, 2007 to $13.6 million for the year ended April 30, 2009, representing a compound annual growth rate of 17.2%. However, as a result of greater increases in our total net sales, international sales have decreased as a percentage of our total net sales to 1.9% for the nine months ended January 31, 2010 from 6.2% for the period from May 10, 2006 to April 30, 2007. We plan to broaden our presence internationally, particularly in geographic regions that are still building infrastructure for wireless communications networks and lack local infrastructure suppliers that are able to serve their needs.

Manufacturing Capacity

              Our ability to generate net sales depends on our manufacturing capacity. The opening of our Alvarado facility in fiscal 2008 enabled us to handle larger projects and has been a major factor in our growth since then. While we expect to continue investing in manufacturing facilities, which may include the construction of new facilities, there can be no assurance that we will have sufficient manufacturing capacity to enable us to take advantage of future market opportunities, especially during periods of growing demand for our products.

CellXion Acquisition

              On September 12, 2007, we acquired CellXion, LLC in a transaction accounted for using the purchase method of accounting. The acquisition of CellXion, LLC has enabled us to expand our wireless communications infrastructure segment to include the shelters critical to the protection of valuable wireless communications equipment. The total purchase price of $87.5 million included CellXion membership interests valued at $81.0 million and acquisition-related expenses of $6.5 million. In March 2010, we reached a settlement with the prior owners of CellXion on the amount of the contingent portion of the purchase price, which was $1.9 million. This additional purchase price was recorded in March 2010 as an increase to goodwill. We may make acquisitions in the future to expand our product lines.

General and Administrative Expenses

              We expect an increase in our general and administrative expenses related to the costs of operating as a public company, which will be offset in part by savings resulting from termination of our annual management fee to Corinthian Capital Group, LLC, which was $0.7 million, $0.8 million and $0.6 million for the years ended April 30, 2008 and 2009, and the nine months ended January 31, 2010, respectively.

Seasonality and Cyclicality

              Although our net sales are primarily driven by spending patterns in our customers' industries, our net sales and results of operations can be subject to seasonal variations. These variations are influenced by weather, hours of daylight, customer spending patterns, bidding seasons and holidays, and can have a significant impact on our gross margins. Our profitability may decrease during the winter months and during severe weather conditions because work performed during these periods may be restricted. Additionally, our net sales will fluctuate based on the timing and volume of large projects, particularly in our electric T&D infrastructure segment. Working capital needs are also influenced by the seasonality of our business. Accordingly, significant disruptions in our ability to recognize revenue due to these seasonal variations and timing or reductions of large projects could have a material adverse effect on our financial condition, results of operations and cash flows.

Results of Operations

              The table below sets forth certain items in our consolidated statements of operations for the periods indicated:

	Predecessor	Successor
			Year Ended April 30,				Nine Months Ended January 31,
(in thousands)	May 1, 2006- May 9, 2006	May 10, 2006- April 30, 2007	2008	% Change 2007-2008	2009	% Change 2008-2009	2009	2010	% Change 2009-2010
Net sales	$5,225	$159,603	$222,178	39.2%	$302,063	36.0%	$236,737	$192,504	(18.7)%
Gross profit	1,263	36,770	48,460	31.8%	65,057	34.2%	49,234	42,395	(13.9)%
as a percent of sales	24.2%	23.0%	21.8%		21.5%		20.8%	22.0%
General and administrative expenses	1,713	21,049	31,243	48.4%	41,308	32.2%	30,692	30,872	0.6%
as a percent of sales	32.8%	13.2%	14.1%		13.7%		13.0%	16.0%
Gain (loss) on sale of property and equipment	0	0	3	*	(5,521)	*	(5,446)	25	*
Operating income (loss)	(450)	15,721	17,220	9.5%	18,228	5.9%	13,096	11,548	(11.8)%
as a percent of sales	(8.6)%	9.9%	7.8%		6.0%		5.5%	6.0%
Net income (loss)	(451)	6,816	3,717	(45.5)%	4,866	30.9%	3,320	2,702	(18.6)%
as a percent of sales	(8.6)%	4.3%	1.7%		1.6%		1.4%	1.4%

* Not meaningful.

Nine Months Ended January 31, 2010 Compared to Nine Months Ended January 31, 2009

    Net sales

              Total net sales decreased by $44.2 million, or 18.7%, from $236.7 million during the nine months ended January 31, 2009 to $192.5 million during the nine months ended January 31, 2010. The majority of this decrease was related to decreases in sales of wireless communications infrastructure products in the amount of $45.3 million. The domestic wireless communications infrastructure market was affected by a decline in order volume by certain customers due to weaker economic conditions. In addition to a decline in volume, steel prices have remained significantly lower than in the nine months ended January 31, 2009, contributing to lower sales prices in the nine months ended January 31, 2010. There also were decreases in the international wireless communications infrastructure market due to the global economic downturn and tightening of the credit markets, which have caused customers to reduce project sizes or postpone projects until funding becomes available. These reductions in net sales were partially offset by net increases in electric T&D pole sales of $7.2 million, driven by volume related to large transmission projects in late fiscal 2009 and early fiscal 2010 despite lower steel prices. In addition, an increase of $2.0 million of net sales in the nine months ended January 31, 2010 was attributable to sales of galvanizing services to external third-party customers. Our electric T&D infrastructure customers, which are mainly utility companies, are continuing their investment in electric T&D upgrades to improve the reliability and capacity of the electric power grid in the United States.

    Gross profit

              Gross profit decreased by $6.8 million, or 13.9%, from $49.2 million for the nine months ended January 31, 2009 to $42.4 million for the nine months ended January 31, 2010. The majority of this decrease is directly related to lower wireless communications infrastructure product sales volume levels both domestically and internationally due to prevailing economic conditions, which was partially offset by increased gross profit from electric T&D infrastructure sales. Additionally, increased production costs on one large multi-phase electric transmission project lowered gross profit by $0.8 million in the nine months ended January 31, 2010. Also, we recorded a provision for obsolete wireless communications tower parts inventory in the amount of $0.5 million in the nine months ended January 31, 2010. Despite the 18.7% decrease in net sales, gross profit as a percentage of sales increased from 20.8% for the nine months ended January 31, 2009 to 22.0% for the nine months ended January 31, 2010. Increases in efficiency and cost-containment efforts, including reduced labor hours, offset the impact of decreased sales volume and steel prices. Furthermore, gross margins improved for the nine months ended January 31, 2010 due to improved throughput and our use of our in-house galvanizer in Alvarado, Texas for a full nine months of operations, as well as material cost savings related to lower steel prices on larger fixed-price projects.

    General and administrative expenses

              General and administrative expenses increased by $0.2 million, or 0.6%, from $30.7 million for the nine months ended January 31, 2009 to $30.9 million for the nine months ended January 31, 2010. The increase relates primarily to salary and benefits expenses for our electric T&D infrastructure segment as a result of increased sales volume and production. These increases were offset by cost-containment efforts in our wireless communications infrastructure segment.

    Gain (loss) on sale of property and equipment

              There were no significant gains or losses from the sale of property and equipment in the nine months ended January 31, 2010 compared to a net loss on sale of property and equipment of $5.4 million for the nine months ended January 31, 2009. The loss on sale of property and equipment for the nine months ended January 31, 2009 resulted from our sale of land, buildings and improvements located at our Bossier City, Louisiana and Alvarado, Texas facilities, and concurrent lease of the properties back under an operating lease with payments of $0.6 million per quarter through August 2028. As a result of the sale, we received net proceeds of $25.2 million. In a separate transaction, we received proceeds of $0.8 million for the sale of mineral rights at the Bossier City property. We used the proceeds from these transactions to reduce outstanding indebtedness. We recorded a net loss of $5.6 million on these transactions because the net book value of the assets sold exceeded the proceeds.

    Income tax expense

              We recorded a provision for income taxes of $1.5 million during the nine months ended January 31, 2010, with an effective tax rate of 34.9%, compared to a provision of $1.9 million during the nine months ended January 31, 2009, with an effective tax rate of 36.7%. The decrease in the income tax expense is primarily attributable to a decrease in taxable income of $1.1 million. Additionally, in accordance with accounting for uncertain tax position guidance in ASC 740-10, we recognized an increase in the liability for unrecognized tax benefits of $0.1 million for the nine months ended January 31, 2009.

Year Ended April 30, 2009 Compared to the Year Ended April 30, 2008

    Net sales

              Total net sales increased by $79.9 million, or 36.0%, from $222.2 million during the year ended April 30, 2008 to $302.1 million during the year ended April 30, 2009. The increase in net sales was partially attributable to a full year of operating results of CellXion, which was acquired on September 12, 2007 and contributed an additional $35.5 million of net sales in fiscal 2009. Additionally, wireless communications tower and monopole sales increased by $11.6 million, due to increased sales prices to cover higher steel costs, as well as strong demand from net sales in international markets, which contributed $4.0 million of the increase. In addition to the increases in our wireless communications infrastructure segment, we also experienced a strong sales increase in electric transmission poles in the amount of $20.7 million. This increase was due to increased selling prices due to steel pricing along with higher unit volume. The sales unit volume increase was due to improved demand in our electric T&D infrastructure segment. Electric T&D infrastructure sales unit volume increased by 18.9% in fiscal 2009 as compared with 2008. Our costs for steel escalated throughout 2009, resulting in higher costs and pricing to our customers for the items we manufactured.

    Gross profit

              Gross profit increased by $16.6 million, or 34.2%, from $48.5 million for the year ended April 30, 2008 to $65.1 million for the year ended April 30, 2009. Increases in gross profit were partially attributable to a full year of operating results from the additional business attributable to the CellXion acquisition in fiscal 2008, which contributed an additional $5.3 million of gross profit, as well as increased electric T&D infrastructure sales volume, which added $6.5 million to fiscal 2009 gross profit. The gross margin (gross profit as a percent of sales) in the 2009 fiscal year was comparable to 2008. Despite rapidly rising steel prices, we were generally able to pass on these cost increases to our customers through higher selling prices to maintain gross margins. Improved gross margin in our electric T&D infrastructure segment in 2009 offset moderately weaker gross margin in our wireless communications infrastructure segment. The increases in gross margin in our electric T&D infrastructure segment were a result of sales price increases that outpaced higher steel costs, combined with additional sales volumes linked to strong electric transmission pole demand. Decreases in our wireless communications infrastructure segment gross profit as a percentage of sales were attributable to several factors, including higher steel costs in early fiscal 2009 that were not fully absorbed through price increases and higher wireless site construction job costs associated with increased subcontractor labor.

    General and administrative expenses

              General and administrative expenses increased by $10.1 million, or 32.2%, from $31.2 million for the year ended April 30, 2008 to $41.3 million for the year ended April 30, 2009. The increase in general and administrative expenses is primarily attributable to the full-year effect of the CellXion acquisition contributing an additional $6.9 million, of which $1.5 million related to additional amortization of intangible assets. In addition, there were increased costs related to higher incentive compensation in the amount of $1.2 million due to improved operating results in fiscal 2009 compared to fiscal 2008; an $0.9 million increase in accounting and legal fees mainly related to acquisition arbitration costs and other corporate expenses associated with expanding our business; an $0.8 million increase in bad debt expense related to a customer bankruptcy filing; and opening our in-house galvanizing facility in Alvarado, Texas in the amount of $0.5 million.

    Gain (loss) on sale of property and equipment

              Net loss on sale of property and equipment was $5.5 million for the year ended April 30, 2009 compared to no significant gain or loss on sale of property and equipment for the year ended April 30, 2008. The loss on sale of property and equipment for the year ended April 30, 2009 resulted from the sale of land, buildings and improvements located at our Bossier City, Louisiana and Alvarado, Texas facilities, and concurrent lease of the properties back under an operating lease with payments of $0.6 million per quarter through August 2028. As a result of the sale, we received net proceeds of $25.2 million. In a separate transaction, we received proceeds of $0.8 million for the sale of mineral rights at the Bossier City property. We used the proceeds from these transactions to reduce outstanding indebtedness. We recorded a net loss of $5.6 million on these transactions because the net book value of the assets sold exceeded the proceeds.

    Income tax expense

              We recorded a provision for income taxes of $2.7 million during the year ended April 30, 2009, with an effective tax rate of 35.8%, compared to a provision of $1.2 million during the year ended April 30, 2008, with an effective tax rate of 23.9%. The increase in the income tax expense and effective tax rate are primarily attributable to increased taxable income in the amount of $2.7 million. The increase in the effective tax rate was also affected by a reduction of tax credits of $0.3 million and a reduction in the domestic production deduction.

Year Ended April 30, 2008 Compared to the Period May 10, 2006 to April 30, 2007

              The financial information presented for the Predecessor is not comparable to the financial information presented for the Successor due to the recognition of the allocation of the fair value of the opening balance sheet following our acquisition by Sabre Communications Holdings, Inc., a Delaware corporation formed for the purpose of purchasing 100% of the outstanding common stock of Sabre Communications Corporation, on May 10, 2006. Detailed analysis with respect to the activity for the Predecessor for the period from May 1, 2006 through May 9, 2006 is omitted as the activity was not material.

    Net sales

              Total net sales increased by $62.6 million, or 39.2%, from $159.6 million during the period May 10, 2006 to April 30, 2007 to $222.2 million during the year ended April 30, 2008. The increase in net sales is attributable to our acquisition of CellXion, which was completed on September 12, 2007. As a result of the acquisition, we experienced increased sales volume in wireless communications equipment shelters and related freight of $51.2 million. Additionally, we experienced an increase in our electric transmission pole sales of $20.1 million primarily driven by volume increases generated in part by moving to a new production facility in Alvarado, Texas and improved sales demand. Electric T&D infrastructure sales unit volume increased by 38.3% in fiscal 2008 as compared with the period May 10, 2006 to April 30, 2007. These increases were partially offset by decreases in domestic sales volume of wireless communications towers and monopoles in the amount of $6.5 million as a result of decreased demand, as well as decreases in electric T&D wood pole equivalent sales in the amount of $5.4 million due to an increased focus on higher-margin, heavier structures in our electric T&D infrastructure segment.

    Gross profit

              Gross profit increased by $11.7 million, or 31.8%, from $36.8 million for the period May 10, 2006 to April 30, 2007 to $48.5 million for the year ended April 30, 2008. This increase is primarily due to our acquisition of CellXion, which contributed increases of $10.2 million from wireless communications equipment shelters and $0.5 million for wireless turnkey construction operations to our wireless communications infrastructure segment. Gross profit as a percentage of sales decreased moderately from 23.0% for the period May 10, 2006 to April 30, 2007 to 21.8% for the year ended April 30, 2008. This decline resulted from our acquisition of CellXion, which had lower margins as a result of not yet being fully integrated into our business model. These decreases were partially offset by improved gross margins in other components of our wireless communications infrastructure segment.

    General and administrative expenses

              General and administrative expenses increased by $10.2 million, or 48.4%, from $21.0 million for the period May 10, 2006 to April 30, 2007 to $31.2 million for the year ended April 30, 2008. The increase in general and administrative expenses is mainly attributable to our acquisition of CellXion, which accounted for $7.3 million of the increase, including additional labor costs in the amount of

$2.0 million as a result of the acquisition. Other increases included higher amortization expense in the amount of $2.5 million primarily related to amortizable intangible assets acquired in the CellXion acquisition as well as a $0.5 million increase related to consulting fees in conjunction with expanding government sector penetration and due diligence related to potential acquisitions.

    Interest expense, net

              Interest expense, net, increased by $7.5 million, or 152.4%, from $4.9 million for the period May 10, 2006 to April 30, 2007 to $12.4 million for the year ended April 30, 2008. The increase reflects higher average debt outstanding during 2008 when compared to the period May 10, 2006 to April 30, 2007, primarily relating to long-term financing and funding for the acquisition of CellXion. Interest income included in interest expense, net was $0.2 million in 2008 and $0.3 million in the period May 10, 2006 to April 30, 2007. Interest expense was $12.6 million for 2008 and $5.2 million for the period May 10, 2006 to April 30, 2007.

    Income tax expense

              We recorded a provision for income taxes of $1.2 million during the year ended April 30, 2008, with an effective tax rate of 23.9%, compared to a provision of $4.0 million during the period May 10, 2006 to April 30, 2007, with an effective tax rate of 37.1%. The decrease in the income tax expense and effective tax rate are primarily attributable to a decrease in taxable income of $5.9 million as well an increase in tax credits of $0.2 million.

Segment Results

              The following table presents our results of operations by reportable segment for the periods indicated:

	Predecessor	Successor
			Year Ended April 30,				Nine Months Ended January 31,
(in thousands)	May 1, 2006- May 9, 2006	May 10, 2006- April 30, 2007	2008	% Change 2007-2008	2009	% Change 2008-2009	2009	2010	% Change 2009-2010
Net sales
Wireless communications infrastructure	$4,069	$126,456	$172,963	36.8%	$231,098	33.6%	$189,448	$134,843	(28.8)%
Electric T&D infrastructure	1,156	33,147	49,215	48.5%	70,965	44.2%	47,289	57,661	21.9%

	$5,225	$159,603	$222,178	39.2%	$302,063	36.0%	$236,737	$192,504	(18.7)%

Gross profit
Wireless communications infrastructure	$970	$28,653	$36,945	28.9%	$46,891	26.9%	$38,468	$28,955	(24.7)%
Electric T&D infrastructure	293	8,117	11,515	41.9%	18,166	57.8%	10,766	13,440	24.8%

	$1,263	$36,770	$48,460	31.8%	$65,057	34.2%	$49,234	$42,395	(13.9)%

General and administrative
Wireless communications infrastructure	$1,338	$15,595	$23,304	49.4%	$30,532	31.0%	$23,539	$21,346	(9.3)%
Electric T&D infrastructure	375	5,454	7,939	45.6%	10,776	35.7%	7,153	9,526	33.2%

	$1,713	$21,049	$31,243	48.4%	$41,308	32.2%	$30,692	$30,872	0.6%

Adjusted EBITDA
Wireless communications infrastructure	$(353)	$15,544	$19,474	25.3%	$23,038	18.3%	$19,975	$11,792	(41.0)%
Electric T&D infrastructure	(76)	4,184	5,554	32.7%	10,730	93.2%	5,961	6,983	17.1%

	$(429)	$19,728	$25,028	26.9%	$33,768	34.9%	$25,936	$18,775	(27.6)%

              The following table provides a reconciliation of adjusted EBITDA to net income (loss) for each of our reportable segments (see note (2) to our Summary Consolidated Financial Data for an explanation of our calculation and the use of adjusted EBITDA).

Wireless Communications Infrastructure

	Predecessor	Successor
					Nine Months Ended January 31,
			Year Ended April 30,
	May 1, 2006– May 9, 2006	May 10, 2006– April 30, 2007
(in thousands)			2008	2009	2009	2010
Net income (loss)	$(369)	$5,786	$3,193	$3,678	$4,061	$1,373
Income tax expense	1	3,408	1,001	2,054	2,350	737
Interest expense, net	—	3,868	9,482	8,454	6,367	5,540
Depreciation and amortization	15	2,482	5,829	6,654	5,074	4,167

EBITDA	(353)	15,544	19,505	20,840	17,852	11,817
(Gain) loss on sale of property and equipment	—	—	(31)	2,198	2,123	(25)

Adjusted EBITDA	$(353)	$15,544	$19,474	$23,038	$19,975	$11,792

Electric T&D Infrastructure

	Predecessor	Successor
					Nine Months Ended January 31,
			Year Ended April 30,
	May 1, 2006– May 9, 2006	May 10, 2006– April 30, 2007
(in thousands)			2008	2009	2009	2010
Net income (loss)	$(82)	$1,030	$524	$1,188	$(741)	$1,329
Income tax expense (benefit)	—	607	164	664	(429)	713
Interest expense, net	—	1,027	2,871	2,216	1,459	1,872
Depreciation and amortization	6	1,520	1,967	3,339	2,349	3,069

EBITDA	(76)	4,184	5,526	7,407	2,638	6,983
(Gain) loss on sale of property and equipment	—	—	28	3,323	3,323	—

Adjusted EBITDA	$(76)	$4,184	$5,554	$10,730	$5,961	$6,983

              We have two reportable segments: wireless communications infrastructure and electric T&D infrastructure. We evaluate our business segments primarily on the basis of adjusted EBITDA. The segment discussion that follows provides supplemental information regarding the significant factors contributing to the changes in results for each of our business segments.

Wireless Communications Infrastructure

    Nine Months Ended January 31, 2010 Compared to Nine Months Ended January 31, 2009

              Wireless communications infrastructure segment net sales for the nine months ended January 31, 2010 were $134.8 million, down $54.6 million, or 28.8%, from the period ended January 31, 2009. The majority of this reduction was related to decreased sales of wireless communications towers and monopoles of $28.3 million and decreased sales of shelters of $17.0 million. The domestic wireless communications infrastructure market was affected by a decline in order volume by significant customers as a result of an overall weaker economy. In addition to a decline in units, steel prices were significantly lower than in the nine months ended January 31, 2009. There also were decreases in the international wireless communications infrastructure market as customers reduced project sizes or postponed projects during the global recession. The decreases were due to the continued economic downturn within the wireless carrier industry, as demand from customers was weaker.

              Segment gross profit decreased by $9.5 million, or 24.7%, from $38.5 million for the period ended January 31, 2009 to $29.0 million for the period ended January 31, 2010. The majority of this decrease is directly related to lower wireless communications tower, monopole and shelter sales volume levels, both domestically and internationally. We also recorded a provision for obsolete wireless communications tower parts in the amount of $0.5 million in the nine months ended January 31, 2010. Despite the 28.8% decrease in net sales for the segment, gross profit as a percentage of sales increased from 20.3% for the nine months ended January 31, 2009 to 21.5% for the nine months ended January 31, 2010. Increases in efficiency and stringent cost-containment efforts including reduced direct labor hours offset the impact of decreased sales volume.

              Segment general and administrative expenses decreased by $2.2 million, or 9.3%, from $23.5 million for the period ended January 31, 2009 to $21.3 million for the period ended January 31, 2010. The majority of this change is attributable to cost-containment efforts in our wireless communications segment as well as reduced commission expense in conjunction with lower sales volumes, partially offset by startup costs associated with new distribution centers for our wireless communications components.

              Wireless communications infrastructure segment adjusted EBITDA decreased by $8.2 million, or 41.0%, from $20.0 million for the period ended January 31, 2009 to $11.8 million for the period ended January 31, 2010. This decrease was a result of significant decreases in sales volume due to general economic conditions offset by cost-containment actions.

    Year Ended April 30, 2009 Compared to the Year Ended April 30, 2008

              Wireless communications infrastructure segment net sales were $231.1 million, up $58.1 million, or 33.6%, from the year ended April 30, 2008. The increase in segment net sales was partially attributable to a full year of operating results at CellXion, which was acquired on September 12, 2007 and contributed an additional $35.5 million of net sales in fiscal 2009. Additionally, wireless communications tower and monopole sales increased by $11.6 million, driven by higher steel prices. Volumes internationally increased in fiscal 2009 as a result of strong demand in Latin America.

              Segment gross profit increased by $9.9 million, or 26.9%, from $36.9 million for the year ended April 30, 2008 to $46.9 million for the year ended April 30, 2009. Increases in gross profit were partially attributable to a full year of operating results at CellXion, which contributed an additional $5.3 million of gross profit. Along with a 33.6% increase in our fiscal 2009 wireless communications infrastructure segment net sales, segment gross profit as a percentage of sales decreased from 21.4% for the year ended April 30, 2008 to 20.3% for the year ended April 30, 2009 as a result of several factors, including higher steel costs in early fiscal 2009 that were not passed through in price increases to our customers and higher wireless site construction job costs associated with increased subcontractor labor.

              Segment general and administrative expenses increased by $7.2 million, or 31.0%, from $23.3 million for the year ended April 30, 2008 to $30.5 million for the year ended April 30, 2009. The increase in general and administrative expenses is primarily attributable to the full year effect of the CellXion acquisition contributing an additional $6.9 million, of which $1.5 million related to additional amortization of intangible assets, as well as higher incentive compensation due to increased sales in 2009 compared to 2008.

              Wireless communications infrastructure segment adjusted EBITDA increased by $3.6 million, or 18.3%, from $19.5 million for the year ended April 30, 2008 to $23.0 million for the year ended April 30, 2009. The increase was primarily due to the sales volume increases in the tower and monopole product lines.

    Year Ended April 30, 2008 Compared to the Period May 10, 2006 to April 30, 2007

              Wireless communications infrastructure segment net sales for the year ended April 30, 2008 were $173.0 million, up $46.5 million, or 36.8%, from the period May 10, 2006 to April 30, 2007. The increase in segment net sales is attributable to the CellXion acquisition, which was completed on September 12, 2007. As a result of the acquisition, we experienced increased sales volume in shelters and related freight of $51.2 million. These increases were partially offset by decreases in domestic sales volume of wireless communications infrastructure towers and monopoles in the amount of $6.5 million. The decreases were a result of weaker customer demand, reduced steel prices and lower construction sales in the amount of $1.0 million.

              Segment gross profit increased by $8.3 million, or 28.9%, from $28.7 million for the period May 10, 2006 to April 30, 2007 to $36.9 million for the year ended April 30, 2008. This increase is primarily due to our acquisition of CellXion which contributed increases of $10.2 million and $0.5 million of gross profit from the shelter and turnkey construction operations, respectively, offset by a decrease in gross profit related to wireless communications towers and monopoles mainly attributable to lower sales volumes. Segment gross profit as a percentage of sales decreased from 22.7% for the period May 10, 2006 to April 30, 2007 to 21.4% for the year ended April 30, 2008. This decline resulted from our acquisition of CellXion, which had lower margins as a result of not yet being fully integrated into our business model. We also experienced decreases in average sales prices in the wireless communications infrastructure segment as a result of higher discounts in order to drive volume.

              Segment general and administrative expenses increased by $7.7 million, or 49.4%, from $15.6 million for the period May 10, 2006 to April 30, 2007 to $23.3 million for the year ended April 30, 2008. The increase in general and administrative expenses is mainly attributable to our acquisition of CellXion, which accounted for $7.3 million of the increase, including additional labor costs in the amount of $2.0 million as a result of the acquisition. Higher amortization expense in the amount of $2.5 million related to intangible assets acquired in the CellXion acquisition also contributed to this change.

              Wireless communications infrastructure segment adjusted EBITDA increased by $3.9 million, or 25.3%, from $15.5 million for the period May 10, 2006 to April 30, 2007 to $19.5 million for the year ended April 30, 2008. Wireless communications infrastructure segment adjusted EBITDA in fiscal 2008 included a net increase of $7.6 million related to the CellXion acquisition, which was partially offset by lower sales of wireless communications towers and monopoles. The lower sales and production volumes were driven by decreased demand.

Electric T&D Infrastructure

    Nine Months Ended January 31, 2010 Compared to Nine Months Ended January 31, 2009

              Electric T&D infrastructure segment net sales were $57.7 million for the nine months ended January 31, 2010, up $10.4 million, or 21.9%, from the period ended January 31, 2009. This increase was mainly due to continued market expansion and increased sales efforts resulting in sales volume increases. Also included in the nine months ended January 31, 2010 was revenue from a large 500kV utility transmission project awarded to us in the amount of $18.2 million. Our customers, which are mainly utility companies, are continuing their investment in electric T&D upgrades to improve the reliability and capacity of the electric power grid in the United States.

              Segment gross profit increased by $2.7 million, or 24.8%, from $10.8 million for the period ended January 31, 2009 to $13.4 million for the period ended January 31, 2010. This increase is primarily due to increased electric T&D sales volumes, mainly attributable to increased demand for electric T&D structures. Segment gross profit as a percentage of sales increased from 22.8% during the period ended January 31, 2009 to 23.3% during the period ended January 31, 2010. The increase in gross margin in the electric T&D segment was a result of improved pole plant throughput and utilization of our in-house galvanizer in Alvarado, Texas, as well as lower raw material costs for certain fixed price contracts with higher sales prices.

              Segment general and administrative expenses increased by $2.4 million, or 33.2%, from $7.2 million for the period ended January 31, 2009 to $9.5 million for the period ended January 31, 2010. The increase in general and administrative expenses is primarily attributable to increased costs related to a full year of operations at our galvanizing facility in Alvarado, Texas, as well as increased salary and benefits expenses related to our electric T&D infrastructure segment as a result of increased sales volume and production.

              Electric T&D infrastructure segment adjusted EBITDA increased by $1.0 million, or 17.1%, from $6.0 million for the period ended January 31, 2009 to $7.0 million for the period ended January 31, 2010. The increase in adjusted EBITDA related to increased electric T&D sales volumes, which were mainly attributable to increased demand for electric T&D structures.

    Year Ended April 30, 2009 Compared to the Year Ended April 30, 2008

              Electric T&D infrastructure segment net sales were $71.0 million for the year ended April 30, 2009, up $21.8 million, or 44.2%, from the year ended April 30, 2008. The sales increase in our electric T&D infrastructure segment for the fiscal year ended April 30, 2009 as compared with 2008 was due to higher steel costs and unit sales. Unit sales of electric transmission and distribution pole structures to utility customers in 2009, the first full year of manufacturing operations at our Alvarado, Texas facility, were 18.9% higher compared to 2008. The increase in demand for electric T&D structures was the result of continued investment by utility companies to improve the electrical T&D infrastructure in the United States.

              Segment gross profit increased by $6.7 million, or 57.8%, from $11.5 million for the year ended April 30, 2008 to $18.2 million for the year ended April 30, 2009. This increase was primarily due to increased electric T&D sales volumes, mainly attributable to increased demand for electric T&D structures. Segment gross profit as a percentage of sales increased from 23.4% in fiscal 2008 to 25.6% in fiscal 2009. The improvement in gross profit margin (gross profit as a percent of sales) in fiscal 2009 from 2008 was mainly due to improved factory performance associated with higher volumes and higher average sales prices combined with moderating raw material costs.

              Segment general and administrative expenses increased by $2.8 million, or 35.7%, from $7.9 million for the year ended April 30, 2008 to $10.8 million for the year ended April 30, 2009. The increase in general and administrative expenses is primarily attributable to increased costs related to opening our galvanizing facility in Alvarado, Texas in the amount of $0.5 million and increased headcount to support the sales volume increase.

              Electric T&D infrastructure segment adjusted EBITDA increased by $5.2 million, or 93.2%, from $5.6 million for the year ended April 30, 2008 to $10.7 million for the year ended April 30, 2009. The improved adjusted EBITDA in fiscal 2009 as compared with 2008 related to the increased sales levels and improved average selling prices. The increase in demand for electric T&D structures was the result of continued investment by utility companies to improve the electric T&D infrastructure in the United States.

    Year Ended April 30, 2008 Compared to the Period May 10, 2006 to April 30, 2007

              Electric T&D infrastructure segment net sales were $49.2 million for the year ended April 30, 2008, up $16.1 million, or 48.5%, from the period May 10, 2006 to April 30, 2007. The increase in segment net sales is primarily attributable to an increase in our electric transmission pole sales of $20.1 million primarily driven by volume increases generated in part by moving to a new production facility in Alvarado, Texas and improved sales demand. This increase was partially offset by decreases in electric wood pole equivalent sales in the amount of $5.4 million due to an increased focus on higher-margin, heavier structures in our electric T&D infrastructure segment.

              Segment gross profit increased by $3.4 million, or 41.9%, from $8.1 million for the period May 10, 2006 to April 30, 2007 to $11.5 million for the year ended April 30, 2008. This increase is primarily due to increased electric T&D sales volumes, mainly attributable to increased demand for utility structures. With the 48.5% increase in our fiscal 2008 electric T&D infrastructure segment net sales, segment gross profit as a percentage of sales decreased from 24.5% for the period May 10, 2006 to April 30, 2007 to 23.4% for the year ended April 30, 2008. The decline resulted from the opening of our production facility in Alvarado, Texas, which started full operations in December 2007 and enabled us to bring all electric T&D infrastructure manufacturing operations in-house. However, production efficiencies in the new facility were not fully achieved until several months later, resulting in a slight decrease in gross margins.

              Segment general and administrative expenses increased by $2.5 million, or 45.6%, from $5.5 million for the period May 10, 2006 to April 30, 2007 to $7.9 million for the year ended April 30, 2008. The increase in general and administrative expenses is mainly attributable to $0.7 million of additional corporate expenses associated with expanding our business, an increase in direct labor expenses of $0.6 million due to higher sales volumes and an increase of $0.3 million related to indirect overhead support.

              Electric T&D infrastructure segment adjusted EBITDA increased by $1.4 million, or 32.7%, from $4.2 million for the period May 10, 2006 to April 30, 2007 to $5.6 million for the year ended April 30, 2008. The improved adjusted EBITDA in fiscal 2008 as compared with the period May 10, 2006 to April 30, 2007 related to the increased sales levels and improved average selling prices. The increase in demand for electric T&D structures was the result of continued investment by utility companies to improve the electric T&D infrastructure in the United States. These increases were partially offset by increased salary, benefits and expenses related to higher sales activity and operating levels.

Market Risk

              We are exposed to market risk from changes in raw material prices and interest rates on borrowings. At times, we may enter into various derivative instruments to manage certain of these risks. We do not enter into derivative instruments for speculative or trading purposes.

Changes in Prices

              Certain key materials we use are commodities traded in worldwide markets and are subject to fluctuations in price. The most significant materials are steel, zinc, aluminum, cement and natural gas. Over the last several years, prices for these commodities have been volatile. The volatility in these prices was due to such factors as fluctuations in supply, government tariffs and the costs of steel-making inputs. We have also experienced volatility in natural gas prices in the past several years. Natural gas is a significant commodity used in our galvanizing operations to melt zinc used in the hot-dipped galvanizing process. Our main strategies in managing these risks are a combination of fixed-price purchase contracts with our vendors to reduce the volatility in our purchase prices and sales price increases where possible to pass along changes in the price of steel and other raw materials to our customers. During the period May 10, 2006 to April 30, 2007, the years ended April 30, 2008 and 2009, and the nine months ended January 31, 2010, we had no outstanding commodities futures contracts.

Interest Rate Risk

              We are exposed to the market risk associated with unfavorable downward movements in interest rates. On September 18, 2007, we entered into an interest rate collar for a notional amount of $123.0 million as required under our credit agreement with Commerzbank AG to cover at least 80.0%

of the original debt amount. The notional amount was reduced to $108.0 million on September 17, 2009 and the collar expires on September 17, 2010. The interest rate collar is utilized to manage interest rate exposures and is designated as a highly effective cash flow hedge. We receive a variable one-month LIBOR and pay a cap rate of 5.75% and a floor of 3.80%. For the nine months ending January 31, 2009 and 2010, we recognized interest charges of $1.5 million and $3.1 million, respectively.

              Our interest rate collar was recorded at its fair value liability of $4.8 million and $2.5 million as of April 30, 2009 and January 31, 2010, respectively. A loss of $1.6 million relating to the change in fair value of the interest rate collar is included in other comprehensive loss for the nine months ended January 31, 2010.

Liquidity and Capital Resources

              We anticipate that our cash and cash equivalents on hand, our borrowing availability under our credit agreement, our short term investments, if any, and our future cash flow from operations will provide sufficient cash to enable us to meet our future operating needs, debt service requirements and capital expenditures for the foreseeable future.

              As of January 31, 2010, we had cash and cash equivalents of $0.3 million, positive working capital of $38.8 million and long-term liabilities in the amount of $109.0 million, which consisted of the long-term portion of our term loan facility and capital lease obligations. We also had $5.6 million of letters of credit outstanding under our credit agreement. During the nine months ended January 31, 2010, operating activities resulted in net cash flow from operations of $12.6 million compared to $7.6 million for the nine months ended January 31, 2009. Cash flow from operations is primarily influenced by demand for our products, operating margins and changes in our product mix. We used net cash in investing activities of $4.2 million for the nine months ended January 31, 2010, including $4.3 million used for capital expenditures, offset by $0.1 million of proceeds from the sale of equipment. We used net cash in financing activities of $8.8 million for the nine months ended January 31, 2010 resulting primarily from the repayment of long-term debt.

              As of April 30, 2009, we had cash and cash equivalents of $0.7 million, positive working capital of $37.9 million and long-term liabilities in the amount of $116.3 million, which consisted of the long-term portion of our term loan facility and capital lease obligations. During the year ended April 30, 2009, operating activities resulted in net cash flow from operations of $13.9 million compared to $4.8 million for the year ended April 30, 2008. This increase in cash flow from operations was primarily influenced by a full year of operations from the CellXion acquisition on September 12, 2007 as well as by increased demand for our products, improved operating margins and changes in our product mix. Cash flows provided by investing activities were $19.2 million for the year ended April 30, 2009, including $6.9 million used for capital expenditures, offset by $26.2 million of proceeds, primarily from the sale-leaseback transaction relating to the properties in our Alvarado, Texas and Bossier City, Louisiana locations. We used net cash in financing activities of $34.2 million for the year ended April 30, 2009, resulting primarily from the repayment of long-term debt.

              We have two term loans with outstanding principal amounts as of January 31, 2010 of $59.8 million and $49.8 million, respectively, payable to Commerzbank AG (collectively, the "Commerzbank Facility"). Each of the term loans requires quarterly installments of varying amounts through December 31, 2011, with interest due monthly at a rate equal to LIBOR plus 3.25%. These term loans are secured by substantially all of our assets.

              The term loans require us to comply with certain financial covenants, including an interest rate coverage ratio, a leverage ratio, a capital expenditure limit and an excess cash flow recapture. The term loans also contain certain non-financial covenants regarding restrictions on acquisitions as well as limitations on certain equity issuances. Upon completion of the offering, a portion of this indebtedness will be repaid with the proceeds, and we anticipate that the remainder will be refinanced with a new credit facility that will be put in place upon completion of the offering.

              We also have a $25.0 million line of credit with Commerzbank AG with a balance of $10.5 million at January 31, 2010, which expires on December 31, 2011. Interest is due monthly at a rate equal to LIBOR plus 3.00%. The line of credit is secured by substantially all of our assets.

Summary of Critical Accounting Policies and Estimates

              The methods, estimates and judgments that we use in applying our critical accounting policies have a significant impact on the results that we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. We also have other policies that we consider key accounting policies. However, these policies typically do not require us to make estimates or judgments that are difficult or subjective.

              We have identified the accounting policies and estimates listed below as those that we believe require management's most subjective and complex judgments in estimating the effect of inherent uncertainties. This section should also be read in conjunction with note 2, "Summary of Significant Accounting Policies" in the notes to consolidated financial statements included in this prospectus, which includes a discussion of these and other significant accounting policies.

Inventories

              Inventories are stated at the lower of cost or market. Market value of inventory and management's judgment of the need for reserves encompass consideration of other business factors including physical condition, inventory holding period, contract terms and usefulness. Inventories are valued based on a weighted average cost method that approximates the first-in, first-out, or FIFO, basis.

Goodwill and Other Long-Lived Assets

              Our methodology for allocating the purchase price of acquisitions is based on established valuation techniques that reflect the consideration of a number of factors including third-party appraisals. Goodwill is measured as the excess of the cost of an acquired entity over the fair value assigned to identifiable assets acquired and liabilities assumed.

              We perform our annual goodwill impairment tests as of the beginning of the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. In conjunction with each test of goodwill, we determine the fair value of each reporting unit and compare the fair value to the reporting unit's carrying amount. A reporting unit is defined as an operating segment or one level below an operating segment.

              We use a two-step method for determining goodwill impairment. In the first step, we compare the estimated fair value of each reporting unit to its carrying value, including goodwill. If the carrying value of a reporting unit exceeds the estimated fair value, step two is completed to determine the amount of the impairment loss. Step two requires the allocation of the estimated fair value of the reporting unit to the assets, including any unrecognized intangible assets, and liabilities in a hypothetical purchase price allocation. Any remaining unallocated fair value represents the implied fair value of goodwill, which is compared to the corresponding carrying value of goodwill to compute the goodwill impairment amount.

              As part of our annual impairment analysis, we engage a third-party firm to assist us in our determination of the estimated fair value of each unit. This determination includes estimating the fair value using both the income and market approaches. The income approach requires management to estimate a number of factors for each reporting unit, including projected future operating results, economic projections, anticipated future cash flows, discount rates and the allocation of shared or corporate items. The market approach estimates fair value using comparable marketplace fair value data from within a comparable industry grouping. In most cases, we will assess both the income and market approaches to derive the concluded fair value of each reporting unit.

              The determination of the fair value of the reporting units and the allocation of that value to individual assets and liabilities within those reporting units requires us to make significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to: the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industries in which we compete; the discount rate; terminal growth rates; and forecasts of net sales, operating income, depreciation and amortization, restructuring charges and capital expenditures. The allocation requires several analyses to determine fair value of assets and liabilities, including, among others, trade names, customer relationships and property and equipment (valued at replacement cost). Although we believe our estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting units, the amount of the goodwill impairment charge, or both.

              We perform impairment tests of indefinite-lived intangible assets on an annual basis or more frequently in certain circumstances. Intangible assets having indefinite useful lives are not amortized into results of operations, but instead are reviewed at least annually for impairment. If the recorded value of the intangible assets having indefinite useful lives is determined to exceed their fair value, the asset is written down to fair value and a charge is taken against the results of operations in that period. We consider factors such as historic profitability and discounted future cash flows to determine whether the value of the assets are impaired.

              We evaluate the recoverability of other long-lived assets, including property and equipment and certain identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors considered important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, termination or renegotiation of a significant contract, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When we determine that the carrying amount of long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset's carrying amount over its fair value.

Stock-Based Compensation

              We measure compensation for stock-based awards based on the estimated fair values at the grant date for equity-classified awards and the recognition of the related compensation expense over the appropriate vesting period. Compensation expense is based, among other things, on: (i) the classification of an award as either an equity or a liability award; (ii) assumptions relating to fair value measurement such as the value of our stock and volatility, the expected term of the award and forfeiture rates; and (iii) whether performance criteria, if any, have been met. We use both internal and external data to assess compensation expense. Changes in these estimates based on factors such as market volatility or employee behavior, such as terminations or exercise of awards, could significantly impact stock-based compensation expense in the future.

Revenue Recognition

              Our products are manufactured according to stringent customer specifications and engineering design and are available for immediate delivery according to the schedule requested by the customer. Revenue is generally recognized when the product is shipped and risk of loss is transferred. At times, our customers experience delays due to weather, zoning approvals and similar circumstances, and request that we hold their inventory. In these situations, we recognize revenue for our products prior to the time it is shipped if each of the following bill and hold conditions are met:

  •
  the risks of ownership have passed to the customer;

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  the customer has a fixed commitment to purchase the goods;

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  the customer, not us, has requested that the shipment of the product be delayed and that the transaction be on a bill and hold basis;

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  there is a fixed schedule for delivery of the product;

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  we have not retained any specific performance obligations with respect to the product, such that the earnings process is not complete;

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  the ordered product has been segregated from our inventory and is not subject to being used to fill other orders;

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  the product is complete and ready for shipment; and

  •
  the customer agrees to pay for the goods under our standard credit terms.

Income Taxes

              We utilize the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities represent the future tax consequences of the difference between the financial statement carrying amounts of the assets and liabilities versus the tax basis of the assets and liabilities. Under this method, deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The impact of tax law changes on deferred tax assets and liabilities is recognized in the year that the change is enacted.

              Income tax provisions for interim periods are based on estimated annual income tax rates, adjusted to reflect the effects of any significant infrequent or unusual items that are required to be discretely recognized within the current interim period.

              We have indefinite long-lived intangible assets consisting of goodwill, which are not amortized for financial reporting purposes. However, the expense related to the amortization of these assets is tax-deductible, and therefore the assets are amortized for income tax purposes. As a result, deferred income tax expense and deferred income tax liabilities arise as a result of the tax-deductibility of these indefinite long-lived intangible assets. The resulting deferred tax liability, which is anticipated to continue to increase over time, has an indefinite life, resulting in what is referred to as a "naked tax credit." This deferred tax liability could remain on our balance sheet indefinitely unless there is an impairment of the related assets for financial reporting purposes, or the businesses to which the assets relate are to be disposed of. As tax goodwill that was created as a result of our acquisition completed during fiscal 2008 continues to be amortized through fiscal 2010, the naked credit for these deferred tax liabilities continues to increase thus increasing the tax provision.

              We evaluate the need for a valuation allowance on the net amount of deferred tax assets (excluding the deferred tax liability for the naked credit), based on the likelihood that the deferred tax asset will be realized. No valuation allowance has been established because, in the opinion of management, it is more likely than not that the deferred tax assets will be realized. In order of importance, the evidence that was considered in determining the need for a valuation allowance was taxable income in carryback years, historical evidence of taxable income and estimated future taxable income in early future years, future reversals of taxable temporary differences, and any tax planning strategies that may be implemented to prevent the potential loss of income tax benefits. We will continue to evaluate the need for a valuation allowance at each reporting period.

              Changes in, among other things, income tax legislation, statutory income tax rates or future taxable income levels could materially impact our valuation of income tax assets and liabilities and could cause our income tax provision to vary significantly among financial reporting periods.

              We recognize a tax position in our financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. This recognized tax position is then measured against the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement and a reserve representing the difference is established. Although management believes that our estimates are reasonable, the final outcome of uncertain tax positions may be materially different from that which is reflected in our historical financial statements. We adjust such reserves upon changes in circumstances that would cause a change to the estimate of the ultimate liability, upon effective settlement or upon the expiration of the statue of limitations, in the period in which such event occurs. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law which may be subject to change or varying interpretation. If our determinations and estimates prove to be inaccurate, the resulting adjustments could be material to our future financial results.

              In addition, we operate within multiple taxing jurisdictions and may be subject to audits in those jurisdictions. These audits can involve complex issues and may require an extended period of time for resolution. In management's opinion, adequate provisions for income taxes have been made.

Off-Balance Sheet Transactions

              We have entered into certain off-balance sheet arrangements in the ordinary course of business that result in risks not directly reflected in our balance sheets. Our significant off-balance sheet transactions include liabilities associated with non-cancelable operating leases for property and equipment, letter of credit obligations and surety guarantees entered into in the normal course of business. We have not engaged in any off-balance sheet financing arrangements through special purpose entities.

Leases

              On August 1, 2008, we sold land, buildings and improvements located at our Bossier City, Louisiana, and Alvarado, Texas facilities, and concurrently leased the properties back under an operating lease with payments of $0.6 million per quarter through August 2028. As a result of the sale, we received net proceeds of $25.2 million. We recorded a loss of $6.4 million on the sale because the net book value of the assets sold exceeded the proceeds. We have used the proceeds from this sale-leaseback transaction to reduce outstanding indebtedness.

Letters of Credit

              As of January 31, 2010, we had four standby letters of credit outstanding. The first letter of credit is for $5.0 million and secures our performance and payment bond obligations for our bonding company. This letter of credit expires December 1, 2010, and can be drawn on if we fail to perform our obligations under bonded contracts. The second letter of credit is for $0.4 million and secures our obligations under our workers' compensation insurance policy. This letter of credit expires November 2, 2010. The third letter of credit is for $0.2 million and secures our obligations to perform delivery of material under a contract with a customer. This letter of credit expires March 31, 2011. The fourth letter of credit is for $0.1 million and secures our obligation to perform delivery of material under a contract with a customer. This letter of credit expires November 22, 2011. No amounts have been drawn or are expected to be drawn under any of these letters of credit.

Surety Bonds

              Many of our customers, particularly in connection with new construction, require us to post bid, performance and payment bonds issued by a financial institution known as a surety. These bonds provide a guarantee to the customer that we will perform under the terms of a contract and that we will pay subcontractors and vendors. If we fail to perform under a contract or to pay subcontractors and vendors, the customer may demand that the surety make payments or provide services under the bond. We must reimburse the surety for any expenses or outlays it incurs. Under our continuing indemnity and security agreement with the surety, we have posted a $5.0 million letter of credit in favor of the surety and the maximum amount of bonds that we can post is $40.0 million as of January 31, 2010. To date, we have not been required to make any reimbursements to the surety for bond-related costs. We believe that it is unlikely that we will have to fund significant claims under our surety arrangements in the foreseeable future.

Capital Expenditures

              Over the last few years, we have spent a significant amount of capital on property and equipment. We believe that our investment in property and equipment will reduce our costs and improve our margins over the long term, although we cannot assure you that it will. We will continue to rely on leases for non-specialized equipment, such as lift trucks.

              We incurred capital expenditures of $4.3 million in the nine months ended January 31, 2010, including $1.5 million expected to be recovered from the lessor in the first quarter of fiscal 2011, compared to capital expenditures of $5.1 million in the nine months ended January 31, 2009. We incurred capital expenditures of $7.4 million, $23.1 million and $6.9 million in each of the years ended April 30, 2007, 2008 and 2009, respectively. The increase in capital expenditures in 2008 related to the construction of our manufacturing and galvanizing operations at our Alvarado, Texas facility. We expect capital expenditures of $3.5 million in 2011, primarily for equipment. Our credit agreement currently limits capital expenditures to $3.0 million in 2010 and $3.5 million in 2011 plus, in each case, carryover of unused amounts from the prior year. In addition to these annual limits, the incremental capital expenditures for the expansion of the Alvarado, Texas facility were approved by the lender. We intend to fund our capital expenditures primarily from operating cash flow and, depending on working capital and other requirements, our revolving line of credit, capital leases and, in some cases, vendor financing.

Contractual Obligations

              As of January 31, 2010, our future contractual obligations are as follows:

(in thousands)	Total	Remainder of 2010	2011	2012	2013	2014	Thereafter	Other
Long-term debt obligations	$122,042	$3,875	$7,750	$110,417	$—	$—	$—	$—
Operating lease obligations	50,275	860	3,118	2,902	2,778	2,563	38,054	—
Income tax contingencies	326	—	—	—	—	—	—	326

Total	$172,643	$4,735	$10,868	$113,319	$2,778	$2,563	$38,054	$326

INDUSTRY

              We are a leading provider of a broad array of highly engineered products for the wireless communications and electric T&D infrastructure markets. We believe that underlying trends in these markets create a compelling opportunity for us.

Wireless Communications Infrastructure

              An estimated $13.7 billion of capital expenditures was spent on wireless communications equipment in 2009. The wireless telecommunications industry consists of carriers that provide telephone, Internet, data and other services to customers through the transmission of signals over networks of cell radio towers. The signals are transmitted through antennas directly to customers, who use wireless devices, such as cell phones and mobile computers, to receive, interpret and send information. A significant component of this market consists of companies that provide cellular phone service, which have grown rapidly over the past decade. Another component consists of providers that deliver mobile Internet and data services to individuals with Internet-enabled cellular phones, hand-held wireless devices and computers. According to TIA, between 2002 and 2009, the estimated number of wireless subscribers in the United States increased from 134.6 million to 276.0 million.

              After years of industry consolidation, the top four WSPs are now AT&T, Sprint, T-Mobile and Verizon. Customers demand broader coverage areas, fewer dropped calls and advanced networks to support voice and data services for increasingly popular wireless devices, such as smart phones and netbooks. In recent years, wireless telecommunications carriers have invested heavily in the deployment of new technologies and the expansion of their networks to allow faster data transmission and better Internet access, in an effort to make them more competitive with wired Internet carriers. TIA projects that wireless communications equipment spending will total an estimated $18.2 billion in 2013, up from $13.7 billion in 2009, a 7.4% compound annual growth rate.

              Wireless networks operate on a grid that divides a geographic area into smaller cell sites, each of which can cover from a few city blocks to up to 250 square miles. Within each cell site, there is a base station consisting of an antenna and other radio equipment. The wireless antenna in each cell site links callers to the local telephone network, the Internet or another wireless network.

              In densely populated areas, space constraints require footprints for cell sites to be smaller, resulting in an increased number of monopoles, alternative structures and the installation of additional antennas on existing structures, many of which will require modifications. In areas with fewer space constraints, such as suburban and rural markets, guyed and self-supporting towers can be deployed. However, even in those markets, particularly where aesthetics are a key consideration, customers may prefer monopoles and stealth or camouflage structures. Depending on the location, we estimate that up to 30% of new cell sites will require the construction of a new tower or monopole, and nearly all cell sites will require enclosures for network equipment. We supply a broad suite of wireless communications infrastructure products, including guyed and self-supporting towers, monopoles, shelters and ancillary components, as well as complementary services, including engineering, equipment integration, construction, third-party logistics and turnkey project management.

              In many cases, wireless carriers lease antenna space on multi-tenant cell sites from tower management companies such as American Tower Corporation, Crown Castle International Corp. and SBA Communications Corporation. Tower management companies either own these cell sites or operate them pursuant to long-term lease arrangements. Tower management companies also provide site acquisition, zoning and permitting services. We provide towers, monopoles, shelters and related products and services to both wireless carriers and tower management companies.

              In high-density areas, tower management companies are under increasing pressure from municipalities to co-locate antennae on existing structures before building towers on new sites.

Co-location creates demand for structural modifications and additional enclosures per cell site as network equipment is housed individually at the base of the structure. We believe that incremental tenants strain existing infrastructure and have created a market for tower and monopole structural modification, reinforcement and replacement.

              According to TIA, approximately 40,000 new cell sites will be added each year through 2013. This growth is driven primarily by: (i) increasing wireless device penetration; (ii) increasing data usage; (iii) consumer demand for higher quality of service; and (iv) the continued build-out of advanced networks, including 3G and 4G wireless networks.

Increasing Wireless Device Penetration

              The United States remains an underdeveloped wireless market as wireless penetration (defined as the number of wireless subscriptions as a percentage of the total population) lags that of other developed countries. As wireless carriers continue to expand their subscriber base through broadened product and service offerings, U.S. wireless penetration is projected to increase. Industry analysts expect U.S. wireless penetration to exceed 95% in the near future. Penetration levels tend to exceed 100% as current users purchase additional wireless devices, wireless broadband cards and cellular voice services. Since wireless device capability now extends significantly beyond voice service, consumers are increasingly likely to upgrade to the next generation of wireless data devices, including smart phones, tablets, readers, mediapads, netbooks, smartbooks, digital cameras and other devices.

              U.S. smart phone sales increased from 1.8 million units in 2003 to 30.7 million units in 2009, representing a compound annual growth rate of 60.4%. Despite this rapid growth, as of the end of 2009, smart phones only represented approximately 17% of total wireless subscribers, leaving considerable room for additional growth. Smart phone sales are expected to be 55.6 million units per year by 2013, representing a projected compound annual growth rate of 16.0% from 2009. Data-rich services such as music downloads, video streaming, GPS-enabled applications and additional content downloads constantly interact with the network and increase the need for more capacity. In order to meet bandwidth demands and provide high-quality data services across their networks, industry experts expect that carriers will need to add cell sites to boost capacity, which we believe will continue to drive an increasing demand for towers, monopoles, shelters and other products and services that we provide.

              Cell phones continue to replace traditional wireline communications services as the primary communication device for end users in the United States, with 20.2% of U.S. households abandoning their landline phones for cell phones as of 2008, an increase from just 7.8% in 2005. This trend has led to a steady increase in wireless minutes of use as customers utilize cell phones for a greater portion of their daily communication.

              Increased wireless penetration, the demand for data-rich services and rising frequency of use each increase throughput and add pressure to network capacity, which has led wireless carriers to continue to expand investment in network infrastructure. According to TIA, between 2001 and 2009, the number of cell sites in the United States increased from 127,540 to 276,000, a 10.1% compound annual growth rate. As more users utilize a network simultaneously, we believe wireless carriers will continue to expand investment in network infrastructure, including the addition of towers, monopoles, shelters and other products and services that we provide.

Increasing Data Usage

              Wireless data is one of the largest growth drivers for wireless carriers. Spending for wireless data services increased from $6.9 billion in 2005 to $43.0 billion in 2009, a 58.0% compound annual growth rate. TIA expects spending on wireless data services to grow at a compound annual growth rate of 21.3% from 2010 through 2013. The first wireless communications networks were primarily built for voice and short messaging services. The throughput of those networks was not designed to provide the bandwidth required for 3G and 4G wireless data devices and their high-bandwidth, data-intensive applications, such as enhanced video and picture sharing, fast web browsing, streaming video and large file downloading. These new wireless data devices and the demand for high-bandwidth, data-intensive applications and services have already created a significant strain on network capacity. In order to increase network capacity, we believe carriers will add cell sites and towers, which we expect will require considerable capital expenditures for wireless infrastructure.

Consumer Demand for Higher Quality of Service

              Continued growth of the wireless communications infrastructure industry is driven in part by consumer demand for quality of service, which is primarily a function of coverage and capacity. Coverage represents the geographic area covered by a wireless network. Wireless network coverage is determined by the strength of the signal, which, in many cases, must penetrate obstacles, such as buildings. As such, higher-density areas require additional infrastructure to provide equivalent coverage. The number of signals passed through a network increases with (i) greater penetration and subscriber growth, (ii) increased session duration and (iii) greater frequency of use. To achieve higher throughput, carriers must continually expand network capacity. Capacity is determined by the amount of spectrum that can be shared by simultaneous users of the network. Increasing demand for high-bandwidth data services strains existing network capacity.

              To meet consumer demand for improved quality of service and to enable wireless carriers to distinguish themselves from one another, we believe carriers will continue to invest in wireless network infrastructure. Wireless networks require consistent and significant capital expenditures to expand wireless network coverage areas and enhance the capacity of existing infrastructure, which we expect will result in increased demand for our products.

Continued Build-out of Advanced Networks

              Increased wireless data usage and wireless device penetration and rising demand for higher quality of service have spurred the development of 3G and 4G wireless networks, which are expected to increase network infrastructure requirements. According to TIA, between 2001 and 2009, the number of cell sites in the United States increased from 127,540 to 276,000 and is expected to continue to grow at a compound annual growth rate of 12.2% from 2009 to 2013, reaching 438,000 cell sites. In recent years, the major carriers have deployed 3G networks, primarily in major cities, to support these demands. As carriers continue to deploy 3G networks in additional markets, carriers are also focused on adding another layer of wireless infrastructure to support the development of 4G wireless networks, such as Long Term Evolution, or LTE, and Worldwide Interoperability for Microwave Access, or WiMax. However, WiMax's data-centric nature makes it poorly suited to replace mobile voice networks, and therefore existing wireless networks continue to be necessary and will also require increased coverage and capacity. Both LTE and WiMax represent new wireless technologies and will require new cell sites and infrastructure build-out nationwide. As a result, we believe the demand for towers, monopoles, shelters and other products that we provide will increase.

Electric T&D Infrastructure

              The electric transmission and distribution industry is comprised of investor-owned utilities, municipal utilities, cooperatives, federally-owned utilities, independent power producers and independent transmission companies that engage in some or all of three distinct functions: electric generation, transmission and distribution. The electric T&D infrastructure, sometimes referred to as the grid, is the network of towers, transmission lines, substations, poles, distribution lines and other equipment that connects and delivers power from generators to residential, commercial and industrial end users. The U.S. electric power grid includes approximately 283,000 miles of transmission lines, over two million miles of distribution lines and approximately 70,000 high voltage substations, serving

300 million customers. Electric transmission refers to power lines, substations and related equipment through which electricity is transmitted over long distances at high voltages (over 69 kilovolts) that connect the high-voltage transmission infrastructure to local distribution networks. The number of electric transmission poles per mile can range from four (highest voltages) to 25 (lowest voltages) per mile. Electric distribution refers to the local municipal, cooperative or utility distribution network, including associated substations, that provides electricity to end users over shorter distances.

              The existing electric T&D infrastructure has been continually expanded over the last century and requires ongoing maintenance as well as upgrades and extensions to support electricity demand, manage power line congestion, avoid delivery failures and connect new generation sources to end users. During this development, electric transmission towers, poles and other structures have shifted from predominantly wooden structures to stronger, longer-life steel structures that can be built higher, carry more lines and support higher voltage. We manufacture steel towers, poles and substation structures for end customers.

              We believe transmission mileage will grow to meet demand and reduce congestion. According to the North American Electric Reliability Corporation, or NERC, 2008 Long-Term Reliability Assessment, NERC projects that the total number of transmission miles in the United States will increase by 9.5% from 2007 to 2017.

Increasing Demand for Reliable Power Delivery

              Growth in the electric T&D infrastructure industry is driven by the fundamental growth in electric power demand. Between 1980 and 2006, total electricity use in the United States increased by approximately 80%, and EIA projects continued consistent growth in demand for electricity in each of the commercial, residential and industrial sectors for the foreseeable future. EIA forecasts that total electricity use in the United States will increase by approximately 25% from 2008 to 2035, driven by population growth, economic expansion, increasing dependence on computing power throughout the economy and the proliferation of electrical devices in the home. For example, servers and data centers have become one of the largest users of electricity in the United States. Power consumption by servers and data centers doubled between 2000 and 2006, and U.S. energy consumption by servers and data centers could nearly double again by 2011 according to estimates by the U.S. Environmental Protection Agency. We believe that this increase in electricity demand will require considerable investment in electric T&D infrastructure to improve the efficiency of existing systems and expand the overall electric power grid.

              According to the Edison Foundation, the U.S. electric utility industry will require a total infrastructure investment of $1.5 trillion to $2.0 trillion by 2030. As part of this investment, the Edison Foundation projects total investment in T&D infrastructure of $879.3 billion over that period.

Aging and Unreliable Electric Power Infrastructure

              The U.S. electric infrastructure system is aging, inefficient, congested and incapable of meeting future U.S. energy needs without operational changes and substantial capital investment over the next several decades, according to the U.S. Department of Energy, or DOE. 70% of transmission lines and transformers are 25 years or older and 60% of circuit breakers are more than 30 years old, according to DOE.

              Investment in electric transmission infrastructure declined from 1980 to 1999, during which time electricity consumption increased by approximately 58%, resulting in increased grid congestion and power outages. These outages can be severe and highly disruptive, such as the rolling blackouts in California during 2001 and the August 2003 blackout that disrupted electricity service for 50 million customers in the United States and Canada. It has been estimated that power disturbances cost the economy from $25.0 billion to $180.0 billion annually.

              According to EEI, members of EEI are expected to spend $11.1 billion annually on transmission projects in 2010, up from $5.7 billion in 2004. According to NERC, additional investment in the electric T&D infrastructure will help ensure the reliability of the electric T&D system and reduce transmission congestion. We believe that spending levels for electric T&D infrastructure will continue to increase as utilities work to address infrastructure maintenance requirements.

Increased Focus on Wind and Other Renewable Power Sources

              We believe that the increased focus on renewable energy also should promote growth in electric T&D investment as transmission infrastructure must be developed to reliably integrate renewable energy sources like wind, solar, geothermal, hydrogen and biomass with the broader electric power grid. Since most sources of renewable power are located far from urban demand centers, substantial infrastructure investments are expected to be required to transport electricity to the grid. We believe that, since renewable generation sources are generally smaller than traditional fossil fuel plants, a greater number of units will need to be built to meet the same generation capacity, requiring additional connections to the grid. Global spending on renewable energy projects is projected to increase from $55.0 billion in 2006 to $325.1 billion by 2018, according to an industry source. From 2002 through 2009, according to an American Wind Energy Association, or AWEA, report, wind energy generation capacity grew from 4,563 MW to 35,086 MW at a compound annual growth rate of 33.8%.

              Currently, 29 states and the District of Columbia have adopted mandatory Renewable Portfolio Standards programs that require a certain percentage of electric power to come from renewable sources programs, with targets ranging from 5% to 40% for target dates between 2013 and 2025. Six other states have enacted non-binding RPS-like goals.

              On June 26, 2009, the U.S. House of Representatives approved H.R. 2454—the American Clean Energy and Security Act of 2009. This comprehensive clean energy and climate change legislation is intended to cut greenhouse gas emissions, create new clean energy jobs and enhance U.S. energy independence. In addition to a "cap-and-trade" program, the bill also sets forth a federal combined efficiency and renewable electricity standard known as CERES. Under CERES, utilities would be required to submit federal renewable electricity credits or document electricity savings that, in total, are equal to 6% of their electricity sales by 2012, a requirement that would increase to 20% by 2020. The prospects for and timing of enactment of the bill into law are uncertain.

              Texas, which, according to AWEA, is the state that has installed the greatest amount of wind energy capacity, has implemented a program that will significantly expand the state's wind power generation. In 2005, Texas created Competitive Renewable Energy Zones, or CREZ, which are defined geographic areas in the state suitable for the development of renewable energy resources, principally wind power. According to the Electric Reliability Council of Texas, a private industry group subject to oversight by the Public Utility Commission of Texas and the Texas legislature, the CREZ initiative will expedite construction of $5.0 billion in transmission lines to move 18,000 MW of renewable generation to the more populous portions of Texas. As part of the Texas program, a group of companies certified to build electric transmission facilities in Texas announced in September 2008 that they would jointly file a detailed proposal with the Public Utility Commission of Texas for the construction of electric transmission infrastructure. Their proposal outlines the construction or upgrading of 2,400 miles of 345-kV transmission lines at a cost of $4.9 billion.

Other Legislative Developments

              The U.S. government has directed significant efforts towards the modernization and improvement of the U.S. electric grid. These legislative developments continue to promote growth in electric T&D infrastructure investment by encouraging electricity providers to expand capacity and relieve grid congestion.

              The Energy Act outlined the establishment of mandatory electric grid reliability standards and created incentives to increase electric T&D infrastructure investments. The Energy Act was established under the jurisdiction of the FERC, which is responsible for enforcing reliability standards for the bulk power system. The Energy Act promotes new investment in transmission infrastructure through (i) tax credits and other financial incentives and (ii) the easing or elimination of state and local siting processes that can slow the construction of new transmission networks through the creation of National Interest Electric Transmission Corridors. According to NERC, necessary transmission facilities will require the construction of more than double the average number of transmission miles constructed over any five-year period since 1990.

              ARRA increased focus on the deliverability and reliability of electricity transmission, dedicating substantial funds to energy-related spending and tax credits, $4.5 billion of which has been allocated to improve electricity delivery and energy reliability.

BUSINESS

Our Company

              We are a leading provider of highly engineered products for the wireless communications and electric T&D infrastructure markets. These products, including towers, monopoles, transmission structures, wood pole equivalents, shelters and ancillary components, are critical to the development, expansion and maintenance of both wireless communications networks and electric T&D systems. Wireless communications infrastructure products enable carriers to meet growing consumer demands for increased network coverage and capacity and electric T&D infrastructure products are critical components for the upgrade and expansion of the aging electric T&D grid in the United States. In the last 18 years, we have grown from a regional provider of towers for the wireless communications market into a national provider of a diversified suite of products for both the wireless communications and electric T&D infrastructure markets. From fiscal 2005 to fiscal 2009, our revenue has increased from $93.5 million to $302.1 million and our adjusted EBITDA has increased from $14.2 million to $33.8 million. The chart below illustrates our revenue by segment in fiscal 2005 and fiscal 2009:

FY2005—$93.5 Million in Revenue	FY2009—$302.1 Million in Revenue

              We have grown both organically and through acquisitions. Our growth has resulted from: (i) our development of our proprietary end-to-end engineering, design and quoting system for wireless towers, which we believe gives us a significant cost and quality advantage over many of our competitors; (ii) our successful entry into the electric T&D infrastructure market, aided by the hiring of industry experts and seasoned professionals and the construction of our purpose-built, state-of-the-art manufacturing and galvanizing facility in Alvarado, Texas; and (iii) our acquisition of CellXion, LLC in 2007, which has enabled us to expand our wireless communications infrastructure segment to include the shelters critical to the protection of valuable wireless communications equipment. These primary growth drivers have enabled us to achieve year-over-year revenue growth in 14 of the last 16 years.

              Our wireless communications infrastructure segment supplies a broad suite of wireless communications infrastructure products, including guyed and self-supporting towers, monopoles, shelters for wireless communications equipment and ancillary components, as well as complementary services, including engineering, equipment integration, construction, third-party logistics and turnkey project management, all of which enable us to serve as a one-stop shop for our wireless communications infrastructure customers. Our products and services enable wireless network providers to meet the growing demands for higher-quality services and increased coverage and capacity created by increasing data usage and wireless device penetration and the advent of 3G and 4G wireless technology. We serve a diverse base of blue-chip customers, including leading wireless service providers such as AT&T, Sprint, T-Mobile and Verizon, large-scale tower management companies such as American Tower Corporation, Crown Castle International Corp. and SBA Communications Corporation, and federal, state and local governments. Our wireless communications infrastructure segment revenue and adjusted EBITDA for the fiscal year ended April 30, 2009 were $231.1 million and $23.0 million, respectively.

              Our electric T&D infrastructure segment supplies a broad line of electric transmission and distribution poles and structures, including transmission structures, wood pole equivalents and substation structures. These products are essential for the maintenance, upgrade and expansion of the aging U.S. electric T&D grid and enable our customers to meet increasing demands for reliable power delivery. Since the construction of our purpose-built, state-of-the-art manufacturing and galvanizing facility in Alvarado, Texas in 2007 and 2008, we have become a leading provider of electric T&D structures in the United States. We serve key electric utilities and regional transmission organizations such as Duke Energy Corporation, Georgia Transmission Corporation, PacifiCorp and Salt River Project. We believe that our Alvarado, Texas facility gives us a cost advantage over many of our competitors that do not have manufacturing and galvanizing operations located in the same facility. Our electric T&D infrastructure segment revenue and adjusted EBITDA for the fiscal year ended April 30, 2009 were $71.0 million and $10.7 million, respectively.

              We were founded in 1977 as Sabre Communications Corporation, with an initial focus on providing high-frequency antennas and support structures throughout the Midwest region of the United States. In the 1980s, we shifted our focus towards the design and fabrication of towers and support structures for the communications industry. Through the 1990s, we experienced considerable growth as we built strong relationships with leading communications companies and broadened our market presence across the entire United States. We diversified our communication structures offerings in 1999 when we began to offer wireless monopoles. In 2001, we made the strategic decision to further diversify our business by entering the electric T&D infrastructure market. In 2007 we acquired CellXion, which has enabled us to expand our wireless communications infrastructure segment to include the shelters critical to the protection of valuable wireless communications equipment.

Our Competitive Strengths

              Strong and Growing Share in Attractive Markets.    We are a leading provider of towers, monopoles and shelters for the U.S. wireless communications infrastructure industry and are a leading provider of electric T&D structures in the United States. Capital expenditures on wireless telecommunications equipment are projected to be $13.1 billion in 2010. Total industry expenditures on transmission investment by EEI members for 2010 are estimated to be $11.1 billion. As a result of our established market leadership, we believe we are well positioned to continue to increase our share of these markets.

              Leading Engineering and Design Capabilities.    We believe we have superior design and engineering capabilities that provide us with a significant competitive advantage. In particular, our internally developed, proprietary end-to-end engineering, design and quoting system for wireless towers employs a multi-pronged approach to develop a tower design that analyzes hundreds of variables (including weight and shape of components, availability of material and inventory, production time and scheduling, inventory carrying cost and product standardization) to optimize quality as well as cost.

              Efficient and Scalable Facilities.    We operate a purpose-built, state-of-the-art manufacturing and galvanizing facility strategically located in Alvarado, Texas that is dedicated primarily to the production of electric T&D structures. We believe that this facility gives us a cost advantage over many of our competitors that do not have manufacturing and galvanizing operations located in the same facility. We produce wireless communications towers at our facility in Sioux City, Iowa, which consists of two manufacturing plants. Our Bossier City, Louisiana facility consists of two manufacturing plants dedicated to the production of equipment shelters, which are critical to the protection of our wireless communications infrastructure customers' valuable wireless equipment. Our facilities have the flexibility to expand to meet future demand. These facilities collectively strengthen our position as an efficient, reliable and environmentally responsible provider.

              Complete Customer Solution.    Our reputation as a premier provider of wireless communications and electric T&D infrastructure products has been built on: (i) our dedication to delivering projects on time, on budget and to customer specifications; (ii) our comprehensive suite of products and services, which enables us to serve as a one-stop shop for our wireless communications infrastructure customers; and (iii) our customer-focused perspective at every level of operations and management.

              Experienced Management Team.    Our management team includes seasoned professionals with industry experience that averages over 20 years per person. Under the leadership of our management team, we have grown from a small, single-site domestic manufacturer of wireless communications towers to a diversified provider of infrastructure products to the wireless communications and electric T&D infrastructure markets.

Our Growth Strategy

              Capitalize on Strong Industry Fundamentals.    Our products and services support the operation and expansion of wireless communications and electric T&D infrastructure. We believe that we are well positioned to capitalize on projected infrastructure expenditures in our markets. We intend to leverage our established market leadership to serve the growing needs of the wireless communications infrastructure industry. With the electric T&D infrastructure industry poised for significant investment over the coming years due to the upgrade and expansion of the aging and unreliable U.S. electric power grid, we plan to build on our installed base of electric utility customers to strengthen our pipeline of electric T&D infrastructure projects.

              Expand and Diversify Our Markets and Our Product and Service Offerings.    In order to support the additional weight load and counteract the increased wind resistance resulting from new equipment on wireless structures, we expect both existing and new customers to increase the number of structural modifications to existing wireless structures. In addition, as wireless carriers continue to outsource non-core operating functions, we expect to expand our technical integration and installation services, as well as third-party logistics services, to both existing and new customers. We also believe we have significant opportunities to expand our customer base in new markets including defense and homeland security, construction services, oil and gas exploration and production and remote data centers. We plan to broaden our presence internationally, particularly in geographic regions that are still building infrastructure for wireless communications networks and lack local infrastructure suppliers that are able to serve their needs. We seek to capitalize on our industry-leading reputation for protecting valuable wireless equipment by expanding from shelters into cabinets and other enclosure products, thereby enabling us to penetrate new market opportunities with existing and new customers.

              Invest in Additional Production Capacity.    We are in the process of adding capacity to our Alvarado, Texas facility and are considering additional production facilities in order to serve the demands of our rapidly growing markets, to compete for the largest infrastructure projects and to create manufacturing redundancies that meet customer demand for seamless service. We have a proven ability to design, construct and integrate new production facilities into our existing operations as demonstrated by the successful construction and integration of our purpose-built, state-of-the-art manufacturing and galvanizing facility in Alvarado, Texas. Our expected investments in manufacturing facilities, which may include the construction of new facilities, will enhance our ability to complete the largest infrastructure projects and add manufacturing redundancies to our operations to help ensure uninterrupted customer service.

              Selectively Pursue Strategic Acquisitions.    We intend to pursue a disciplined acquisition strategy to broaden and enhance our product and service offerings, add new customers, expand our sales channels, supplement our internal development efforts and accelerate our growth. We believe that the markets in which we compete are highly fragmented with a large number of potential acquisition opportunities.

Products and Services

              The following summarizes our product and service lines by reportable segment.

Wireless Communications Infrastructure

              We provide a broad array of highly engineered products for the wireless communications infrastructure market. Our broad suite of wireless communications infrastructure products includes guyed and self-supporting towers, monopoles, shelters for wireless communications equipment and ancillary components. We also provide complementary services including engineering, equipment integration, construction, third-party logistics, turnkey project management and other after-market services. Our wireless communications infrastructure products are primarily used in the wireless communications market, but also have other applications, including broadcast, meteorology, defense and homeland security.

Product	Description
Self-Supporting Towers	• traditional tapering lattice steel structures, comprised of three or four-legged designs with tubular or solid round or angle legs supported by angle braces
• predominant structures in the communications industry given their flexibility in application and economy of use
• primarily utilized when ground space is limited and loading and/or cost limitations prohibit the use of monopoles
• typically in heights of approximately 200 feet and capable of handling heavy accessory loads
Guyed Towers	• three-legged steel structures supported by steel cables that are anchored into the ground
• primarily utilized in rural areas where ample space is available
• feature an efficient design, economical construction and the ability to carry light to heavy accessory loads
• offered in welded or knock-down sections with 18 different models typically in heights of approximately 300 feet
Monopoles	• tubular single member, self-supporting structures that are typically used in heavily populated urban and suburban areas where space is limited or where a smaller footprint is desirable
• product line more easily lends itself to concealment as stealth products, including monopoles designed to resemble trees, crosses and flagpoles
• engineered 18-sided, tapered monopoles or flanged pipe poles designed to customer specifications typically in heights of approximately 125 feet
• tend to be the preferred product for network fill-in applications and have experienced significant growth as carriers deploy next-generation networks in high-density markets

Product	Description
Broadcast Towers	• provide mounting space for FM radio, AM radio and television antennas
• most broadcast towers are guyed towers supported by heavy cables in three directions that attach to anchors in the ground
• similar to guyed towers, broadcast towers require ample surrounding space, leading to installation in primarily rural areas
• all welded or knock-down sections typically in heights of approximately 330 feet
Meteorological Towers	• lightweight guyed or self-supporting towers that support sensors and instruments which gather meteorological information
• often used in wind farm applications as a measuring tool
• available with face widths ranging from 12" to 36" and feature tubular or solid round legs
Concrete Shelters	• enclosures that house a carrier's wireless equipment and other mission-critical communications network components
• provide cost-effective intrusion, impact, ballistic and fire-resistant solutions
• provide protection of equipment deployed at unmanned sites
• preferred construction for deployment into hazardous or corrosive environments; standard concrete construction provides long-term, low-maintenance durability
Lightweight Shelters	• structural steel shelters that represent secure, durable options when site accessibility, space and weight are important factors in the customer's decision-making process
• adaptable to meet the most stringent requirements for ballistics ratings and manufactured to specific fire-resistance requirements
• manufactured utilizing proprietary light-gauge steel panels with a broad range of exterior claddings for seamless integration into site design
Ultra-Lightweight Shelters	• lightweight aluminum shelters used in rooftop applications where weight is a major factor
• manufactured with extruded aluminum structural members and a mechanically affixed aluminum skin; additional ballistic and fire-resistant materials can be added

Product	Description
Mobile Cell Products	• custom-engineered designs that combine aluminum shelter products, DOT-compliant transport equipment and telecommunications infrastructure into a self-contained, rapid-deployment unit
• utilized in temporary network coverage applications such as emergency, special venue and coverage area testing
• solutions include cell-on-chassis, cell-on-wheels, mini-cells and tower trailers
• due to the high degree of customization, we manufacture these under special-order requests that must meet minimum projected levels of profitability

              We offer a number of complementary services to our customers, which allow us to be a one-stop shop for our wireless customers' needs. These services include engineering, equipment integration, construction, third-party logistics, turnkey project management and other after-market services. We believe that providing these services offers us a competitive advantage over smaller and more narrowly focused competitors.

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  Engineering.  We design, engineer and manufacture towers, monopoles, shelters and ancillary components. Our in-house engineering staff is licensed in all 50 states and the District of Columbia, and is complemented by a team of in-house design professionals. Utilizing advanced CAD systems and software programs, we strive to ensure cost-effective, optimized structure designs for our customers.

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  Equipment Integration.  We offer equipment integration services, including factory installation and testing of power and radio cell-site equipment. Our trained, on-staff technicians perform installations either within our facilities or on-site in support of large-scale network deployment and overlay projects.

  •
  Construction.  We provide construction services for our wireless communications infrastructure customers. Our construction services range from cell site construction, project management, tower and pole installation, shelter installation and radio frequency equipment installation. Given the critical nature of the equipment housed within shelters and other structures, equipment installation services often require rigorous training and certification from WSPs and original equipment manufacturers to ensure the preservation of equipment warranty.

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  Third-Party Logistics.  We manage over 10 warehouses nationwide for one of our customers, handling outbound logistics of communications equipment from the warehouse to the cell site. We have successfully reduced inventory and operational costs for this customer.

  •
  Turnkey Project Management.  We offer a variety of services including site construction, foundation installation, site improvement, tower installation, and antenna and line installation, and are experienced in installations on raw land, rooftops and water tanks.

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  After-Market Services.  We recently began to offer a number of after-market services to our customers to support and upgrade their large portfolios of existing cell sites. These services include modifications to existing towers to accommodate additional antenna equipment on each structure. These modifications require reinforcement of existing structures in order to support the additional weight load of new equipment.

              We maintain a product catalog with more than 1,000 SKUs and distribute a variety of ancillary components, some of which are manufactured by third parties, including antenna mounting systems, hardware, grounding kits and lighting and safety systems, along with pre-engineered lightweight towers. All components that we distribute function with both Sabre and non-Sabre designed structures, ensuring consistency and reliability in service.

Electric T&D Infrastructure

              We provide a broad array of highly engineered products for the electric T&D infrastructure market. Our products include transmission structures, wood pole equivalents and substation structures.

Product	Description
Transmission Structures	• single and multiple circuit single-pole, frame, multi-pole and specialty structures
• structures come in a wide variety of forms and are utilized to support high-voltage lines that transmit electric power
• coated with a variety of finishes, including galvanized steel, weathered steel, protective paint and below-ground corrosion protection
Wood Pole Equivalents

•       can take various forms, but most commonly a single-member pole utilized to support overhead wire, cable or other equipment related to the transmission of electric power from local substations to end-users

• generally carry lower voltages and smaller equipment components than transmission structures
• coated with a variety of finishes, including galvanized steel, weathered steel, protective paint and below-ground corrosion protection
Substation Products	• a variety of substation products designed to facilitate high-voltage power transmission
• includes static masts, H-Frame and A-Frame structures that are pre-fit to ensure proper field installation

              We also provide galvanizing services at our Alvarado, Texas facility. While our galvanizing capability was initially developed to complement our monopole and electric T&D pole manufacturing, we also provide galvanizing services to a wide variety of third-party end users.

Manufacturing Process and Quality Control

              We engineer, design, develop, manufacture, assemble and market our products through a national network of three manufacturing facilities and two sales offices. We currently design, engineer, draft and manufacture guyed towers, self-supporting towers and other towers used in wireless communications, broadcast, wind energy and defense applications at our Sioux City, Iowa facility, which includes two manufacturing plants, and manufacture wireless monopoles and electric T&D structures at our Alvarado, Texas facility. Our Sioux City, Iowa facility encompasses approximately 100,000 square feet of manufacturing and related buildings spread over 23 acres. We manufacture shelters in our Bossier City, Louisiana facility, which includes two manufacturing plants totaling 390,000 square feet. Through these locations, we believe that we are well positioned to effectively serve our customers throughout the United States and internationally. Our focus on minimizing costs and maintaining quality control, coupled with our product standardization, efficient manufacturing and engineering processes provide us with what we we believe to be a significant competitive advantage. We believe that we are solidly positioned to outbid our competition while maintaining strong profit margins, product quality, rapid response and reliable delivery.

              Our manufacturing focus is on the design and engineering of steel structures, fabrication and welding of structures and sub-components, and the kitting and quality testing of steel structures for use in the wireless communications and electric T&D infrastructure markets. We manufacture all of our products to customer specifications utilizing a variety of custom and standardized materials. To improve margins and streamline the custom manufacturing of each tower, we have invested in standardizing our design and manufacturing procedures. The kitting of standardized components shortens production lead times, reduces inventory shortages and eases installation requirements for customers. Our production rationalization measures have optimized our labor force and production capabilities, effectively transitioning us to a continuous mode of production rather than that of a custom-job shop.

              We design, engineer and manufacture electric transmission structures, wood pole equivalents, substation structures and wireless monopoles at our Alvarado, Texas facility. In 2007 and 2008, we invested more than $32 million in our Alvarado facility, which includes one of North America's largest and most efficient galvanizers. Our 42,000 square foot hot-dip galvanizing facility is set on 35 acres with ample storage and staging space. The kettle, which we believe is the largest in North America, holds 2.58 million pounds of molten zinc. Our internal galvanizer has been named a recognized partner of the Green Supplier Network. With 20 metric tons of lifting capacity, we can galvanize large steel fabrications with relative ease. In our Alvarado manufacturing facility, we bring raw materials (primarily steel plate) into the plant where they are run through the burn table, a plasma-cutting device that cuts the rectangular steel plate into a trapezoid. A break press then bends the steel trapezoids into half shells, which are welded and assembled into poles. At each stage, we subject the in-process material to a quality check. The assembled poles are also reviewed by quality control prior to galvanizing or dulling.

              We design, engineer and manufacture self-supporting towers and guyed towers used in communications, wind energy and defense applications in Sioux City, Iowa. Our facility there spans approximately 100,000 square feet spread over 23 acres, and includes two manufacturing plants.

              We design, engineer and manufacture shelters in Bossier City, Louisiana. Our facility there includes two manufacturing plants totaling 390,000 square feet. Concrete production equipment includes concrete batching operations, mixer trucks, steel casting tables, overhead cranes and various fixtures and templates to support shelter manufacturing. We sample and test concrete in accordance with American Society for Testing and Materials standards. After testing, we deliver the concrete to the casting tables for placement within steel formwork. We manufacture concrete shelters with six panels, which are lifted using overhead cranes, and assembly occurs within 24 hours of casting. Assembled units are moved to a designated area for high pressure washing to remove a thin layer of cement paste to expose the concrete aggregate. In a separate plant, we manufacture lightweight and ultra-lightweight shelters on vertical fixtures. We assemble panels using overhead cranes. Additional equipment within this plant includes welding stations, metal fabrication machinery and various fixtures and templates for lightweight shelter production. Both concrete and lightweight units are moved into a common plant area for completion. Trade work includes carpentry for insulation and finishing, electrical for installation of distribution switchgear and branch circuit devices, and mechanical for installation of HVAC units and hardware. Daily in-process quality control inspections promote high-qulity workmanship and compliance with customer specifications.

Engineering and Technological Capabilities

              We apply sophisticated design and engineering systems and processes to develop high-quality products at what we believe to be a lower cost and with shorter production lead times than our competitors. A key component of our industry-leading cost structure in our wireless communications infrastructure segment is our internally developed proprietary end-to-end engineering, design and quoting system, which provides what we believe to be a critical competitive advantage through, among other things, (i) the utilization of hundreds of variables to optimize the production process and decrease costs and lead times, (ii) systemization to reduce inventory and working capital requirements and (iii) a pre-engineering process to limit the need for custom engineering. This enables us to identify the lowest-cost design strategies and realize greater efficiencies by maximizing the use of standardized components. Used in conjunction with AutoCAD 2009, we believe that this software system allows us to provide plot layouts, bills of material, final drawings and permit packages more quickly than our competitors.

              Our electric T&D infrastructure segment currently utilizes proprietary software customized for its facility and operations in combination with AutoCAD 2009 and the Power Line Systems family of software to ensure the most cost-effective and optimized structure design for our electric T&D structures. The compatibility of these software systems allows for direct paperless transfer of pole designs, loading cases and structure geometry, allowing for seamless and automated integration of information from initial design through the final computer numerical controlled shop-cutting programs.

              We maintain seasoned, in-house engineering teams comprised of a wide range of engineering disciplines and capabilities. Members of our engineering team are licensed in all 50 states and the District of Columbia.

Sales and Marketing

              We sell our products through a direct in-house domestic sales force and a network of independent sales representatives. We implement a coordinated sales effort across our divisions, which includes daily discussions between sales managers and representatives and collaborative efforts to identify potential selling opportunities.

              We employ a multi-level selling approach for our wireless communications infrastructure products with our Chief Executive Officer, President, operating division VPs of Sales and Marketing and in-house sales representatives all working at various customer levels to effectively market our products and services. Our wireless communications infrastructure segment sells its products through a direct in-house sales force. Each member of the sales force is responsible for a particular region and is supported by an inside sales coordinator that handles requests for quotes and correspondence.

              We utilize a similar approach to market our electric T&D infrastructure products and services. Our executive management team manages relationships with key customers and is instrumental in winning new business. Our electric T&D infrastructure segment sells its products through a network of independent sales representatives and sales agencies throughout the country. These representatives manage contract details, customer-specific engineering and drafting specifications, and general product sales within a set geographic territory. Each representative manages his or her own accounts from this territory, reporting back to the divisional headquarters in Alvarado, Texas. Given the nature of our electric T&D infrastructure products, in some cases, multi-billion dollar utility transmission projects, utilities and regional transmission organizations perform rigorous audits on potential suppliers. Since entering the electric T&D infrastructure market in 2001, we have gained approval among leading utilities and regional transmission organizations. Our purpose-built, state-of-the-art facility for the production of electric T&D structures enhances our ability to continue to win new customers and successfully pass customer audit processes.

Customers

              We provide infrastructure products to many of the largest and most prominent communications providers, electric utilities, regional transmission organizations, tower companies and engineering and construction firms in North America.

              Our customers include North America's premier WSP, utility, tower management, regional transmission organization, engineering and construction and broadcast companies. In fiscal 2009, our top ten customers represented 52.8% of our net sales and consisted of large, blue-chip customers, including AT&T, American Transmission Corporation, Crown Castle International Corp., PacifiCorp, T-Mobile, US Cellular and Verizon. Verizon accounted for 14.9% and 13.6% of our net sales for the year ended April 30, 2009 and the nine months ended January 31, 2010, respectively.

Raw Materials and Suppliers

              We maintain what we consider to be good relationships with a diverse base of suppliers. For critical materials, we utilize multiple sources of supply. Additionally, our suppliers adhere to stringent quality control and manufacturing procedures. The most significant materials we purchase are steel, zinc, aluminum, cement and natural gas, all of which are widely available from multiple suppliers. No entity represented more than 12.3% of our total purchases during fiscal 2009.

              We procure select raw materials and outsourced components on a consignment basis from third-party suppliers. Under this arrangement, we are not billed for the materials until they are utilized in production, thereby reducing our working capital requirements.

Competition

              Our business is highly competitive in both our wireless communications and electric T&D infrastructure segments. We believe that the principal competitive factors in our industry are price, geographic presence and breadth of product and service offerings, reputation and relationships with customers, history of product delivery and service execution (including safety record, cost control, timing and experience), engineering and technological capabilities, adequate financial resources and bonding capacity, and management team experience. A significant portion of our business is derived from competitive bidding processes where price is the key factor.

              Our ability to continue to meet customer needs by enhancing our products is critical to our success in both our wireless communications and electric T&D infrastructure segments. We have robust competition in all areas of our business, and the methods and levels of competition, such as price, service, warranty and product performance, vary among our markets. While no single company competes with us in all of our product lines, various companies compete with us in one or more product lines. Some of these competitors have substantially greater sales and assets and greater access to capital than we do.

              The wireless communications infrastructure products and services industry is characterized by a diverse mix of small, regional players in addition to large, diversified national platforms. Years of industry consolidation within the tower and shelter sector has left fewer, but stronger, players. Within our targeted industry segments, we compete with a large number of product manufacturers and service providers, including Fibrebond Corporation, FWT, Inc., Oldcastle Precast, Inc. and Valmont Industries, Inc. In the highly fragmented electric T&D infrastructure industry, our primary competitors include FWT, Inc., Thomas & Betts Corporation and Valmont Industries, Inc.

Intellectual Property

              Our success and ability to compete are dependent, in part, upon our ability to adequately protect our intellectual property rights. In this regard, we protect our proprietary technology through a combination of copyright, trademark and trade secret laws, third-party confidentiality and non-disclosure agreements and additional contractual restrictions on disclosure and use. We also protect our intellectual property through the terms of our license agreements and by confidentiality agreements and intellectual property assignment agreements with our employees, consultants, business partners and advisors. We also claim rights in our trademarks and service marks. Certain of our marks are registered in the United States.

Employees

              As of January 31, 2010, we had 964 full-time employees, of whom 33 were in accounting/finance, 21 were in information technology, 96 were in product engineering and design, 501 were in manufacturing/operations, 62 were in sales/marketing, 40 were in quality assurance, 142 were in materials and 69 were in administrative functions. We believe that our relations with our employees are good. None of our employees are subject to a collective bargaining agreement.

Properties and Facilities

              We design, engineer, manufacture and distribute our products from a network of centrally located manufacturing facilities in Alvarado, Texas, Bossier City, Louisiana and Sioux City, Iowa. At our Sioux City, Iowa facility, we produce self-supporting towers, guyed towers and other structures used in communications, broadcast, wind energy and defense applications. At our Alvarado, Texas facility, we manufacture transmission structures, wood pole equivalents, substation structures and wireless monopoles. We manufacture concrete, lightweight and ultra-lightweight shelters, as well as mobile cell products, at our Bossier City, Louisiana facility.

              In addition to our manufacturing facilities, we maintain executive offices in North Wales, Pennsylvania and several support offices.

              We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear.

              The following table lists our significant owned and leased properties and the interior square footage of those properties:

Location	Approx. Size	Owned/Leased	Expiration Date of Lease
	(square feet)
Alvarado, TX	42,000	Owned	N/A
Alvarado, TX	189,000	Leased	August 31, 2028
Bossier City, LA	390,000	Leased	August 31, 2028
Cheshire, CT	10,000	Leased	July 31, 2010
Edmond, OK	5,500	Owned	N/A
North Wales, PA	6,138	Leased	April 1, 2013
Sioux City, IA	44,480	Owned	N/A
Sioux City, IA	70,669	Leased	March 31, 2012

Risk Management and Insurance

              We are committed to ensuring that our employees perform their work safely. We regularly communicate with our employees to promote safety and to instill safe work habits. As of January 31, 2010, we have agreements to insure us for workers' compensation, employer's liability, general liability and auto liability claims, subject, in certain cases prior to May 1, 2010, to a self-insured retention of $50,000 per occurrence. The nature and frequency of employee claims directly affects our operating performance. Because of the physical and sometimes dangerous nature of our business, we maintain loss accruals for workers' compensation and other claims. The accruals are based upon known facts and historical trends and management believes that our accruals are adequate. In addition, some of our customer contracts require us to maintain specific insurance coverage.

Governmental Regulations

              Our operations are subject to various federal, state and local laws and regulations including:

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  licensing, permitting and inspection requirements applicable to engineers;

  •
  regulations relating to worker safety and environmental protection;

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  U.S. Department of Transportation rules and regulations; and

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  special bidding and procurement requirements on government projects.

              We believe that we are in material compliance with applicable regulatory requirements and have all material licenses required to conduct our operations. Our failure to comply with applicable regulations could result in substantial fines and/or revocation of our operating licenses. Many state and local regulations governing electrical construction require permits and licenses to be held by individuals who typically have passed an examination or met other requirements.

Environmental Matters

              We are subject to numerous federal, state and local environmental laws and regulations governing our operations, including laws relating to the health, safety and protection of the environment and natural resources and the handling, transportation and disposal of non-hazardous and hazardous substances and wastes, as well as emissions and discharges into the environment, including discharges to air, surface water, groundwater and soil. Some of these laws and regulations require us to obtain permits, which contain terms and conditions that impose limitations on our ability to emit and discharge hazardous materials into the environment and periodically may be subject to modification and renewal or revocation by issuing authorities. Failure to comply with these laws, regulations and permits may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of civil and criminal fines and penalties, the imposition of remedial obligations, assessment of monetary penalties and the issuance of injunctions limiting or preventing some or all of our operations.

              We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of currently and formerly owned, leased or operated properties, or properties to which hazardous substances or wastes were sent by current or former operations at our current or former facilities, regardless of whether we directly caused the contamination or violated any law at the time of discharge or disposal. The presence of contamination from such substances or wastes could interfere with ongoing operations or adversely affect our ability to sell, lease or use our properties as collateral for financing. We could also be held liable under third-party claims for property damage or personal injury and for significant penalties and other damages under such environmental laws and regulations, which could materially and adversely affect our business and results of operations.

              In addition, climate change-related legislation has passed the U.S. House of Representatives, which, if enacted by the full Congress, would limit and reduce greenhouse gas emissions from large emitters of greenhouse gasses through a "cap-and-trade" system of allowances and credits and other provisions. Moreover, the Environmental Protection Agency, or EPA, has issued a finding that the current and projected concentrations of certain greenhouse gases in the atmosphere, including carbon dioxide, threaten the public health and welfare of current and future generations. While this finding in itself does not impose any requirements on industry or other entities, it authorizes the EPA to regulate directly greenhouse gas emissions through a rule-making process. While we do not have significant greenhouse gas emissions, such current and future legislation and regulations could indirectly negatively affect us, as our suppliers could incur additional compliance costs that could get passed through to us or our customers may move to products made from raw materials that come from less carbon-intensive industries, than, for example, steel, a chief component in our products.

Legal Proceedings

              We are subject to various claims and legal proceedings, which arise in the ordinary course of our business. With respect to all such claims and proceedings, we record reserves when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We do not believe that any of these proceedings, individually or in the aggregate, would be expected to have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Executive Officers and Directors

              The following table sets forth information concerning our executive officers and directors as of April 30, 2010.

Name	Age	Position
James D. Mack	44	President, Chief Executive Officer and Director
James M. Tholey	57	Executive Vice President and Chief Financial Officer
Peter J. Sandore	54	Chief Operating Officer and acting President, Wireless Communications Infrastructure
David J. de Poincy	52	President, Electric T&D Infrastructure
Edward F. Bradley	66	Director
Michael Del Giudice	67	Director
Quinn Morgan	38	Director
Peter Van Raalte	52	Chairman of the Board of Directors

Executive Officer Who Also Serves as a Director

              Mr. Mack joined our company in 1992 as a Sales Manager. He served as Vice President beginning in 1994, and became President of our company in 1998. He became the Chief Executive Officer of our company and was appointed to our board of directors in May 2006. Mr. Mack has extensive direct sales, manufacturing, construction and management experience. He began his career in the tall tower industry at Stainless, Inc., where he served as AM/FM Broadcast Sales Manager from 1988 to 1992.

Executive Officers Who Do Not Serve as Directors

              Mr. Tholey joined our company in January 2008 as Chief Financial Officer. Prior to joining us, Mr. Tholey was the managing director of Accume Partners from October 2003 to January 2008. Mr. Tholey is a Certified Public Accountant.

              Mr. Sandore joined our company in April 2010 as Chief Operating Officer and the acting President of our wireless communications infrastructure segment. From March 2009 through April 2010, Mr. Sandore served as a consultant for us. Prior to joining us, Mr. Sandore was a consultant and advisor to the chief executive officer and board of directors of Aero Solutions, LLC, a provider to the tower infrastructure industry, from January 2006 to April 2009. Mr. Sandore also served as a consultant for Andrew Corporation, where he advised on the daily operations of the company's antenna and cable division from April 2004 to January 2006.

              Mr. de Poincy joined our company in November 2007 as Corporate Director for Strategic Development. In May 2008, he was appointed as President of our subsidiaries, Sabre Communications Corporation and CellXion, LLC. Since January 2010, Mr. de Poincy has served as President of our electric T&D infrastructure segment. Prior to joining us, Mr. de Poincy was President and Chief Executive Officer of Transcraft Corporation from September 2004 to July 2007.

Non-Executive Directors

              Mr. Bradley has been a director since April 2010. Mr. Bradley was an audit partner at Grant Thornton LLP from 1978 through the date of his retirement in 2008. Since 2000, Mr. Bradley has served as an adjunct professor of taxation at the Graduate Business School of Philadelphia University. Mr. Bradley also serves on the board of directors of Royal Bancshares of Pennsylvania, Inc. (where he also serves as the chairman of the audit committee). As a Certified Public Accountant with over 40 years of experience, Mr. Bradley brings to our board of directors extensive experience in accounting and auditing, SEC filings and reporting, responsibilities of an audit committee of an SEC registrant, and corporate governance matters.

              Mr. Del Giudice has been a director since December 2007. Since 1996, Mr. Del Giudice has served as a senior managing director at the investment banking firm of Millennium Capital Markets LLC, which specializes in advising and financing corporate, energy, real estate and investment management clients. He was a general partner with Lazard Frères & Co. from 1985 to 1995, specializing in corporate, real estate and energy acquisitions. Mr. Del Giudice also serves on the board of directors of Barnes & Noble, Inc., Consolidated Edison, Inc. (where he also serves as chair of the corporate governance and nominating committee and as a member of the audit committee, executive committee and management development and compensation committee), Fusion Telecommunications International, Inc. and Reis, Inc. With his extensive experience in the utility and telecommunications industries, as well as his considerable board experience, Mr. Del Giudice contributes a breadth of industry knowledge to our board of directors.

              Mr. Morgan has been a director since May 2006. Mr. Morgan co-founded ZM Equity Partners, LLC and has been a managing director of that company since May 2007. From January 2005 to May 2007, Mr. Morgan served as a managing director of D.B. Zwirn & Co., L.P. Mr. Morgan's investment management background provides our board of directors with knowledge pertaining to our finances as well as insight into potential organic and strategic growth opportunities.

              Mr. Van Raalte has been the Chairman of our board of directors since May 2006. He has 27 years of experience in private equity and leveraged finance. Mr. Van Raalte co-founded and has served as a senior managing director of the Corinthian Capital Group, LLC since 2005. Prior to co-founding Corinthian Capital, Mr. Van Raalte was a senior managing director of Lincolnshire Management, a private equity firm. Our board of directors is aided by Mr. Van Raalte's leadership ability and strong investment management skills.

Board Structure and Composition

              Our business and affairs are managed under the direction of our board of directors. Our board of directors is currently comprised of five directors.

              Our bylaws provide that the authorized size of our board of directors is to be determined from time to time by resolution of the board of directors, and, at the time of completion of the offering, five members will be authorized. The authorized number of directors may be changed by resolution duly adopted by at least a majority of our entire board of directors then in office, although no decrease in the authorized number of directors will have the effect of removing an incumbent director from our board of directors until the incumbent director's term of office expires.

Director Independence

              In April 2010, our board of directors undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Mr. Bradley, representing one of our five current directors, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that is "independent" as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules.

              The NASDAQ Listing Rules require that the compensation, nominating and governance and audit committees of a listed company be comprised solely of independent directors. We intend to rely on the transition periods provided by Rule 5615(b) of the NASDAQ Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which provide for phase-in compliance for companies that are listing on the exchange in connection with their initial public offering. As a result, we plan to have our audit, compensation and nominating and governance committees comprised of a majority of independent directors within ninety days of our listing and comprised solely of independent directors within one year of our listing.

Committees of the Board of Directors

              Prior to the completion of the offering, three standing committees of our board of directors will be organized: an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

              The audit committee will assist our board of directors in overseeing and monitoring (i) the quality and integrity of our financial statements, (ii) our independent registered public accounting firm's performance, qualifications and independence, (iii) the review of related party transactions and (iv) the development and performance of our internal audit function.

              The members of our audit committee are Mr. Bradley,                and                , with Mr. Bradley serving as the chairperson of the committee. We believe that Mr. Bradley is an independent director, as defined under the rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act. We believe that each member of our audit committee meets NASDAQ requirements for financial literacy. Mr. Bradley qualifies as an "audit committee financial expert," as defined under applicable SEC rules. The charter of the audit committee will be available on our website.

Compensation Committee

              The compensation committee will assist our board of directors in discharging its responsibilities relating to (i) setting our compensation program and compensation of our executive officers and directors, (ii) monitoring our incentive and equity-based compensation plans and (iii) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

              The members of our compensation committee are                ,                 and                , with                serving as the chairperson of the committee. We believe that                 is an independent director under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The charter of the compensation committee will be available on our website.

Nominating and Corporate Governance Committee

              The nominating and corporate governance committee will be responsible for developing and recommending to the board of directors criteria for identifying and evaluating candidates for directorships and making recommendations to the board of directors regarding candidates for election or reelection to the board of directors at each annual stockholders' meeting. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. The nominating and corporate governance committee will also be responsible for making recommendations to the board of directors concerning the structure, composition and function of the board of directors and its committees.

              The members of our nominating and corporate governance committee are                ,                 and                , with                serving as the chairperson of the committee. We believe that                is an independent director under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Prior to the completion of the offering, the nominating and corporate governance committee will begin to operate under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market, which will be available on our website.

Director Compensation

              To date, we have not paid our directors any compensation for their services in that capacity. We do reimburse our non-employee directors for all reasonable expenses incurred by them to attend board and committee meetings.

              Following the completion of the offering, our non-employee directors will receive quarterly cash compensation in the amount of $6,000 and a $1,000 fee for each meeting of the board and/or committee thereof attended by such director. Chairs of each of the audit, compensation and nominating and corporate governance committees will receive additional cash compensation of $1,500 quarterly. In addition, each of our non-employee directors will receive an annual grant of restricted stock in the amount of $20,000 under our proposed 2010 Omnibus Incentive Plan. We will continue to reimburse our non-employee directors for all reasonable expenses incurred by them to attend board and committee meetings.

Compensation Committee Interlocks and Insider Participation

              None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Conduct and Ethics

              Prior to the completion of the offering, our board of directors will adopt a code of conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code will address, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The audit committee will be responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

              In this Compensation Discussion and Analysis, or CD&A, we present our philosophy, programs, and processes related to executive officer compensation, and specifically to compensation of our named executive officers for fiscal 2009, or NEOs, who are listed in the tables below:

Name	Title
James D. Mack	President, Chief Executive Officer and Director
James M. Tholey	Executive Vice President and Chief Financial Officer
David J. de Poincy	President, Electric T&D Infrastructure; formerly President, Sabre Communications Corporation and CellXion, LLC

Compensation Philosophy and Objectives

              We compensate our NEOs through both short-term cash programs, including annual salary and annual executive incentive plans, and long-term programs, namely the Nonqualified Stock Option Plan and our incentive restricted stock grant program. We believe that it is important to have a mix of meaningful long-term and short-term incentive plans for our executive officers to help attract and retain high-performing individuals and drive positive economic performance and enhanced stockholder value. We believe that the pay of our NEOs should be directly linked to performance, thus our compensation programs are designed to reward strong financial performance. We measure the effectiveness of our compensation programs on our success in creating incentives for our NEOs to meet and exceed our financial performance objectives, aligning the interests of our executive officers with those of our stockholders, enhancing our ability to attract and retain executive officers who will provide exceptional levels of service and rewarding team accomplishments while promoting individual accountability.

              We seek to maintain the competitiveness of our executive compensation levels with those of our peers and competitors and therefore, make changes to the level of our executive officer compensation from time to time. Adjustments to both overall compensation and the individual components of compensation are based on various factors, including results of compensation benchmarking studies, published compensation survey data, economic conditions and the effects of inflation, changes in our business operations and changes in the compensation practices of our competitors. We generally target total compensation to be competitive with the total compensation of similar companies whose compensation we review, as further described below. We also take into account the executive officer's individual past and expected performance when making compensation adjustments.

              In connection with becoming a public company, certain aspects of our long-term compensation mix will likely change, primarily in the area of stock options. Currently, stock options are limited to some, but not all, of our executives. Upon completion of the offering, we expect to expand the stock option program, such that additional executives and other key management personnel will be eligible to participate and other equity-based awards may be granted. Expanding our compensation policies is intended to enable us to attract and retain top quality management as well as to motivate management to maximize performance while building stockholder value.

Management's Role in the Compensation Setting Process

              Compensation for our NEOs, excluding the Chief Executive Officer, is evaluated and determined by the Chief Executive Officer. Our board of directors, in addition to evaluating and determining the compensation of our Chief Executive Officer, reviews and approves stock-based awards. Most key compensation decisions are made prior to or at fiscal year-end as we review prior year financial performance and performance of executive officers and sets compensation targets and objectives for the coming year.

              Management assists the Chief Executive Officer in his oversight and determination of compensation. Management's role includes assisting the Chief Executive Officer with evaluating employee performance, assisting with establishing individual and company-wide performance targets and objectives, recommending salary levels, stock options and other equity incentive grants, providing financial data on company performance, and providing calculations and reports on achievement of performance objectives. Our Chief Financial Officer works with the Chief Executive Officer in making recommendations regarding our overall compensation policies. The board of directors makes all decisions regarding the compensation of the Chief Executive Officer without the permission or presence of the Chief Executive Officer or any other member of management.

              Although we do not engage in formal compensation benchmarking, competitive data are among the factors considered in setting compensation levels. The Chief Executive Officer authorizes management to engage compensation consultants and other advisers as the Chief Executive Officer may deem appropriate. Prior to the offering and becoming a public company, management engaged two compensation consultants to review our current compensation plans and philosophies and compare them to those of other firms, competitors and industries. Industries included in the review were metal fabrication and production, telecommunications, utility transmission, electric power generation and others. We also considered a review of recent new public companies and changing compensation practices in relation to long-term established public companies, as well as data obtained from broader surveys such as Durable Goods Manufacturing and Watson Wyatt's Top Management report. The board of directors and its compensation committee, which will be established prior to the completion of the offering, expect to continue to use compensation studies in connection with reviewing and establishing our compensation practices. The compensation committee will expand its role in reviewing and approving executive compensation and determining how to provide incentive compensation opportunities that are competitive with our peer companies.

              It is anticipated that the compensation committee will assist our board of directors in discharging its responsibilities relating to (i) setting our compensation program and compensation of our executive officers and directors, (ii) monitoring our incentive and equity-based compensation plans, and (iii) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

              The board of directors and Chief Executive Officer meet as often as required during the year in furtherance of their respective duties, including a review of all of our annual incentive plans and compensation for the Chief Executive Officer.

Elements of Executive Compensation

              For NEOs, the key components of total compensation include:

  •
  base salary;

  •
  annual executive incentive compensation program, or EICP;

  •
  long-term incentive compensation in the form of awards of stock options and restricted stock; and

  •
  401(k) defined contribution plan and other benefits and perquisites.

Each component of our compensation program has an important role in creating compensation payouts that motivate and reward strong performance and in retaining the NEOs who deliver such performance.

Base Salary

              Base salary is a critical component of our executive officers' compensation because it provides executive officers with a base level of monthly income that is consistent with industry practices. In determining base salaries, the Chief Executive Officer, or in the case of the Chief Executive Officer, the board of directors, considers the executive officer's qualifications and experience, the executive officer's responsibilities, the executive officer's past performance and the executive officer's goals and objectives. The Chief Executive Officer establishes base salaries, other than his own, which is established by the board of directors, for the new fiscal year for our executive officers prior to fiscal year-end. Accordingly, each executive officer's base salary for fiscal 2009 was originally set prior to April 30, 2008.

              The base salaries of the NEOs were initially set by their respective employment agreements and were initially determined by evaluating the responsibilities of the position, the experience of the individual and, based on the salaries of similarly situated employees of our peer industries listed above, the salaries for comparable positions in the competitive marketplace. Each of these salaries is subject to periodic review and adjustment by the Chief Executive Officer, and for the Chief Executive Officer by our board of directors. Base salaries may be increased to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based on publicly available information, the board of directors believes that the base salaries established for NEOs are generally competitive and comparable to those paid by similarly situated companies in our industry. We focus on compensation data that we are able to obtain from competitor industries with similar revenue levels as ours. A number of our direct competitors currently have significantly greater revenues and compensation structures in those companies are generally higher. While focusing on industries and competitors comparable in size to us, we strive to maintain base salary amounts similar to or slightly greater than the appropriate median salary in comparable industries. In determining salary adjustments for executive officers, where appropriate, the board of directors and Chief Executive Officer also consider non-financial performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with our customers and employees. The Chief Executive Officer exercises discretion in increasing the base salaries of our executive officers from the prior fiscal year within the guidelines discussed above, excluding his own base salary, which is determined by the board of directors in its discretion.

              The following table sets forth the fiscal 2009 base salaries for each of our NEOs:

Name	Fiscal 2009 Base Salary
James D. Mack	$350,000
James M. Tholey	$275,000
David J. de Poincy	$200,000

              As noted above, we do not provide standard annual raises in the base salaries of our executive officers. Instead, our Chief Executive Officer periodically reviews the base salaries of our executive officers based on the individual and company-wide performance criteria described above (in the case of the Chief Executive Officer, this is done by the board of directors). Based upon these factors, in fiscal 2010 the base salaries for our executives were increased as follows:

Name	2010 Base Salary Increase
James D. Mack	none
James M. Tholey	none
David J. de Poincy	$50,000

Incentive Compensation

              Our NEOs, as well as other key management employees, participate in the Executive Incentive Compensation Program, or EICP, which provides an opportunity to earn cash bonuses, equity and stock options, sale or exit bonuses and bonuses for the acquisition of other entities upon achievement of targets approved by the Chief Executive Officer and board of directors (such as specifically defined revenue and adjusted EBITDA objectives). These performance objectives are designed to reward both short-term and long-term performance and align management compensation with long-term stockholder value and overall company objectives. Short- and long-term incentive compensation also provides a supplement to the executives' annual base salaries. Our goal is to link the company and executive performance to provide total annual compensation that is competitive with that of executives in other comparable industries. The EICP structure was established several years ago to provide incentive to key executives to achieve the significant growth, operating efficiencies and profitability goals of the company. The goals set forth under the program at that time, as well as the calculations and payouts of earned bonuses, have remained the same. The structure of the plan also includes established limits to bonus awards to eliminate potential adverse effects to the financial well being of the company. The Chief Executive Officer, in consultation with the board of directors (or the board of directors alone, in the case of awards applicable to the Chief Executive Officer), has the discretion to provide additional bonus amounts to individuals deemed to have made significant contributions to the organization. The EICP sets out financial performance goals for overall company growth for corporate executives and similar divisional growth metrics for participants with leadership roles in our various operating units. Corporate executive metrics for each plan year are comprised of three components: revenue, adjusted EBITDA and adjusted EBITDA margin as a percentage of revenue. These components are weighted 25%, 50% and 25%, respectively. Annually, we have allowed for up to $1,600,000 for the payout of the above-named performance targets.

              Based upon the results of fiscal 2009, our NEOs reached the maximum performance goals for revenue dollars and adjusted EBITDA dollars while missing the minimum performance goal for EBITDA percentage. Based on these results, our Chief Executive Officer received a bonus of $262,500, or 75% of his base salary, and our Chief Financial Officer and Mr. de Poincy each received a bonus of $115,000, or 42% and 58% of their base salaries, respectively. For fiscal 2009, the Chief Executive Officer, under the terms of the program, elected to provide the same bonus to Messrs. Tholey and de Poincy, which exceeded the thresholds as outlined for the 2009 plan year for each individual by $1,562 and $32,500, respectively.

              Upon the achievement of maximum performance goals in respect of our fiscal year ended April 30, 2010, our Chief Executive Officer is eligible to receive a bonus of up to $350,000, or 100% of his base salary, our Chief Financial Officer is eligible to earn up to $151,250, or 55% of his base salary, and Mr. de Poincy is eligible to earn up to $137,500, or 55% of his base salary. All other participants in the program are typically eligible to earn up to 45% of their base salaries. If target performance goals are achieved, our Chief Executive Officer would be eligible to receive a bonus of up to 50% of his base salary, while Messrs. Tholey and de Poincy would be eligible to earn up to 35% of their base salaries. If minimum performance goals are achieved, our Chief Executive Officer would be eligible to receive a bonus of up to 25% of his base salary while Messrs. Tholey and de Poincy would be eligible to earn up to 17.5% of their base salaries. Upon achievement of performance in between the minimum, target and maximum goals, bonus amounts will be based on straight-line interpolation between the foregoing amounts. No annual bonus would be payable to the foregoing individuals unless minimum performance targets are met.

              The following table sets forth the performance goals applicable to our fiscal year ended April 30, 2010, which were approved by our board of directors as of June 10, 2009.

Threshold Level

Financial Goal	Minimum	Target	Maximum	Weight
Revenue	$287,000,000	$297,000,000	$310,073,892	25%
Adjusted EBITDA ($)	$34,500,000	$37,000,000	$40,875,886	50%
Adjusted EBITDA (%)	11.80%	12.15%	12.30%	25%

              The EICP also makes available to participants, excluding the Chief Executive Officer, up to $500,000 in annual equity grants, in the aggregate, which are granted under our Nonqualified Stock Option Plan and restricted stock awards. The Chief Executive Officer, at his discretion, can make outright grants of stock in an equity pool or make stock available for purchase. At the creation of the program, an option pool of 5% of our fully diluted shares was made available with 19,000 options awarded to the Chief Executive Officer. The remaining options were granted to other executives at the sole discretion of the Chief Executive Officer.

              In addition, if our annual adjusted EBITDA exceeds the outstanding target level as defined annually by the board of directors, an additional annual cash rewards pool will be established at 25% per dollar of the amount by which EBITDA exceeds the outstanding target level up to an additional pool of $1,000,000. If the target level is significantly exceeded, at the discretion of our majority stockholder, Corinthian Capital, the additional annual cash rewards pool may be increased above the maximum $1,000,000. The Chief Executive Officer will determine how to allocate the annual cash rewards pool, other than with respect to his own award, which is set by the board of directors.

              The Chief Executive Officer reviews and approves all potential payouts under the program, except his own, which is approved by our board of directors, and he has the authority to modify or suspend payment under the program at any time. This program is unfunded and all payouts are paid to participants out of currently available operating cash.

              Transaction Bonuses.    The EICP contains a sale or exit bonus pool, which may be made available by the selling stockholders upon the sale of the company or certain other liquidity events, including the offering. Certain key employees, including our NEOs, are eligible to participate in the exit bonus pool. The size of the exit bonus pool will depend upon the achievement of a specific level of cash on cash return by the limited partners of an affiliate of our majority stockholder, Corinthian Capital, as determined at the sole discretion of the board of directors. In consultation with the board of directors, the Chief Executive Officer shall make the final determination of how to allocate the exit bonus pool among eligible participants. The cash on cash return is defined as the yield determined by dividing the total cash return by the total cash investment.

              In anticipation of acquiring certain companies, the EICP also established a deal bonus for key employees, including our NEOs, who play a critical role in each acquisition. The deal bonus is intended to reward key employees and executives who will be required to perform additional work and effort in order to secure and execute transactions and successfully integrate each acquired business.

              Messrs. Tholey and de Poincy are entitled to participate in the exit bonus portion of the EICP pursuant to their employment arrangements with us, and are each eligible for an exit bonus of $350,000 or more, if the cash on cash return, as calculated by our majority stockholder, is in excess of six times, subject to approval by the Chief Executive Officer.

              Exit bonus payments will be made by our stockholders selling in the offering on a pro rata basis in accordance with the number of shares sold by such stockholders. In addition, the amount of any exit bonus payments will be pro rated to reflect the percentage of our shares sold in the offering.

Long-Term Incentive Compensation

              We believe that long-term performance is achieved through an ownership culture that rewards and encourages long-term performance by our NEOs through the use of stock-based awards. We believe that equity compensation is an effective means of aligning the long-term interests of our employees, including our executive officers, with our stockholders. We strive to increase stockholder value through the utilization of our Nonqualified Stock Option Plan and grants of restricted stock, which are determined by the Chief Executive Officer (other than grants to the Chief Executive Officer, which are determined by the board of directors).

              In determining the total size of equity awards, the Chief Executive Officer considered various factors such as the outstanding number of options and shares of restricted stock, the amount of additional shares available for issuance under the Nonqualified Stock Option Plan, the level of responsibility of the proposed recipient and his or her performance and the percent of the outstanding shares of our common stock represented by outstanding options and shares of restricted stock. The purpose of these grants is to encourage stock ownership by key management, to provide incentive for executives to expand and improve our profits, to align the interests of our employees with those of our stockholders and to attract and retain key personnel.

              Grants of stock options and restricted stock are administered by the Chief Executive Officer, who makes all decisions with respect to participation in and extent of participation in the Nonqualified Stock Option Plan and with respect to grants of restricted stock. In connection with becoming a public company, management of the Nonqualified Stock Option Plan will likely transition to that of the newly formed compensation committee, and the plan may be changed in part, in whole or replaced outright at the discretion of the compensation committee or the board of directors. Unless the Nonqualified Stock Option Plan is terminated earlier, the plan will terminate on May 10, 2016.

    Nonqualified Stock Option Plan

              The maximum number of shares of stock that may be optioned under the Nonqualified Stock Option Plan was established in May 2006 and is 91,304 shares. All awards under the plan are granted by the Chief Executive Officer, except that awards granted under the plan to the Chief Executive Officer are determined by our board of directors. Grants under the Nonqualified Stock Option Plan are made at the discretion of the Chief Executive Officer based on past and expected future performance and are intended, together with other base and incentive compensation provided to our employees, to be competitive with such remuneration provided by our peer group of industries as discussed above. All stock options are granted with an exercise price equal to the fair market value of our stock on the date of grant. Stock options vest over a four-year period at 20% at the date of the grant and 20% per year on each of the first four anniversaries of the grant date, subject to the grantee's continued employment through each applicable vesting date. All options granted expire 10 years after the date of grant. Upon the occurrence of a change in control (defined as any sale, lease, exchange or other transfer of all or substantially all of our assets, certain consolidations, mergers or plans of share exchange involving us and certain liquidations or dissolutions of us), all outstanding stock options shall become fully exercisable. The completion of the offering will not constitute a change in control for purposes of the Nonqualified Stock Option Plan.

              If an option holder ceases to be employed by us, his or her non-vested stock options shall terminate immediately; provided that if an option holder's cessation of employment with us is due to his or her retirement with our consent or the consent of any of our subsidiaries, the option holder may, at any time within three months after such cessation of employment, exercise any vested stock options to the extent that he or she was entitled to exercise them on the date of cessation of employment, but in no event shall any stock option be exercisable more than 10 years from the date it was granted. The Chief Executive Officer may cancel a stock option during the three-month period previously referred to if the option holder engages in employment or activities contrary, in the opinion of the board of directors, to our best interests or the best interests of any of our subsidiaries. The Chief Executive Officer shall determine in each case whether a termination of employment shall be considered a retirement with our consent or the consent of a subsidiary, and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. If an option holder dies while employed by us or any of our subsidiaries without having fully exercised vested stock options, the executors or administrators, or legatees or heirs, of the option holder's estate shall have the right to exercise the stock options to the extent that such deceased option holder was entitled to exercise the stock options on the date of his or her death.

              If an option holder ceases to be employed by us for any reason or no reason, with or without cause, including death or disability, we shall have an irrevocable, exclusive option for a period of 120 days from the date of termination of employment to purchase any shares of common stock acquired by the option holder upon exercise of the stock options. We may exercise this repurchase option by delivering to the option holder (or to his or her executors or administrators, if applicable) a written notice of exercise and a check for the original purchase price paid by the option holder; provided that in the case of death or retirement with our consent, the price shall be the fair market value of such shares as determined by our board of directors. Such repurchase rights terminate upon the completion by us of a public offering of our common stock registered under the Securities Act, including the offering.

    2010 Omnibus Incentive Plan

              Prior to the completion of the offering, we intend to adopt, subject to stockholder approval, the Sabre Industries, Inc. 2010 Omnibus Incentive Plan, which will be an amendment and restatement of the Nonqualified Stock Option Plan and will enable us to offer certain key employees, consultants and non-employee directors equity-based awards. The purpose of the plan is to enhance our profitability and value for the benefit of stockholders by enabling us to offer equity-based incentives in order to attract, retain and reward such individuals, while strengthening the mutuality of interests between those individuals and our stockholders.

              Our compensation committee will administer the plan and select the individuals who are eligible to participate in the plan. The plan permits us to grant stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares and other stock-based awards (including, without limitation, restricted stock units and deferred stock units), which in each case may be subject to the attainment of performance goals, to the extent determined by the compensation committee, and grants of performance-based incentive awards payable in cash, to certain key employees, consultants and non-employee directors, as determined by the compensation committee. In addition, the compensation committee may permit non-employee directors to defer all or a portion of their cash compensation in the form of other stock-based awards granted under the plan, subject to the terms and conditions of any deferred compensation arrangement established by us.

              Up to            shares of our common stock may be issued under the plan (subject to adjustment to reflect certain transactions and events specified in the plan). If any award granted under the plan expires, terminates or is canceled without having been exercised in full, the number of shares underlying such unexercised award will again become available for awards under the plan.

              The compensation committee has discretion to delegate all or a portion of its authority under the plan, and the compensation committee also determines the terms and conditions of the awards at the time of grant in accordance with the terms of the plan.

              The plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of: (i) the expiration of the plan (i.e., 10 years after the date the plan is approved by stockholders); (ii) the material modification of the plan; (iii) the issuance of all available stock under the plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after December 31, 2013. The compensation committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the compensation committee may approve compensation that may not be deductible if the Committee determines that such compensation is in our best interests, which may include for example, the payment of certain non-deductible compensation necessary in order to attract and retain individuals with superior talent. While it is expected that the compensation committee will administer grants under the Omnibus Incentive Plan for our NEOs, grants will be made and administered by our board of directors until our compensation committee is in place.

    Incentive Restricted Stock Grants

              The maximum number of shares of stock available for the grant of restricted stock is        shares pursuant to our incentive restricted stock grant program, which was established in May 2006. All shares are granted by the Chief Executive Officer (except for grants to the Chief Executive Officer, which are determined by the board of directors). Awards of restricted stock are vested on the date of grant, subject to customary restrictions on the transferability thereof. Upon termination for cause as defined by the applicable grant agreements, all restricted shares held by the participant will be forfeited. Upon voluntary termination of a participant's employment, we shall have the right to elect to purchase the participant's shares at a price of 50% of the fair market value of such shares as determined by the board of directors. Payment due to the participant for the sale of the shares to us will be held in escrow from one year to eighteen months. If the participant has not been employed, either directly or indirectly, by a business in competition with us for up to eighteen months following the voluntary termination, the escrowed proceeds plus interest shall be delivered to the participant. If the participant is subsequently employed, either directly or indirectly, by a business in competition with us within eighteen months from the date of termination, the participant's shares shall be forfeited to us. Grants of restricted stock are intended, together with other base and incentive compensation provided to our employees, to be competitive with such remuneration provided by companies in our peer industry group as discussed above.

              11,000 shares of restricted stock were granted to Mr. Tholey on his date of hire, with one-third of such shares vesting on his date of hire, January 28, 2008, and an additional one-third of such shares vesting on each January 28 thereafter, so that all such shares vested as of January 28, 2010. All other restrictions on the restricted shares issued to Mr. Tholey are similar to those discussed above.

              The following is a summary of the non-qualified stock options and restricted stock grants awarded to our NEOs and currently outstanding:

Name	Number of Stock Options	Number of Restricted Stock Shares
James D. Mack	15,200	—
James M. Tholey	—	11,000
David J. de Poincy	—	—

              On and after the effective date of the Sabre Industries, Inc. 2010 Omnibus Incentive Plan (discussed above), we expect that any additional shares of restricted stock will be granted under the Omnibus Incentive Plan. However, previously granted shares of restricted stock will continue to remain outstanding in accordance with the terms of the applicable grant agreement and the plan.

Perquisites and Other Compensation

              In addition to their base salaries and awards under the incentive plans described above, our NEOs have received matching contributions under our 401(k) plan, which is available to all full-time employees. Until May 1, 2009, we matched 50% of a NEO's pretax contributions up to 6% of such NEO's base salary up to the maximum NEO deferral limit allowed by the plan, which is currently $16,500. Effective May 1, 2009, we suspended the matching contribution for all employees, including the NEOs.

              Each NEO is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any health insurance or health care plan, disability insurance, supplemental retirement plan, vacation and sick leave plan, and other similar plans. In addition, each NEO is eligible for certain other benefits, including life insurance of at least one times their base salary up to $250,000 of group term life insurance coverage, reimbursement of business and entertainment expenses and use of a company car and credit card. The board of directors may revise, amend or add to the officer's executive benefits and perquisites as it deems advisable. We believe that these benefits and perquisites are consistent with those provided to senior executives at companies in our industry. These benefits are included in the Summary Compensation Table in the "All Other Compensation" column.

Exercise of Discretion in Executive Compensation

              The board of directors has complete discretion to withhold payment pursuant to any of our incentive compensation plans regardless of whether we or our NEOs have successfully met the goals set under these plans. Likewise, the board of directors has the authority to grant payment under any of the plans despite the non-attainment by us or our NEOs of the pre-established goals. For 2010, we expect that the board of directors will not exercise such discretion in the payment or non-payment of awards to our NEOs.

Severance and Change in Control Arrangements

              All of our NEOs are parties to non-compete agreements entered into at the time of their initial hire by us. Messrs. Mack and Tholey are also party to severance agreements entered into at the time of their initial hire by us. Under the agreements, Messrs. Mack and Tholey and other key individuals are eligible for severance benefits consisting of base salary continuation, ranging from 12 to 24 months, respectively, and paid COBRA coverage.

              Additionally, in the event of a change in control (as defined in the stock option plan), all of the unvested options held by the executive would become fully vested.

              Please refer to the discussion below under "—Potential Payments upon Termination or Change in Control" for a more detailed discussion of our severance and change in control agreements.

Stock Ownership Guidelines

              The board of directors has not implemented stock ownership guidelines. The board of directors has chosen not to require stock ownership because of the limited market for our common stock. The board of directors will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Impact of Tax and Accounting Requirements on our Executive Compensation Decisions

              We account for stock-based awards in accordance with the requirements of accounting for share-based payments. Under Financial Accounting Standards Board Accounting Standards Codification Topic 718, grants of options and restricted stock result in an accounting charge equal to the fair market value of the award over the vesting period as determined on the grant date. For restricted stock, the charge is equal to the fair value of the stock on the date of grant multiplied by the number of shares granted. For options, the charge is equal to the Black-Scholes value on the date of grant multiplied by the number of option shares granted. This expense is recognized over the requisite service or vesting period of the applicable equity awards. Our board of directors considers the accounting and tax implications of its compensation decisions as one factor among many in achieving its executive compensation objectives.

              Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by a publicly held company to $1,000,000 per individual NEO (other than the Chief Financial Officer) per year. This limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company that also meets certain other technical requirements. The EICP, the Nonqualified Stock Option Plan and Incentive Restricted Stock Grant Plan will be approved by stockholders prior to the completion of the offering and therefore awards under such plans will be exempt from Section 162(m) during the reliance period under applicable regulations. With respect to each plan, this reliance period will end at the 2013 Annual Meeting of Stockholders, provided that they are not previously materially amended.

Policy Regarding Restatements

              We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our board of directors would evaluate whether compensation adjustments were appropriate based on the facts and circumstances surrounding the restatement.

Conclusion

              We have designed and administered our compensation program in a manner that emphasizes the retention of key executive officers and rewards them appropriately for positive results. We monitor the program in recognition of the dynamic marketplace in which we compete for talent and will continue to emphasize pay-for-performance and equity-based incentive plans that reward our NEOs for results consistent with the interests of our stockholders.

2009 Summary Compensation Table

              The following table provides relevant information concerning the compensation of our NEOs for fiscal 2009:

Name and Principal Position	Salary ($)	Stock Awards (1)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2)($)	All Other Compensation (3)($)	Total ($)
James D. Mack President and Chief Executive Officer	$350,000	—	$38,950	$262,500	$34,940	$686,390
James M. Tholey Executive Vice President and Chief Financial Officer	$275,000	—	—	$115,000	$41,328	$459,378
David J. de Poincy President, Electric T&D Infrastructure	$200,000	—	—	$115,000	$18,409	$333,409

(1)
Reflects the actual amounts earned during fiscal 2009 and subsequently paid to participants in fiscal 2010 under the Executive Incentive Compensation Plan.

(2)
Reflects 401(k) match, automobile allowance, lawn care, professional fees, membership dues, life, disability and income continuation insurance and company paid health benefits. See table below.

Name	401(k) Matching Contributions ($)	Auto ($)	Lawn Care ($)	Professional Fees ($)	Dues and Memberships ($)	Life, Disability, and Income Continuation Insurance ($)	Health Benefits ($)	Total ($)
James D. Mack	$6,441	$2,949	$4,212	$2,376	—	$9,786	$9,176	$34,940
James M. Tholey	$6,712	$13,900	—	—	$10,800	$734	$9,182	$41,328
David J. de Poincy	$6,900	$1,702	—	—	—	$625	$9,182	$18,409

Grants of Plan-Based Awards

              The table below presents the plan-based awards that our NEOs are eligible to earn in 2010. The amounts below represent the threshold, target and maximum amounts that could be earned under the Executive Incentive Compensation Program, inclusive of the target and overachievement components of that program. All payments owed under the Executive Incentive Compensation Program for 2009 have been made, and are disclosed in the 2009 Summary Compensation Table.

	Estimated Future Payments Under Non-Equity Incentive Plan Awards ($)(1)
Name	Threshold ($)	Target ($)	Maximum ($)
James D. Mack	$87,500	$175,000	$350,000
James M. Tholey	48,125	96,250	151,250
David J. de Poincy	43,750	87,500	137,500

(1)
Includes the threshold, target and maximum payouts designated under our Executive Compensation Incentive Program for 2010. For a discussion of the terms of such bonus plan and the amounts earned by our NEOs during 2009, see "—Compensation Discussion and Analysis—Elements of Executive Compensation" above.

Outstanding Equity Awards at Fiscal 2009 Year-End

              The following table provides information related to unexercised stock options for the NEOs, including those that were either fully vested but remained unexercised or were unvested and unexercisable as of April 30, 2009.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date
James D. Mack	4/17/2007	7,600	7,600	$27.21	4/16/2017
James M. Tholey	—	—	—	—	—
David J. de Poincy	—	—	—	—	—

(1)
Stock options vest over a four-year period at 20% at the date of the grant and 20% per year on the anniversary grant date thereafter. All options granted expire 10 years after the date of grant.

Option Exercises and Stock Vested for Fiscal 2009

              The following table provides information related to stock options exercised and restricted stock awards vested for the NEOs during the year ended April 30, 2009.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
James D. Mack	—	—	—	—
James M. Tholey	—	—	3,666.7	$28,050
David J. de Poincy	—	—	—	—

Employment Agreements

              Each of our NEOs has an employment agreement with us. The terms of these employment agreements include the following:

              James D. Mack—We are party to an employment agreement with Mr. Mack entered into on May 9, 2006. The agreement had an initial term of three years, after which it remains effective for successive one-year periods until we give or are provided by Mr. Mack with 30 days, notice of the termination prior to each successive renewal. The agreement provides for an initial base salary of $350,000 per year, which is subject to annual increase at the discretion of the board of directors. In addition, pursuant to his employment agreement, Mr. Mack is eligible to receive an annual performance bonus of up to 100% of his base salary based on objectives determined by the board of directors, and is eligible to participate in the Nonqualified Stock Option Plan. The employment agreement entitles Mr. Mack to participate in the benefit programs generally provided by us to our executive employees.

              In the event that Mr. Mack's employment terminates as a result of a "constructive termination" (as defined in his employment agreement) or his termination of employment without "cause" (as defined in his employment agreement), Mr. Mack will be entitled following his termination to receive two years of base salary continuation payments and, subject to his election of COBRA continuation benefits and payment of the employee premium then in effect, two years of continued participation in our health insurance plans. The foregoing severance payments and benefits are subject to Mr. Mack's execution of a release of any claims against us, and to his continued compliance with his restrictive covenant obligations described below.

              Mr. Mack is subject to restrictive covenants, including non-compete and non-solicitation provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Mack shall not engage in any activity in competition with our then-current business while employed by us or at any time during the two-year period following his cessation of employment by us for any reason. In addition, during his employment and such two-year period thereafter, Mr. Mack is prohibited from soliciting business from our customers or clients, and from soliciting any of our employees for employment.

              James M. Tholey—We are party to an employment letter agreement with Mr. Tholey entered into on December 26, 2007, as amended on April 30, 2008 and November 7, 2008. The letter agreement provides for an initial base salary of $275,000 per year which is subject to annual increase at the discretion of the Chief Executive Officer. In addition, pursuant to his employment letter agreement, Mr. Tholey is eligible to receive an annual bonus of up to 55% of his base salary as a part of the EICP and is eligible to participate in the Nonqualified Stock Option Plan as well as other plans as made available to our employees. Under the EICP, subject to approval by the Chief Executive Officer, Mr. Tholey is also eligible for a sale or exit bonus of $350,000 or more if the limited partners of an affiliate of our majority stockholder receive a cash on cash return on their investment in us of at least six times.

              If Mr. Tholey's employment is terminated by us without cause or as a result of the relocation of his responsibilities outside the Philadelphia region, he will be entitled to one year of continued base salary and, subject to his continued payment of applicable premiums, healthcare benefits.

              David J. de Poincy—We are party to an employment letter agreement with Mr. de Poincy entered into on November 2, 2007, as amended on April 11, 2008 and November 18, 2008. The letter agreement provides for an initial base salary of $130,000 per year which has increased to $200,000 as of March 10, 2008. Mr. de Poincy's annual compensation is subject to annual increase at the discretion of the Chief Executive Officer. In addition, pursuant to his employment letter agreement, Mr. de Poincy is eligible to receive an annual bonus of up to 55% of his base salary as a part of the EICP and is eligible to participate in the Nonqualified Stock Option Plan as well as other plans as made available to our employees. Under the EICP, subject to approval by the Chief Executive Officer, Mr. de Poincy is also eligible for a sale or exit bonus of $350,000 or more if the limited partners of an affiliate of our majority stockholder receive a cash on cash return on their investment in us of at least six times.

              Employment Agreements To Be Entered Into In Connection With the Offering.    In connection with the offering, we intend to enter into new employment agreements with Messrs. Mack, Tholey and Sandore that, in the case of Messrs. Mack and Tholey, will supersede their employment agreements described above as of the date of the completion of the offering. The new employment agreements are expected to be in substantially the same form, and are expected to provide for a          -year term of employment. In each case, if the executive's employment is terminated by us prior to the end of the agreement term without "cause" (as defined in the employment agreements), the executives will be entitled to the following severance payments and benefits, subject to their execution and non-revocation of a release of claims against the us: one year of continued base salary payments and one year of continued participation in our health insurance plans, subject to their election of COBRA continuation benefits and continued payment of applicable employee premiums. The foregoing health insurance benefits will end on the earlier of the anniversary of the executive's date of termination, or earlier participation in health insurance plan(s) provided by any subsequent employer. The continued provision of the foregoing post-termination severance and benefits will also be subject to the executives' continued compliance with the restrictive covenant obligations described below.

              The new employment agreements will provide that the executives are subject to certain restrictive covenants, including non-compete and non-solicitation provisions, while they are employed by us and for one year thereafter. Pursuant to such provisions, the executives shall not engage in activity in competition with our then-current business while employed by us or at any time during the one-year period following the executive's termination of employment for any reason or no reason. In addition, during the term of employment and such one-year period thereafter, the executives will be prohibited from soliciting business from our customers or clients, and from soliciting any of our employees for employment.

Potential Payments Upon Termination or Change in Control

              We have entered into employment agreements and change of control employment agreements with certain of our NEOs. Our agreements with Messrs. Mack and Tholey provide for severance benefits following a termination of employment, as well as provide employment benefits in connection with a change of control. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on April 30, 2010 based on the estimated fair market value of our common stock on that date of $14.53, given the NEO's compensation and service levels as of such date. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. Unless otherwise noted specifically below, a change of control will not be triggered as a result of the offering.

              With regard to Mr. Mack, severance benefits will be provided for as follows. Upon termination for cause, we will have no obligation related to severance compensation. Termination for cause as defined by Mr. Mack's employment agreement includes: continued failure to perform his duties, willful misconduct or gross negligence that damages us, his breach of the employment agreement, his conviction for a felony and his indictment for embezzlement. Upon his termination of employment without cause or as a result of a constructive termination, Mr. Mack will be entitled to base salary continuation and group health premiums for two years following the date of his termination, subject to Mr. Mack's execution of a release of any claims against us. "Constructive termination" is defined in his employment agreement as a material adverse change in Mr. Mack's compensation or title.

              With regard to Mr. Tholey, severance benefits will be provided as follows. Upon termination without cause or change of control that results in relocation of responsibilities, Mr. Tholey will be entitled to base salary continuation and group health premiums for one year following the termination date.

              In addition, Messrs. Tholey and de Poincy are entitled to participate in the exit bonus portion of the EICP pursuant to their arrangements with us as described herein. In order to receive an exit bonus payment, the executives must remain employed through the date on which the relevant cash on cash return was realized.

              The tables below reflect amounts that would become payable to our NEOs under existing plans and employment agreements and arrangements, based on the assumptions set forth above. The amounts shown assume that such termination of employment or change of control was effective as of April 30, 2010, and that the limited partners of an affiliate of our majority stockholder received a cash on cash return on their investment in us of at least six times, as of April 30, 2010. The actual amounts that would be paid upon an NEO's termination of employment or change of control can be determined only at the time of any such event. The actual value that would be recognized by an NEO with respect to his or her stock options can only be determined at the time of exercise and could be affected by changes to the fair market value of our common stock following termination of employment. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. In addition, in connection with any actual termination of employment or change in control transaction, we may determine to enter into one or more agreements or to establish arrangements providing additional benefits or amounts, or altering the terms of benefits described below.

Executive Benefits and Payments Upon a Termination of Employment or Change of Control	Cash Severance	Stock Options (Accelerated Vesting)	Health Benefits	EICP Exit Bonus(2)
James D. Mack
Termination without cause or constructive termination(1)	$700,000	N/A	$18,352	N/A
Change of control	N/A	$77,900	N/A	N/A
Termination in connection with a change of control	N/A	$77,900	N/A	N/A
James M. Tholey
Termination without cause or relocation(1)	$275,000	N/A	$9,176	N/A
Change of control	N/A	N/A	N/A	$350,000
Change of control with termination or relocation	$275,000	N/A	$9,176	$350,000
David J. de Poincy
Termination without cause or constructive termination	N/A	N/A	N/A	N/A
Change of control	N/A	N/A	N/A	$350,000

(1)
Messrs. Mack and Tholey's employment agreements provide that severance payments will be paid out over regular company pay periods over 24 and 12 months, respectively.

(2)
Target bonus amount assumes that the limited partners of an affiliate of our majority stockholder received a cash on cash return on their investment in us of at least six times, and may be higher or lower as determined by the Chief Executive Officer. EICP exit bonus payments may be payable upon a change of control whether or not the executive's employment is terminated thereafter, and may also be payable upon certain transactions, such as the offering, that would not constitute a change of control.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transactions

              Other than employment agreements, compensation plans and other arrangements that are described under "Executive Compensation," and the transactions described below, since January 1, 2006, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Stockholders Agreement

              We entered into a stockholders agreement, dated September 12, 2007, with Corinthian Capital and certain other stockholders. The stockholders agreement will terminate automatically upon the completion of the offering. The stockholders agreement defines our relationship with certain stockholders and the rights and obligations of these stockholders and automatically terminates upon the occurrence of any of the following events: (i) the cessation of our business; (ii) our liquidation, dissolution or winding up; (iii) the sale of us; (iv) whenever one holder owns all of our outstanding capital stock and no options are outstanding; (v) the written consent of us, Corinthian Capital and the holders of at least a majority of all our capital stock and securities convertible or exchangeable into our capital stock; or (vi) the time that a registration statement with respect to an underwritten public offering of our common stock is declared effective by the SEC.

              The stockholder parties to the stockholders agreement have preemptive rights with respect to the issuance of certain additional securities (not including the shares of common stock being offered by us in this offering), are subject to transfer restrictions of shares of our capital stock held by such parties and have certain co-sale rights. In addition, subject to certain rights and conditions, we must furnish annual and monthly financial statements to each stockholder party as soon as available after the end of the applicable reporting period.

              Subject to certain rights and conditions, if Corinthian Capital approves a sale of us to an independent third party on an arm's-length basis, each stockholder party is required to participate in the sale and consent to the sale, waive any appraisal rights and take all actions necessary to complete the sale. In addition, subject to certain rights and conditions, under the stockholders agreement, all stockholder parties must vote their shares to elect or remove any directors as designated by Corinthian Capital, ZM Private Equity Fund I, L.P. and Mr. Mack. Subject to certain rights and conditions, the prior written consent of certain stockholder parties are also required to approve certain corporate matters.

              The stockholders agreement provides that we will pay to Corinthian Capital fees equal to 5% (or such lesser amount determined by Corinthian Capital) of (i) the gross total transaction value with respect to the acquisition of all the equity or substantially all the assets of any person not affiliated with us, (ii) the gross total transaction value with respect to a sale of all of the capital stock of us or our subsidiary, Sabre Communications Holdings, Inc., or a sale of substantially all of our assets and (iii) the proceeds of any dividend or other payment to holders of our common stock through a leveraged recapitalization of us or a similar external financing event; provided that 20% of such amount shall be paid directly to ZM Private Equity Fund I, L.P. In addition, the stockholders agreement provides that we will pay an annual management fee to Corinthian Capital and ZM Equity Partners, LLC of $800,000 in the aggregate, subject to increase from time to time by our board of directors acting in good faith.

              For the period of 180 days following the effective date of a registration statement filed under the Securities Act by us in connection with an underwritten offering, subject to certain exceptions, the stockholders agreement provides that if requested by us and the underwriter, the stockholder parties to the stockholders agreement are not permitted to sell or otherwise transfer or dispose of any of our capital stock or securities convertible or exchangeable into our capital stock, except for any common stock or convertible securities included in such registration. Please refer to "Shares Eligible for Future Sale—Lock-Up Agreements" for a description of the lock-up agreements entered into by our directors and officers, the selling stockholders and the other holders of our equity securities.

Registration Rights Agreement

              We are party to a Registration Rights Agreement with Corinthian SC, LLC, ZM Private Equity Fund I, L.P., ZM Private Equity Fund II, L.P. and James D. Mack, which we refer to collectively as the Holders, pursuant to which we granted the Holders certain registration rights in respect of our common stock. Subject to certain terms and conditions, the Registration Rights Agreement provides that Corinthian SC, LLC may require us to register the shares of our common stock held by it with the SEC. We are not required to effect more than three such registrations on behalf of Corinthian SC, LLC, except that at any time at which we are eligible to register shares of our common stock on Form S-3 (or any successor form), Corinthian SC, LLC shall have the right to an unlimited number of demand registrations on Form S-3. The Registration Rights Agreement also provides that if we propose to register any class of our equity securities in connection with a public offering, we are required to give each of the Holders notice of such determination and use our best efforts to register all of the shares of our common stock held by the Holders if so requested.

Tower Sales

              Our Chief Executive Officer, James D. Mack, and our Chief Financial Officer, James M. Tholey, collectively own a 40% interest in Towers X, LLC, or Towers X. Towers X purchased one tower from us during our 2008 fiscal year for approximately $74,000, and one tower from us during our 2009 fiscal year for approximately $66,000.

              Mr. Mack and Mr. Tholey collectively own a 25% interest in Towers XX, LLC, or Towers XX. Towers XX has ordered one tower from us, which has not yet been shipped. The purchase price is approximately $87,000.

              Mr. Mack owns a 15% interest in Towers of Mississippi II, LLC, or TMII, which purchased four towers from us during the nine months ended January 31, 2010 for approximately $319,000 in the aggregate. Subject to the prior review and approval of our audit committee, TMII may purchase additional towers from us.

              Until November 2009, when the business was sold, Mr. Mack owned 15% of Towers of Mississippi, LLC, or TMI. TMI purchased towers from us for $4.5 million in the aggregate during our 2009 fiscal year and $310,000 in the aggregate during the nine months ended January 31, 2010.

              Accounts receivable from these entities, in the aggregate, at April 30, 2009 and January 31, 2010 were approximately $878,000 and $138,000, respectively.

              Each of these tower sales was on terms no less favorable to us than we could have obtained from unaffiliated third parties. Each of these companies engages exclusively in the tower leasing business, which is neither competitive with our business operations nor is it a business that we wish to enter.

Real Property Lease

              Our Chief Operating Officer, Peter J. Sandore, owns a 33.3% interest in 150 Knotter Drive LLC, the landlord under the lease for our approximately 10,000-square-foot distribution center in Cheshire, Connecticut. We pay monthly rent under the lease of $3,000. The term of the lease expires on July 31, 2010 and continues thereafter on a month-to-month basis. During fiscal 2009 and the nine months ended January 31, 2010, we paid $0 and $21,000, respectively, in rent under the lease to 150

Knotter Drive LLC. We entered into this lease before Mr. Sandore became our Chief Operating Officer.

Independent Contractor Agreement

              On May 1, 2009, we entered into a one-year Independent Contractor Agreement (the "Consulting Agreement") with Business Resource Consulting, LLC ("BRC"), an entity controlled by Peter J. Sandore, our Chief Operating Officer. Mr. Sandore was not employed by us at the time we entered into the Consulting Agreement. Pursuant to the terms of the Consulting Agreement, BRC agreed to provide the services of Mr. Sandore as an advisor to our Chief Executive Officer and board of directors. In consideration of such services, we were required to pay BRC base compensation in the amount of $36,190 per month for each of May, June and July 2009, and $20,000 per month from August 2009 through April 2010. In addition to the base compensation described above, BRC was eligible to receive a commission based upon a percentage of incremental business generated by BRC through Mr. Sandore. For the nine months ended January 31, 2010, BRC earned $5,000 in commissions under the agreement. The Consulting Agreement terminated pursuant to its terms upon our hiring of Mr. Sandore in April 2010.

Note Receivable

              In October 2009, we entered into a note receivable with Mr. Mack for $350,000 that was due on demand and carried interest at the then-applicable federal rate for related party loans. The loan was payable in cash or through the surrender of 10,651.25 shares of our common stock owned by Mr. Mack, in Mr. Mack's sole discretion. In December 2009, Mr. Mack elected to settle the outstanding principal amount of the note by surrendering shares of our common stock to us. The fair value of the shares at the time of the loan settlement was approximately $186,000. We recognized the differential on the note balance as compensation expense in December 2009.

Transactions with Former Director

              Steven Schoonover, a stockholder and a former director of ours, held, at the time of our acquisition of CellXion, a 41.3% interest in CellXion. In March 2010, we reached a settlement with the prior owners of CellXion on the amount of the contingent portion of the purchase price relating to our September 2007 acquisition of CellXion pursuant to which we agreed to pay them an aggregate of $1,937,500.

              From time to time, we use an aircraft for travel purposes, which is owned by Schoonover Enterprises, LLC, an entity owned by Steven Schoonover, one of our stockholders and a former member of our board of directors. During fiscal 2009 and the nine months ended January 31, 2010, we paid approximately $61,000 and $55,000, respectively, in rent and certain expenses associated with the operation and maintenance of the aircraft to Schoonover Enterprises, LLC.

Our Policies Regarding Related-Party Transactions

              Prior to the completion of the offering, we intend to adopt a written policy and procedures for the review, approval and ratification of transactions with related persons. The policy we plan to adopt will provide that: (i) the term "related persons" will include, among others, our executive officers and other senior level employees, directors, immediate family members of such persons and any other person that could significantly influence our policies; and (ii) transactions covered under our policy will generally include business transactions between us and a related person, including, among others, the sale of inventory or supplies to or purchase of inventory or supplies from a related person, and the supply of services to or receipt of services from a related person and will require the pre-approval of the audit committee in certain cases.

 PRINCIPAL AND SELLING STOCKHOLDERS

              The following tables present information regarding the beneficial ownership of our common stock as of April 30, 2010 by:

  •
  each person, or group of affiliated persons, that is known by us to own beneficially 5% or more of our common stock;

  •
  each of our directors;

  •
  each of our executive officers named in the section of this prospectus captioned "Executive Compensation—Summary Compensation Table";

  •
  all our directors and executive officers as a group; and

  •
  each selling stockholder.

              We have determined beneficial ownership in accordance with the rules of the SEC, which attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 30, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

              As reflected in the tables, percentage ownership before the offering is determined using 2,516,391 shares of common stock outstanding, which is based on the number of shares outstanding as of April 30, 2010. Percentage ownership after the offering reflects the issuance of shares of common stock in the offering by us. The information assumes no exercise of the underwriters' overallotment option. Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise noted below, the address for each beneficial owner listed on the table is c/o Sabre Industries, Inc., 1120 Welsh Road, Suite 210, North Wales, PA 19454.

	Shares of Common Stock Beneficially Owned Before the Offering		Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering
Beneficial Owner	Number	Percent	Number	Number	Percent
5% Stockholders
Corinthian SC, LLC(1)	1,426,109	56.7%
Peter Van Raalte(1)	1,426,109	56.7%
Quinn Morgan(2)(3)	699,535	26.5%
ZM Private Equity Fund I, L.P.(2).	489,675	18.8%
James D. Mack(4)	237,636	9.4%
ZM Private Equity Fund II, L.P.(3)	209,860	8.2%
Other Directors and Executive Officers
James M. Tholey	11,000	*
Edward F. Bradley	—	—
Michael Del Giudice	—	—
David J. de Poincy	—	—
Peter J. Sandore	—	—
All Directors and Executive Officers as a Group (8 persons)(5)	2,374,280	89.7%

*
Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
All of the membership interests in Corinthian SC, LLC, a Delaware limited liability company, are owned by Corinthian Equity Fund, L.P. Corinthian Equity Partners, L.P. is the general partner of Corinthian Equity Fund, L.P. Corinthian G.P., Inc. is the general partner of Corinthian Equity Partners, L.P. Steven J. Kumble controls Corinthian G.P., Inc. Peter Van Raalte is the manager of Corinthian SC, LLC. Each of Corinthian Equity Partners, L.P., Corinthian G.P., Inc., Mr. Kumble and Mr. Van Raalte may be deemed to beneficially own the shares of our common stock owned by Corinthian SC, LLC. Each of Corinthian Equity Partners, L.P., Corinthian G.P., Inc., Mr. Kumble and Mr. Van Raalte disclaims beneficial ownership of such shares as to which they do not have a pecuniary interest. The address of each of the parties is 601 Lexington Avenue, 59th Floor, New York, NY 10022.

(2)
Includes 83,462 shares issuable to ZM Private Equity Fund I, L.P. pursuant to a warrant that is exercisable within 60 days. ZM Private Equity Fund I GP, LLC is the general partner of ZM Private Equity Fund I, L.P. Q&U Investments, LLC is the managing member of ZM Private Equity Fund I GP, LLC. Quinn Morgan is the sole managing member of Q&U Investments, LLC, and accordingly Mr. Morgan may be deemed to have sole voting and investment power with respect to the shares held by ZM Private Equity Fund I, L.P. Mr. Morgan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of each of the parties is 757 Third Avenue, 20th Floor, New York, NY 10017.

(3)
Includes 35,769 shares issuable to ZM Private Equity Fund II, L.P. pursuant to a warrant that is exercisable within 60 days. ZM Private Equity Fund II GP, LLC is the general partner of ZM Private Equity Fund II, L.P. Q&U Investments, LLC is the managing member of ZM Private Equity Fund II, GP, LLC. Quinn Morgan is the sole managing member of Q&U Investments, LLC, and accordingly Mr. Morgan may be deemed to have sole voting and investment power with respect to the shares held by ZM Private Equity Fund II, L.P. Mr. Morgan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of each of the parties is 757 Third Avenue, 20th Floor, New York, NY 10017.

(4)
Includes 11,400 shares issuable pursuant to stock options that are exercisable within 60 days.

(5)
Includes shares owned by Corinthian SC, LLC, of which Mr. Van Raalte may be deemed to have beneficial ownership. See note (1). Includes shares owned by ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P., of which Mr. Morgan may be deemed to have beneficial ownership. See notes (2) and (3).

DESCRIPTION OF CAPITAL STOCK

              The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our forms of amended and restated certificate of incorporation and bylaws, to be effective upon completion of the offering, which are included as exhibits to the registration statement of which this prospectus is part.

General

              Upon completion of the offering, our authorized capital stock will consist of                shares of common stock, par value $0.01 per share, and                shares of preferred stock, par value $0.01 per share.

              At April 30, 2010, we had                shares of our common stock outstanding. No shares of our preferred stock are designated, issued or outstanding.

Common Stock

              Holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Subject to the rights of any class of stock having a preference as to dividends, holders of shares of our common stock are entitled to receive dividends as may be declared by our board of directors from time to time in its discretion from funds legally available therefor. There are no preemptive, subscription, conversion, redemption or sinking fund provisions applicable to our common stock.

              Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and amounts payable to holders of any class of stock having a preference as to liquidation. All the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

              The rights, preferences and privileges of holders of our common stock are subject to and may be affected by, the rights of the holders of any shares of preferred stock that we may designate and issue in the future.

Preferred Stock

              Our amended and restated certificate of incorporation will provide that our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. In addition, any such shares of preferred stock may have class or series voting rights.

Equity Incentive Awards

              As of April 30, 2010, we had outstanding options to purchase                shares of our common stock and                 shares of restricted stock. The weighted average exercise price of the outstanding options is $                per share. We have                shares remaining available for issuance pursuant to our equity incentive plan.

Warrants

              Warrants to purchase 134,783 shares of our common stock at an exercise price of $0.01 per share are currently outstanding, The warrants expire on May 9, 2016. These warrants may be exercised at the option of the holders in whole or in part by (i) cash payment of the exercise price or (ii) exchange of the warrant for shares of our common stock equal to the value of the amount of the warrant being exchanged on the date of exchange. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, stock split, combination or reclassification of outstanding shares of our common stock and upon certain issuances of additional shares of our common stock.

Registration Rights Agreement

              Please refer to "Related-Party Transactions—Registration Rights Agreement" for a summary of our Registration Rights Agreement.

Indemnification and Limitation of Directors and Officer Liability

              As permitted by Section 102 of the Delaware General Corporation Law, or DGCL, our certificate of incorporation and bylaws limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  •
  any breach of their duty of loyalty to the corporation or the stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

  •
  any transaction from which the director derived an improper personal benefit.

              This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

              As permitted by Section 145 of the DGCL, our certificate of incorporation and our bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law and that we may advance expenses to our directors, officers and employees in connection with legal proceedings to the fullest extent permitted by the DGCL, subject to limited exceptions. We believe that indemnification under our certificate of incorporation and bylaws covers at least negligence and gross negligence on the part of indemnified parties.

              Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws or Section 145 of the DGCL would permit indemnification. We intend to obtain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

              In connection with the offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers, which provide for indemnification that is broader than the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of such persons'

services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

              The underwriting agreement also provides for indemnification by the underwriters of our officers, directors and selling stockholders for specified liabilities under the Securities Act.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

              Certain provisions of the DGCL and our amended and restated certificate of incorporation and bylaws that will be in effect upon completion of the offering could make it more difficult to acquire us or even prevent us from being acquired by means of a tender offer, a proxy contest or otherwise, or to remove our incumbent directors and officers. These provisions, which we have summarized below, are intended to discourage certain takeover practices that could be coercive or result in inadequate takeover bids, to encourage persons seeking to acquire control of us to first negotiate a transaction with us and to enhance the likelihood of continued stability in the composition of our board of directors and executive management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging third parties from initiating a tender offer for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts and also may have the effect of preventing changes in our executive management.

Delaware Anti-Takeover Statute

              We are subject to Section 203 of the DGCL, which is an anti-takeover statute. Section 203 of the DGCL generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in accordance with Section 203's requirements. In general, a "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder and an "interested stockholder" is a person who (together with affiliates and associates) owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's outstanding voting stock. The applicability of this provision to us would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for your shares.

Stockholder Action by Written Consent

              Our amended and restated bylaws will provide that any action to be taken by our stockholders must be taken at a duly called annual or special meeting and may not be taken by written consent without a meeting.

Stockholder Meetings

              Our amended and restated bylaws will provide that a special meeting of our stockholders may be called only by the chairman of our board of directors, our Chief Executive Officer, our President or upon a resolution duly adopted by upon the affirmative vote of a majority of our entire board of directors, and not by our stockholders.

Board Size; Filling of Vacancies

              Our amended and restated certificate of incorporation and bylaws will provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office or other cause will be filled solely by a majority vote of our remaining directors in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

              Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Listing

              We intend to apply to list our common stock on the NASDAQ Global Select Market under the trading symbol "SABR."

Transfer Agent and Registrar

              The transfer agent and registrar for our common stock is                .

 SHARES ELIGIBLE FOR FUTURE SALE

              Prior to the offering, there has been no public market for our common stock, and although we expect that our common stock will be approved for listing on the NASDAQ Global Select Market, we cannot assure you that there will be an active public market for our common stock following the offering. We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. Future sales of substantial amounts of common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, however, could adversely affect the market price of our common stock and also could adversely affect our future ability to raise capital through the sale of our common stock or other equity-related securities of ours at times and prices we believe appropriate.

              Upon completion of the offering, based on our shares outstanding as of                ,                 shares of our common stock will be outstanding. All of the shares of common stock expected to be sold in the offering will be freely tradable without restriction or further registration under the Securities Act unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common will be deemed "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered under the Securities Act or if those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below.

              As a result of the lock-up agreements and market stand-off provisions described below and the provisions of Rules 144 or 701, and assuming no extension of the lock-up period and no exercise of the underwriters' overallotment option, the shares of our common stock that will be deemed "restricted securities" will be available for sale in the public market following the completion of the offering as follows:

  •
  shares will be eligible for sale on the date of this prospectus; and

  •
  shares will be eligible for sale upon expiration of the lock-up agreements and market stand-off provisions described below, beginning more than 180 days after the date of this prospectus.

              We may issue shares of our common stock from time to time for a variety of corporate purposes, including in capital-raising activities through future public offerings or private placements, in connection with the exercise of stock options or warrants, in other issuances relating to our employee benefit plans and as consideration for future acquisitions, investments or other purposes. The number of shares of our common stock that we may issue may be significant, depending on the events surrounding such issuances. In some cases, the shares we issue may be freely tradable without restriction or further registration under the Securities Act; in other cases, we may grant registration rights covering the shares issued in connection with these issuances, in which case the holders of the common stock will have the right, under certain circumstances, to cause us to register any such shares for resale to the public.

Lock-up Agreements

              We, our directors and officers, the selling stockholders and the other holders of our equity securities have agreed, subject to certain exceptions, not to offer, sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, other than the shares that the selling stockholders may sell in the offering, for a period ending 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to specified exceptions and a possible extension of up to 34 additional days beyond the end of such period. These agreements are described below under the section captioned "Underwriting—No Sales of Similar Securities."

              Merrill Lynch, Pierce, Fenner & Smith Incorporated has advised us that it has no present intent or arrangement to release any shares subject to a lock-up, and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, Merrill Lynch, Pierce, Fenner & Smith Incorporated would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market or our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours.

Rule 144

              In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to the registration requirements of the Securities Act. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

              In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the completion of the offering, without regard to the registration requirements of the Securities Act or the availability of public information about us, if:

  •
  the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

  •
  the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

              Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately                shares immediately after the offering; and

  •
  the average weekly trading volume in our common stock on the NASDAQ Global Select Market during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.

              Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701

              In general, under Rule 701 a person who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell those shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under

Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

              As of April 30, 2010,                shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and                 shares had been issued upon grant of restricted stock awards.                of these shares, however, are subject to lock-up agreements or market stand-off provisions as discussed above, and, as a result, these shares will only become eligible for sale at the earlier of the expiration of the lock-up period or upon obtaining the consent of the underwriters to release all or any portion of these shares from the lock-up agreements.

Stock Options; Restricted Stock

              As of April 30, 2010, options to purchase a total of                shares of our common stock and                shares of restricted stock were outstanding. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of all shares of our common stock subject to outstanding stock options and all shares issued or issuable under our stock plans. We expect to file the registration statement covering these shares after the date of this prospectus, which will permit the resale of such shares by persons who are non-affiliates of ours in the public market without restriction under the Securities Act, subject, with respect to certain of the shares, to the provisions of the lock-up agreements and market stand-off provisions described above.

MATERIAL UNITED STATES TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS OF COMMON STOCK

              The following is a general discussion of material U.S. federal income and estate tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder other than:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect to be treated as a U.S. person; or

  •
  a partnership (or an entity treated as a partnership for U.S. tax purposes).

              If a partnership (or an entity treated as a partnership for U.S. tax purposes, such as a limited liability company) holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock should consult its own tax advisors.

              This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, final, temporary or proposed Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, or the IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment).

              This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, nor does it address any aspects of U.S. state or local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, including without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  pass-through entities (e.g., partnerships), or persons who hold our common stock through pass-through entities;

  •
  tax-exempt organizations;

  •
  tax-qualified retirement plans;

  •
  brokers or dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  controlled foreign corporations or passive foreign investment companies;

  •
  regulated investment companies;

  •
  persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the U.S.; and

  •
  persons that will hold common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes.

              We have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

              We currently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash distributions on our common stock. Distributions we pay, if any, to a non-U.S. holder out of our current or accumulated earnings and profits generally will constitute dividends for U.S. federal income tax purposes. To the extent distributions exceed our current and accumulated earnings and profits for U.S. federal income tax purposes, they will constitute a tax-free return of capital and will reduce your adjusted tax basis in our common stock, but not below zero, and, to the extent they exceed your adjusted tax basis in our common stock, they will be treated as capital gain, subject to the tax treatment described below in "—Gain on Sale or Other Disposition of Common Stock."

              Dividends paid to a non-U.S. holder generally will be subject to U.S. withholding tax at a rate of 30% or such lower rate as may be provided by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a non-U.S. holder must (1) provide us with an IRS Form W-8BEN certifying the non-U.S. holder's entitlement to benefits under that treaty or (2) if common stock is held through foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

              Special rules apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States or, if a treaty applies, are attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, or, if a treaty applies, attributable to such a permanent establishment or fixed base of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including IRS Form W-8ECI or any successor form, with the payor of the dividend. Such dividends, although not subject to withholding tax, generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30%, or a reduced rate as may be specified by an applicable income tax treaty, on its "effectively connected earnings and profits," subject to certain adjustments.

              A non-U.S. holder of shares of our common stock that is eligible for a reduced rate of U.S. withholding tax, but fails to provide the necessary certification, may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock

              In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder's shares of our common stock unless:

  •
  the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States, or, if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis, the gain is attributable to a permanent establishment or fixed base of the non-U.S. holder maintained in the United States, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Furthermore, the branch profits tax discussed above also may apply if the non-U.S. holder is a corporation;

  •
  the non-U.S. holder is an individual and is present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and certain other tests are met, in which case a non-U.S. holder will be subject to a flat tax at a rate of 30% or such lower rate as may be provided by an applicable income tax treaty on any gain realized upon the sale or other disposition, which tax may be offset by U.S. source capital losses; or

  •
  we are or have been a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. We do not believe that we are or have been a USRPHC, and we do not anticipate becoming a USRPHC. If we have been in the past or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. federal income tax, provided that our common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Internal Revenue Code). Our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on a registered national securities exchange or any over-the-counter market, including the NASDAQ Global Select Market.

U.S. Federal Estate Tax

              Shares of our common stock that are owned or treated as owned by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

              Current U.S. federal tax law provides for elimination of the U.S. federal estate tax entirely in 2010. However, under this law, such estate tax would be fully reinstated, as in effect prior to any previous reductions, in 2011, unless further legislation is enacted.

Backup Withholding, Information Reporting and Other Reporting Requirements

              Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable income tax treaty. This information may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

              U.S. backup withholding tax is imposed at a current rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011) on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. A non-U.S. holder of shares of our common stock will be subject to this backup withholding tax on any dividends we pay unless the holder certifies, among other things, its status as a non-U.S. holder (which is generally provided by furnishing an IRS Form W-8BEN, or other applicable form), or otherwise establishes an exemption, provided we or the paying agent have no actual knowledge or reason to know that the beneficial owner is a United States person. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding tax as well.

              Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, among other things, its status as a non-U.S. holder (which is generally provided by furnishing an IRS Form W-8BEN, or other applicable form), or otherwise establishes an exemption, provided the broker has no knowledge or reason to know that the beneficial owner is a U.S. person. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

  •
  a U.S. person, including a foreign branch of such person;

  •
  a "controlled foreign corporation" for U.S. federal income tax purposes;

  •
  a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

  •
  a foreign partnership if at any time during its tax year (1) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (2) the foreign partnership is engaged in a U.S. trade or business;

information reporting, but not backup withholding, will apply in a manner similar to U.S. brokers.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can generally be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner and the required procedures are followed.

New Legislation Relating to Foreign Accounts

              Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

              THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF SHARES OF OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated and Stifel, Nicolaus & Company, Incorporated are acting as the joint book-running managers of the offering and as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Stifel, Nicolaus & Company, Incorporated
Robert W. Baird & Co. Incorporated
Broadpoint Capital, Inc.
Oppenheimer & Co. Inc.

Total

              Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

              We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Sabre Industries, Inc.	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $              million and are payable by us and the selling stockholders.

Overallotment Option

              The selling stockholders have granted an option to the underwriters to purchase up to an additional             shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We and the selling stockholders, our executive officers and directors, and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for a period ending 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NASDAQ Global Select Market Listing

              We expect the shares to be approved for listing on the NASDAQ Global Select Market under the symbol "SABR."

              Before the offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industries in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development,

  •
  other relevant or appropriate factors, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

              Neither we, the selling stockholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, the selling stockholders nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for the offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet web sites maintained by the respective underwriters. Other than the prospectus in electronic format, the information on the respective underwriters' web sites are not part of this prospectus.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and

      (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us, the selling stockholders or any of the underwriters to produce a prospectus for such offer. Neither we, the selling stockholders nor the underwriters have authorized, nor do we or they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

              For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us, the selling stockholders and each underwriter that:

    (A)
    it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

    (B)
    in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

 LEGAL MATTERS

              Proskauer Rose LLP, New York, New York, will pass upon the validity of the shares of common stock offered hereby for us. The underwriters are represented by Winston & Strawn LLP, New York, New York.

EXPERTS

              The consolidated financial statements of Sabre Industries, Inc. for the period from May 1, 2006 through May 9, 2006 (Predecessor), for the period from May 10, 2006 through April 30, 2007, and as of and for the years ended April 30, 2008 and 2009 (Successor), appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

              The consolidated financial statements of CellXion, LLC as of September 12, 2007 and for the period from January 1, 2007 through September 12, 2007 appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

              We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and our common stock to be sold in the offering, we refer you to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part of that registration statement. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

              You may read and copy the registration statement and its exhibits and schedules at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

              Upon completion of the offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a web site at www.sabreindustriesinc.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Index to Consolidated Financial Statements

Sabre Industries, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of April 30, 2008 and 2009	F-3
Consolidated Statements of Operations for the period May 1, 2006 through May 9, 2006 (Predecessor) and May 10, 2006 through April 30, 2007, and for the years ended April 30, 2008 and 2009 (Successor)	F-4

Consolidated Statements of Stockholders' Equity and Comprehensive Income for the period May 1, 2006 through May 9, 2006 (Predecessor) and May 10, 2006 through April 30, 2007, and for the years ended April 30, 2008 and 2009 (Successor)

F-5
Consolidated Statements of Cash Flows for the period May 1, 2006 through May 9, 2006 (Predecessor) and May 10, 2006 through April 30, 2007, and for the years ended April 30, 2008 and 2009 (Successor)	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Balance Sheets as of April 30, 2009 and January 31, 2010	F-37
Unaudited Condensed Consolidated Statements of Operations for the nine months ended January 31, 2009 and 2010	F-38
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended January 31, 2009 and 2010	F-39
Notes to Unaudited Condensed Consolidated Financial Statements	F-40
CellXion, LLC
Report of Independent Auditors	F-53
Consolidated Balance Sheet as of September 12, 2007	F-54
Consolidated Statement of Operations for the period from January 1, 2007 through September 12, 2007	F-55
Consolidated Statement of Members' Equity for the period from January 1, 2007 through September 12, 2007	F-56
Consolidated Statement of Cash Flows for the period from January 1, 2007 through September 12, 2007	F-57
Notes to Consolidated Financial Statements	F-58

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Sabre Industries, Inc.

              We have audited the accompanying consolidated balance sheets of Sabre Industries, Inc. and subsidiaries (the "Company") as of April 30, 2008 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the period from May 1, 2006 through May 9, 2006 (predecessor period) and the period from May 10, 2006 through April 30, 2007 and for each of the two years in the period ended April 30, 2009 (successor period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sabre Industries, Inc. as of April 30, 2008 and 2009, and the results of its operations and its cash flows for the period from May 1, 2006 through May 9, 2006 (predecessor period) and from May 10, 2006 through April 30, 2007 and for each of the two years in the period ended April 30, 2009 (successor period), in conformity with accounting principles generally accepted in the United States.

              As discussed in Note 1, Sabre Communications Holdings, Inc. acquired Sabre Communications Corporation on May 10, 2006, on which date the assets acquired and liabilities assumed were recorded at fair value. The period from May 1, 2006 through May 9, 2006 is presented using historical cost and as a result, this predecessor period is not directly comparable to the successor periods following the acquisition.

/s/ MCGLADREY & PULLEN, LLP

Omaha, Nebraska
April 30, 2010

SABRE INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

As of April 30, 2008 and 2009

(In thousands, except share and per share data)

	April 30, 2008	April 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$1,712	$661
Restricted cash	12,768	560
Trade accounts receivable, less allowance for doubtful accounts of $483 and $1,299, respectively	30,610	33,321
Inventories, net	35,272	35,721
Other current assets	1,231	1,556
Income tax receivable	—	1,036
Deferred income taxes	629	719

Total current assets	82,222	73,574
Property and equipment, net	54,131	26,254
Goodwill	26,859	26,967
Intangible assets, net	49,358	42,439
Deferred income taxes	2,986	1,456

	$215,556	$170,690

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$28,124	$8,978
Derivative liability—interest rate collar	2,589	4,776
Accrued liabilities and expenses	4,133	5,276
Customer deposits and deferred revenue	4,403	6,024
Current maturities of long-term debt	1,929	10,620
Income tax payable	1,156	—

Total current liabilities	42,334	35,674
Long-term debt, less current maturities	158,009	116,334
Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value; 11,000,000 shares authorized, 2,540,042 shares issued (includes 7,666.67 unvested restricted shares), 2,540,042 shares outstanding at April 30, 2008 and 2,524,175 shares outstanding at April 30, 2009	25	25
Additional paid-in capital	13,210	13,455
Retained earnings	3,628	8,494
Less cost of 13,000 shares in treasury at April 30, 2009	—	(235)
Accumulated other comprehensive loss	(1,650)	(3,057)

Total stockholders' equity	15,213	18,682

	$215,556	$170,690

The accompanying notes are an integral part of these consolidated financial statements.

SABRE INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

		Successor
	Predecessor
			For the years ended April 30,
	For the period May 1, 2006– May 9, 2006	For the period May 10, 2006– April 30, 2007
			2008	2009
Net sales	$5,225	$159,603	$222,178	$302,063
Cost of sales	3,962	122,833	173,718	237,006

Gross profit	1,263	36,770	48,460	65,057
General and administrative expenses	1,713	21,049	31,243	41,308
Gain (loss) on sale of property and equipment	—	—	3	(5,521)

Operating income (loss)	(450)	15,721	17,220	18,228
Interest income	—	323	238	167
Interest expense	—	(5,218)	(12,591)	(10,837)
Miscellaneous income	—	5	15	26

	—	(4,890)	(12,338)	(10,644)
Income (loss) before income taxes	(450)	10,831	4,882	7,584
Income tax expense	1	4,015	1,165	2,718

Net income (loss)	$(451)	$6,816	$3,717	$4,866

Earnings per share
Basic	N/A	$4.39	$1.69	$1.93
Diluted	N/A	$4.04	$1.59	$1.83
Weighted average shares outstanding
Basic	N/A	1,551,966	2,196,017	2,524,826
Diluted	N/A	1,686,700	2,331,427	2,664,640

The accompanying notes are an integral part of these consolidated financial statements.

SABRE INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

	Outstanding Shares	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Treasury Stock	Total	Total Comprehensive Income
Balance, May 1, 2006 (Predecessor)	10	$10	$—	$—	$20,998	$—	$21,008
Dividends	—	—	—	—	(497)	—	(497)
Net loss	—	—	—	—	(451)	—	(451)	$(451)

								$(451)

Balance, May 9, 2006 (Predecessor)	10	$10	$—	$—	$20,050	$—	$20,060

Balance, May 10, 2006 (Successor)	—	$—	$—	$—	$—	$—	$—
Issuance of common stock upon formation of the Company	1,550,000	15	12,188	—	—	—	12,203
Shares issued as employee stock grants	50,000	1	1,360	—	—	—	1,361
Stock-based compensation expense	—	—	165	—	—	—	165
Net income	—	—	—	—	6,816	—	6,816	$6,816

								$6,816

Balance, April 30, 2007	1,600,000	$16	$13,713	$—	$6,816	$—	$20,545
Adoption of uncertain tax position guidance on May 1, 2007	—	—	—	—	(67)	—	(67)
Employee option exercises and restricted stock grants	20,467	—	457	—	—	—	457
Shares issued	700,000	7	25,020	—	—	—	25,027
Shares issued in acquisition	213,042	2	6,998	—	—	—	7,000
Dividends and returns of capital	—	—	(33,162)	—	(6,838)	—	(40,000)
Stock-based compensation expense	—	—	184			—	184
Interest rate collar, net of tax	—	—	—	(1,650)	—	—	(1,650)	$(1,650)
Net income	—	—	—	—	3,717	—	3,717	3,717

			—	—				$2,067

Balance, April 30, 2008	2,533,509	$25	$13,210	$(1,650)	$3,628	$—	$15,213
Purchase of treasury stock	(13,000)	—	—		—	(235)	(235)
Shares issued for employee restricted stock grants	3,666	—	55	—	—	—	55
Stock-based compensation expense	—	—	190	—	—	—	190
Interest rate collar, net of tax	—	—	—	(1,407)	—	—	(1,407)	$(1,407)
Net income	—	—	—	—	4,866	—	4,866	4,866

								$3,459

Balance, April 30, 2009	2,524,175	$25	$13,455	$(3,057)	$8,494	$(235)	$18,682

The accompanying notes are an integral part of these consolidated financial statements.

SABRE INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)
(In thousands, except share and per share data)

		Successor
	Predecessor
			For the years ended April 30,
	For the period May 1, 2006– May 9, 2006	For the period May 10, 2006– April 30, 2007
			2008	2009
Cash flows from operating activities:
Net income (loss)	$(451)	$6,816	$3,717	$4,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21	4,002	7,796	9,993
Amortization of deferred financing costs	—	336	694	947
Share-based compensation expense	—	1,526	184	245
(Gain) loss on sale of property and equipment	—	—	(3)	5,521
Deferred income taxes	—	(578)	(317)	2,220
Changes in assets and liabilities:
Restricted cash, net	471	(453)	(12,316)	12,208
Receivables	(939)	(3,898)	(4,041)	(2,711)
Inventories	(531)	(5,642)	2,154	(449)
Other current assets	(1,004)	535	580	(325)
Accounts payable	1,248	3,637	11,236	(16,556)
Accrued expenses and liabilities	169	1,714	(3,655)	(1,446)
Deferred revenue and customer deposits	(866)	(196)	(1,914)	1,620
Income taxes	33	(517)	705	(2,192)

Net cash provided by (used in) operating activities	(1,849)	7,282	4,820	13,941

Cash flows from investing activities:
Acquisition, net of cash acquired	—	(49,845)	(78,900)	—
Proceeds from sale of property and equipment	—	4	98	26,175
Purchases of property and equipment	—	(7,425)	(23,096)	(6,893)
Other, net	—	—	(879)	(108)

Net cash provided by (used in) investing activities	—	(57,266)	(102,777)	19,174

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	33,000	149,431	3,488
Repayments of long-term debt	—	(3,025)	(36,441)	(37,419)
Repayments of short-term debt	—	—	(10,423)	—
Net proceeds from short-term debt	—	10,423	9,000	—
Dividends and return of capital to stockholders	(497)	—	(40,000)	—
Repurchase of common stock	—	—	—	(235)
Proceeds from issuance of common stock	—	12,204	25,484	—

Net cash provided by (used in) financing activities	(497)	52,602	97,051	(34,166)

Net (decrease) increase in cash and cash equivalents	(2,346)	2,618	(906)	(1,051)
Cash and cash equivalents, beginning of year	2,618	—	2,618	1,712

Cash and cash equivalents, end of year	$272	$2,618	$1,712	$661

Cash paid during the year for:
Interest, net of amounts capitalized $0, $59, $569 and $169 in 2007 (Predecessor), 2007, 2008 and 2009 (Successor), respectively	$—	$4,513	$10,178	$9,903
Income taxes, net of refunds	—	5,111	145	2,690
Supplemental disclosure of noncash investing and financing activities:
Acquisition of property and equipment through capital lease	$—	$2,388	$—	$—
Accrued construction in progress	—	914	3,619	—
Notes to former stockholders as part of acquisition	—	5,000	—	—
Interest rate collar, net	—	—	1,650	1,407
Exchange of common stock in acquisition of CellXion	—	—	7,000	—

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

              Sabre Industries, Inc. and subsidiaries (collectively, the "Company") provides a broad array of highly engineered products for the wireless communications and electric transmission and distribution infrastructure markets, including towers, monopoles, transmission structures, wood pole equivalents, shelters and ancillary components.

              Sabre Communications Holdings, Inc., a Delaware corporation, was organized on May 10, 2006 for the purpose of purchasing 100% of the outstanding common stock of Sabre Communications Corporation (the "Predecessor").

              Sabre Industries, Inc. was authorized to issue shares concurrent with the closing of the acquisition of CellXion, LLC, a Delaware limited liability company ("CellXion"), on September 12, 2007, and became the sole stockholder of Sabre Communications Holdings, Inc. and the sole member of CellXion, which is the sole member of CellXion Wireless Services, LLC, a Delaware limited liability company.

              The Company has two reportable segments, wireless communications infrastructure and electric transmission and distribution ("T&D") infrastructure. See Note 20, Segment Reporting, for further details on the segment reporting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              With respect to the activity for the Predecessor for the period from May 1, 2006 through May 9, 2006, the detailed disclosures are deemed immaterial for the nine-day period and excluded from the following footnotes unless specifically disclosed separately. The financial information presented for the Predecessor is not comparable to the Successor financial information due to the recognition of the allocation of the fair value of the opening balance sheet following the transactions as described in Note 1.

Principles of Consolidation and Basis of Presentation

              The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sabre and CellXion. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

              The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for allowance for doubtful accounts, depreciable lives of property and equipment, lives of intangibles, the employee health plan payable, uncertain tax positions, goodwill

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

valuation, segment allocations, inventory obsolescence reserves, stock-based compensation assumptions and contingencies.

Cash Equivalents

              The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

              As of April 30, 2009, all bank balances were fully insured by the FDIC. The FDIC implemented a temporary program through December 31, 2009 pursuant to which all non-interest bearing deposit transaction accounts are fully insured. At times, the Company had total bank balances greater than federally insured limits. The Company had exposure on any amounts that exceeded these limits should the financial institutions fail. The Company has not experienced any losses on such accounts.

Accounts Receivable

              Trade credit is generally extended to customers throughout the United States and in foreign countries on a short-term basis. The Company has no foreign exchange transaction gains or losses as all amounts are payable in U.S. dollars. Trade accounts receivable are carried on the books at their estimated collectible value. Individual trade accounts receivable are periodically evaluated for collectability based on past credit history and their current financial condition. Trade accounts receivable are charged against the allowance for doubtful accounts when such receivables are deemed to be uncollectible. Bad debt expense was $82, $233 and $1,093 for the period from May 10, 2006 through April 30, 2007 and for the years ended April 30, 2008 and 2009, respectively.

Inventories

              Inventories are stated at the lower of cost or market. Market value of inventory and management's judgment of the need for reserves encompass consideration of other business factors, including physical condition, inventory holding period, contract terms and usefulness. Inventories are valued based on the weighted average cost method that approximates the first-in, first-out ("FIFO") basis.

Income Taxes

              Deferred taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Both deferred tax assets and liabilities relate to goodwill and intangible assets, interest rate collar and property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the dates of enactment.

              The Company adopted the provisions of ASC 740, Income Taxes, on May 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with ASC 450, Contingencies. As required by the uncertain tax position guidance in ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Estimates of penalties and interest on uncertain tax positions are reflected as a component of the tax provision.

Property and Equipment

              Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives. Depreciation expense was $672, $2,211 and $3,073 during the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, respectively. Estimated useful lives are as follows:

Years
Buildings and improvements	40
Machinery and equipment	5–7

              Maintenance and repairs are expensed as incurred. Replacements and improvements are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in earnings.

              Long-lived assets are periodically reviewed for impairment. An impairment loss is recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its fair value. No impairment losses were recognized during the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, respectively.

              Capitalized interest was $59, $569 and $169 during the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, respectively.

Goodwill and Intangible Assets

              Assets acquired and liabilities assumed in a business acquisition are recorded on the Company's consolidated balance sheet as of the acquisition date, based upon their estimated fair values at that date. The Company employs the nonamortization approach to account for purchased goodwill and intangible assets having indefinite useful lives. Under a nonamortization approach, goodwill and

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

intangible assets having indefinite useful lives are not amortized into results of operations, but instead are reviewed at least annually for impairment. If the recorded value of goodwill and intangible assets having indefinite useful lives is determined to exceed their fair value, the asset is written down to fair value and a charge is taken against the results of operations in that period. The Company considers factors such as historic profitability and discounted future cash flows to determine whether the value of the assets is impaired. The fair value of the reporting units is derived using an income approach by preparing a discounted cash flow analysis. The Company performed an analysis of goodwill and indefinite lived intangibles during the fourth quarter in each fiscal year. The results of the analysis indicated that no impairment existed as of those dates. The Company considers its tradenames to have indefinite lives.

              Intangibles with finite lives are amortized. The Company uses a method to amortize such intangible assets that reflects the pattern in which the economic benefits of the intangible assets are consumed. If that pattern cannot be reliably determined, the straight-line amortization method is used. The Company periodically assesses intangible assets subject to amortization for impairment. An impairment loss is recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows. A recognized impairment loss reduces the carrying amount of the asset to its fair value. No impairment losses were recognized in fiscal 2007, 2008 or 2009.

Customer Deposits and Deferred Revenue

              Customer deposits represent payments made to the Company for finished goods that have not yet been shipped. The Company does not recognize the sale until shipment occurs or when 100% of the bill and hold criteria are met. Deferred revenue is recorded when cash is received before revenue is earned.

Revenue Recognition

              The Company's products are manufactured according to stringent customer specifications and engineering design and are available for immediate delivery according to the schedule originally requested or subsequently modified by the customer. Revenue is generally recognized when the product is shipped and risk of loss is transferred. Sometimes, the Company's customers experience delays due to weather, zoning approvals and similar circumstances, and request that the Company hold their inventory. In these situations, the Company recognizes revenue for its products prior to the time a product is shipped if each of the following bill and hold conditions are met:

  •
  the risks of ownership have passed to the customer;

  •
  the customer has a fixed commitment to purchase the goods;

  •
  the customer, not the Company, has requested that the shipment of the product be delayed and that the transaction be on a bill and hold basis;

  •
  there is a fixed schedule for delivery of the product;

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

  •
  the Company has not retained any specific performance obligations with respect to the product, such that the earnings process is not complete;

  •
  the ordered product has been segregated from the Company's inventory and is not subject to being used to fill other orders;

  •
  the product is complete and ready for shipment; and

  •
  the customer agrees to pay for the goods under the Company's standard credit terms.

              The results of operations for the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, include bill and hold revenue of $11,181, $10,632 and $11,934, respectively, related to product not yet shipped but for which the required earnings criteria had been met. As of April 30, 2008, 430 structures with an aggregate sales price of $15,212 were being held under bill and hold arrangements, of which $5,704 remained in accounts receivable at April 30, 2008. As of April 30, 2009, 339 structures with an aggregate sales price of $16,127 were being held under bill and hold arrangements, of which $6,165 remained in accounts receivable at April 30, 2009. Foreign sales are generally secured by credit insurance. Total export sales for the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, were $9,881, $9,574 and $13,583, respectively.

              Because the timeframes for erection and installation of towers are generally of such short duration and do not span multiple reporting periods, the Company has historically recognized revenue upon the completion of each phase of the erection and installation process.

Sales Taxes Collected From Customers

              Net sales and cost of sales do not include sales taxes collected and remitted to governmental authorities.

Shipping and Handling

              The Company generally utilizes common carriers for shipment of products. Amounts invoiced to customers for shipping and handling are recorded as sales. Shipping and handling costs associated with sales are recorded as cost of sales.

Advertising

              Advertising costs are expensed as incurred. Advertising expense was $356, $365 and $326 during the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, respectively.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Research and Development

              Research and development costs are charged to operations in the year incurred. During the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, $333, $174 and $438, respectively, was spent on the Company's external research activities.

Share-based Payments

              Compensation cost of equity instruments issued under employee compensation plans are valued using a fair-value-based method. The Company records share-based payments as compensation expense, measured at the fair value at the grant date over the requisite service period.

Accumulated Other Comprehensive Loss

              Accumulated other comprehensive loss during the years ended April 30, 2008 and 2009, consists of the change in fair value of an interest rate collar, net of tax effect. Accumulated other comprehensive loss does not include non-stockholder changes.

Derivative Instruments

              Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive loss, depending on the use of the derivative and whether it qualifies for hedge accounting.

              The Company uses derivative instruments only for hedging and risk management purposes. Hedging activity may be done for purposes of mitigating the risks associated with an asset, liability, committed transaction or probable forecasted transaction. The Company is primarily exposed to the market risk associated with unfavorable downward movements in interest rates. The Company does not enter into derivative transactions for speculative or trading purposes.

              At inception and on an on-going basis, the Company assesses whether each derivative that qualifies for hedge accounting continues to be highly effective in offsetting changes in the cash flows or fair value of the hedged item. If and when a derivative instrument is no longer expected to be highly effective, hedge accounting is discontinued. Hedge ineffectiveness, if any, is included in current-period earnings.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Fair Value of Financial Instruments

              The following methods and assumptions were used to estimate the fair value of financial instruments:

  •
  Cash and cash equivalents, receivables, accounts payable and accrued expenses: the carrying amount approximates fair value because of the short maturity of those instruments.

  •
  Long-term debt: the fair value, which approximates carrying value, of the long-term debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements.

Earnings per Share

              The Company computes basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of common stock and common stock equivalents outstanding during the period and the potential dilution from stock options and nonvested restricted stock, using the treasury stock method.

Treasury Stock

              Common stock in the treasury is valued on a first in, first out basis and is accounted for at cost.

Reclassifications

              Certain prior year amounts have been reclassified to conform with current year presentation.

Recently Adopted Accounting Pronouncements

              The Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC" or "Codification") became the single source of authoritative U.S. accounting and reporting standards to be applied by nongovernmental entities, except for rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative generally accepted accounting principles ("GAAP") for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification would be nonauthoritative. Sources of nonauthoritative accounting guidance and literature include, for example, practices that are widely recognized and prevalent either generally or in the industry, FASB Concepts Statements, American Institute of Certified Public Accountants ("AICPA") Issues Papers, International Financial Reporting Standards, pronouncements of other professional associations or regulatory agencies, Technical Information Service Inquiries and Replies included in AICPA Technical Practice Aids, and accounting textbooks and articles. Grandfathered guidance consists of two general types. The first is where an entity has followed and continues to follow an accounting treatment that was previously in certain categories, if the

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

effective date of that guidance was before March 15, 1992. The second is superseded accounting standards that have allowed for the continued application of that guidance for transactions that have an ongoing effect on the entity's financial statements.

              Effective on May 1, 2008, the Company adopted the provisions of ASC 820 with respect to the fair value measurements for measuring financial assets and liabilities. ASC 820 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. The provisions of ASC 820 related to certain nonfinancial assets and liabilities were delayed and are effective for the Company's financial statements beginning on May 1, 2009. The adoption of this standard had no impact on the Company's financials.

3. RESTRICTED CASH

              The Company Health Care Plan is a self-funded health care plan covering all eligible Sabre employees and dependents. Specific individual losses for claims are limited to $55 per occurrence. The Company also administers the Sabre Flexible Benefit Plan, a pre-tax flexible spending plan to which all eligible Company employees can contribute on a pre-tax basis amounts to cover medical and child-care expenses. The Company has established separate cash accounts to hold the employee withholdings and Company contributions relating to these plans. Accordingly, the cash held in connection with the administration of these plans is not available for Company use. It has been the Company's practice to fully fund its portion of the health care plan. For the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, the Company recognized expenses of $869, $1,071 and $1,550, respectively, relating to these plans. A liability as of April 30, 2008 and 2009, for claims of $520 and $179, respectively, is also recorded.

              The Company Dental Plan is a self-funded dental plan covering all eligible CellXion employees and dependents. The Company has established separate cash accounts to hold the employee withholdings and Company contributions relating to this plan. Accordingly, the cash held in connection with the administration of these plans is not available for Company use. At this time, it is the Company's practice to fully fund its portion of the dental care plan. During the period from September 12, 2007 through April 30, 2008 and the year ended April 30, 2009, the Company recognized expenses of $55 and $(101), respectively, relating to this plan. A liability at April 30, 2008 and 2009, of $160 and $33, respectively, is also recorded.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS

              The activity in the accounts receivable allowance for the years ended April 30, 2008 and 2009 consists of the following:

	Years ended
	April 30, 2008	April 30, 2009
Balance at beginning of year	$295	$483
Bad debt expense	233	1,093
Write-offs	(47)	(252)
Recoveries	—	12
Other	2	(37)

Balance at end of year	$483	$1,299

5. INVENTORIES

              Inventories consists of the following as of April 30, 2008 and 2009:

	2008	2009
Raw materials	$23,473	$19,466
Work in progress	10,114	9,662
Finished goods	1,822	6,731
Less obsolescence reserve	(137)	(138)

Total inventories	$35,272	$35,721

6. PROPERTY AND EQUIPMENT

              Property and equipment consists of the following as of April 30, 2008 and 2009:

	2008	2009
Land	$3,571	$1,449
Buildings and improvements	31,596	6,170
Machinery and equipment	12,457	23,518
Construction in progress	8,688	386

	56,312	31,523
Less accumulated depreciation	(1,821)	(4,548)
Less accumulated depreciation on leased assets	(360)	(721)

	$54,131	$26,254

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)
(In thousands, except share and per share data)

7. GOODWILL AND INTANGIBLE ASSETS

              The following is a summary of the Company's intangible assets as of April 30, 2008 and 2009:

	April 30, 2008			April 30, 2009
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Subject to amortization:
Internally developed software	$4,453	$2,254	4.0	$4,453	$3,298	4.0
Non-compete agreements	11,810	4,334	3.5	11,810	8,413	3.5
Customer relationships	27,112	2,329	15.0	27,112	4,125	15.0

	43,375	8,917		43,375	15,836
Not subject to amortization:
Trade names	14,900	—	N/A	14,900	—	N/A
Goodwill	26,859	—	N/A	26,967	—	N/A

	$85,134	$8,917		$85,242	$15,836

              Amortization expense recognized on amortizable intangible assets totaled $3,330, $5,585, and $6,920 during the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, respectively.

              Changes in the carrying value of goodwill during the year ended April 30, 2009 are as follows:

	Wireless Communications Infrastructure	Electric T&D Infrastructure
Goodwill balance at April 30, 2008	$25,090	$1,769
Purchase accounting adjustments	108	—

Goodwill balance at April 30, 2009	$25,198	$1,769

              The increase in goodwill in fiscal 2009 is related to a purchase price allocation adjustment recorded in connection with the acquisition of CellXion that took place in September 2007. This adjustment was recorded during fiscal 2009 to record additional acquisition-related costs.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)
(In thousands, except share and per share data)

7. GOODWILL AND INTANGIBLE ASSETS—(Continued)

              Estimated aggregate amortization expense for intangible assets for each of the next five years for the years ending April 30 and thereafter is as follows:

2010	$5,115
2011	2,996
2012	1,837
2013	1,815
2014	1,803
Thereafter	13,973

$27,539

              See Note 20, Segment Reporting, for the allocation of goodwill by reportable segment.

8. LONG-TERM DEBT

              Long-term debt consists of the following as of April 30, 2008 and 2009:

	2008	2009
Term loan payable to Commerzbank AG; due in quarterly installments of varying amounts through December 31, 2011, with interest due monthly at LIBOR plus 3.25% (currently 3.69%); secured by substantially all assets of the Company.	$83,444	$63,228
Term loan payable to Commerzbank AG; due in quarterly installments of varying amounts through December 31, 2011, with interest due monthly at LIBOR plus 3.25% (currently 3.69%); secured by substantially all assets of the Company.	69,475	52,650
$25,000 line of credit to Commerzbank AG; due December 31, 2011, with interest due monthly at LIBOR plus 3.00% (currently 3.44%); secured by substantially all assets of the Company.	9,000	12,489
Obligations under capital leases	2,025	1,647

	163,944	130,014
Less lender underwriting fees, net of amortization	(4,006)	(3,060)

	159,938	126,954
Less current maturities	(1,929)	(10,620)

Long-term debt	$158,009	$116,334

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)
(In thousands, except share and per share data)

8. LONG-TERM DEBT—(Continued)

              Costs incurred in connection with procuring long-term financing, consisting of origination and legal fees, are deferred and amortized to interest expense over the life of the long-term debt by the straight-line method, which approximates the effective interest method.

              The term loans require the Company to comply with certain financial covenants, including an interest coverage ratio, a leverage ratio, a capital expenditure limit and an excess cash flow recapture.

              In connection with the capitalization of Sabre Communications Holdings, Inc. in 2006, the Company issued warrants to purchase up to 134,783 shares of common stock at an exercise price of $0.01 per share. All warrants to purchase shares of Sabre Communications Holdings, Inc. common stock were assumed by Sabre Industries, Inc. on a 1:1 basis. The warrants are exercisable at any time through May 9, 2016. As of April 30, 2009, warrants to purchase 134,783 shares remained outstanding. The fair value of the warrants at the date of issuance was approximately $1,069 and is reflected in additional paid-in capital.

              On May 8, 2007, the Company declared a $40,000 distribution to stockholders of record as of that date. In order to fund the distribution and retire existing debt, the Company signed a Delay Draw Credit Agreement with Commerzbank AG under which the Company received proceeds of $85,000 on June 26, 2007 and an additional $6,000 on June 27, 2007. Upon receipt of these funds, the Company retired $17,000 of D.B. Zwirn Term Loan "A," $13,000 of D.B. Zwirn Term Loan "B," and $10,423 of the D.B. Zwirn revolving credit facility, plus accrued interest and fees on the respective debt totaling $361. The Company also paid $730 in prepayment penalties to retire the D.B. Zwirn debt, wrote off D.B. Zwirn underwriting fees of $1,158 in June 2007, and paid Commerzbank AG an underwriting fee of $2,300. In order to fund the acquisition of CellXion, the Company received proceeds of $70,000 on September 12, 2007 and paid an underwriting fee of $4,650.

              Long-term debt maturing in each of the next five years ending April 30 and thereafter consists of the following:

2010	$10,769
2011	8,319
2012	110,986
2013	250
2014	—
Thereafter	—

130,324
Less amount representing interest for capital lease	(310)

$130,014

9. LEASES

              On August 1, 2008, the Company sold land, buildings and improvements located at its Bossier City, Louisiana, and Alvarado, Texas facilities, and concurrently entered into an agreement to lease the

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)
(In thousands, except share and per share data)

9. LEASES—(Continued)

properties back under an operating lease with payments of $640 per quarter through August 2028. As a result of the sale, the Company received net proceeds of $25,243. The Company has recorded a loss of $6,404 on the sale because the net book value of the assets sold exceeded the proceeds. The Company has used the proceeds from this sale-leaseback transaction to reduce outstanding indebtedness.

              The Company leases certain operating facilities, vehicles and equipment under noncancelable operating leases expiring at various dates through 2028. Rent expense was $1,181, $1,720 and $3,227 during the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, respectively. The Company also leases equipment under a capital lease.

              Future minimum lease payments under terms of these leases for the years ending April 30 and thereafter are as follows:

	Capital lease	Operating lease
2010	$569	$3,441
2011	569	3,118
2012	569	2,902
2013	250	2,778
2014	—	2,564
Thereafter	—	38,055

	1,957	$52,858

Less amount representing interest	(310)

	$1,647

10. RETIREMENT SAVINGS PLAN

              The Company sponsors two 401(k) defined contribution plans, one for CellXion employees and one for all other Company employees. The first plan allows eligible employees (as defined by the plan) to defer a portion of their compensation. Participants may contribute up to 20% of their compensation in any plan year, up to allowed deferral limits, and receive a 50% matching employer contribution of up to 6% of their annual eligible compensation. The Company contributed $92, $189 and $384 to the plan for the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, respectively. The second plan allows CellXion employees to contribute up to the allowed deferral limits and receive a 25% matching employer contribution of up to 1% of their eligible compensation. The Company contributed $30 and $40 to the plan for fiscal 2008 and fiscal 2009, respectively.

11. LITIGATION

              The Company is involved in various legal proceedings arising in the ordinary course of business. Management believes that these matters will not materially affect the Company's financial position, results of operations or net cash flows.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

12. MAJOR CUSTOMERS

              Net sales for the period from May 10, 2006 through April 30, 2007 and the years ended April 30, 2008 and 2009, included sales to three major customers. A major customer is defined as any one customer whose sales revenue exceeded 10% of the Company's total revenue. Because of the nature of the business, major customers vary from year to year. The net revenues and outstanding trade accounts receivable as a percentage of total revenues and trade accounts receivable for these customers were as follows:

Period from		Years ended April 30,
May 10, 2006–April 30, 2007		2008		2009
Revenues	Receivables	Revenues	Receivables	Revenues	Receivables
20%	24%	20%	24%	15%	19%

13. SHARE-BASED PAYMENTS

              The Company has share-based compensation plans for key employees whereby the Company may grant to key employees up to 91,304 options to purchase shares of common stock, stock awards for up to 50,000 shares of common stock and 11,000 restricted shares. Options to purchase common stock for cash have a term not to exceed 10 years, have an exercise price equal to the fair market value on the grant date, and have graded vesting in one-fifth increments beginning on the date of grant. During the period from May 10, 2006 to April 30, 2007, the Company awarded 80,500 options to purchase common stock and 50,000 restricted shares. During fiscal 2008, the Company awarded 8,000 options to purchase common stock and 11,000 restricted shares. No awards were granted in fiscal 2009. Compensation expense of $1,526, $184 and $245 was recorded for the period from May 10, 2006 to April 30, 2007 and the years ended April 30, 2008 and 2009, respectively. Unrecognized compensation expense, net of forfeitures and tax benefit, is $215 as of April 30, 2009.

              The Company's option grants qualify for classification as equity awards and such grants contain no provisions to allow an employee to force cash settlement by the Company. The Company's options do not contain future market or performance conditions. The fair value of option grants has been estimated on the grant date using a Black-Scholes option-pricing model. The measurement date is the grant date. The fair value of the restricted shares is equal to the fair value of the stock on the date of grant multiplied by the number of shares granted and have graded vesting in one-third increments. The Company has elected a straight-line amortization method over the requisite service period (vesting period). A small group of senior executives hold the majority of the stock options and is expected to hold the options until they are exercised; therefore, no forfeitures have been assumed. The following

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

13. SHARE-BASED PAYMENTS—(Continued)

table includes the weighted-average estimated fair value and assumptions utilized by the Company for newly issued awards on the following grant dates:

Black Scholes Assumptions	April 30, 2007	September 12, 2007	April 30, 2008
Annualized volatility	33.9%	28.0%	28.0%
Expected dividends	—	—	—
Expected lives in years	5	5	5
Risk free rate	4.5%	4.1%	4.1%
Weighted-average grant date fair value	$10.25	$5.44	$5.44

              The following is a summary of the option transactions during fiscal 2008 and fiscal 2009:

	Number of shares	Weighted- average exercise price	Weighted- average contractual term (years)
Outstanding at May 10, 2006	—	—
Granted	80,500	$27.21
Exercised	—	—
Forfeited or expired	—	—

Outstanding at April 30, 2007	80,500	$27.21	9.96

Exercisable at April 30, 2007	16,100	$27.21	9.96

Vested during the period	16,100	$27.21

Outstanding at April 30, 2007	80,500	$27.21
Granted	8,000	28.27
Exercised	(16,800)	27.21
Forfeited or expired	—	—

Outstanding at April 30, 2008	71,700	$27.33	8.99

Exercisable at April 30, 2008	17,000	$23.40	9.00

Vested during the year	17,700	$23.56

Outstanding at April 30, 2008	71,700	$27.33
Granted	—	—
Exercised	—	—
Forfeited or expired	(14,800)	27.21

Outstanding at April 30, 2009	56,900	$27.36	8.00

Exercisable at April 30, 2009	23,600	$27.35	7.99

Vested during the year	14,000	$27.33

              The aggregate intrinsic values in all periods are not material.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

13. SHARE-BASED PAYMENTS—(Continued)

              The following is a summary of nonvested option transactions:

	Number of shares	Weighted-average grant date fair value
Nonvested at May 10, 2006	—	$—
Granted	80,500	10.25
Vested	(16,100)	10.25
Forfeited	—	—

Nonvested at April 30, 2007	64,400	$10.25

Nonvested at April 30, 2007	64,400	$10.25
Granted	8,000	9.35
Vested	(17,700)	10.17
Forfeited	—	—

Nonvested at April 30, 2008	54,700	$10.14

Nonvested at April 30, 2008	54,700	$10.14
Granted	—	—
Vested	(14,000)	10.15
Forfeited	(11,100)	10.25

Nonvested at April 30, 2009	29,600	$10.10

              The following summarizes information with respect to outstanding restricted stock shares:

	Number of shares	Weighted-average grant date fair value
Nonvested at April 30, 2007	—	$—
Granted	11,000	7.65
Vested	(3,667)	7.65
Forfeited	—	—

Nonvested at April 30, 2008	7,333	$7.65

Nonvested at April 30, 2008	7,333	$7.65
Granted	—	—
Vested	(3,667)	7.65
Forfeited	—	—

Nonvested at April 30, 2009	3,666	$7.65

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

              Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820, Fair Value Measurements, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs used in the valuation of an asset or liability on the measurement date. Inputs refer broadly to assumptions market participants would use in pricing the asset or liability, including assumptions about risk. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

  •
  Level 1: Quoted market prices in active markets for identical assets or liabilities

  •
  Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

  •
  Level 3: Unobservable inputs that are not corroborated by market data

              Financial instruments consist of an interest rate cap and floor ("collar") agreement. The valuation technique utilized by the Company to calculate the interest rate collar fair value was the income approach, which measures the present value of future cash flows remaining over the term of the interest rate collar based upon current market expectations of LIBOR. Based upon current and estimated LIBOR rates, the fair value of the Company's interest rate collar was a liability of $2,589 as of April 30, 2008 and a liability of $4,776 as of April 30, 2009.

Liabilities Measured at Fair Value on a Recurring Basis

              The table below presents balances of assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements at Reporting Date Using:
Description	April 30, 2009	Quoted prices in active markets for identical assets (Level 1)	Significant other unobservable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative liability—interest rate collar	(4,776)	—	(4,776)	—

Total liabilities	$(4,776)	$—	$(4,776)	$—

15. DERIVATIVE INSTRUMENTS

              On September 18, 2007, the Company entered into an interest rate collar for a notional amount of $123,000 as required under its credit agreement with Commerzbank AG to cover at least 80.0% of the debt amount. The notional amount was reduced to $108,000 on September 17, 2009 and the collar expires on September 17, 2010. The interest rate collar is utilized to manage interest rate exposures and is designated as a highly effective cash flow hedge. The Company receives a variable one-month LIBOR and pays a cap rate of 5.75% and a floor of 3.80%. The settlement differential to

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

15. DERIVATIVE INSTRUMENTS—(Continued)

be paid or received, in addition to the ineffective portion of the hedge resulting from deviations in the reset dates on the interest rate collar and the underlying debt instrument, are recognized as interest expense in the periods incurred. For the years ended April 30, 2008 and 2009, the Company recognized interest charges of $215 and $2,513, respectively.

              The Company's interest rate collar was recorded at its fair value liability of $2,589 and $4,776 as of April 30, 2008 and 2009, respectively. Included in other comprehensive loss is a net loss of $1,650 and $1,407 net of tax relating to the change in fair value of the interest rate collar during the years ended April 30, 2008 and 2009, respectively. The Company's balance of accumulated other comprehensive income was reduced by $1,650, net of tax of $939, as of April 30, 2008 and $2,187, net of tax of $780, as of April 30, 2009 to reflect the above interest rate collar liabilities. The Company anticipates reclassifying future settlement payments from accumulated other comprehensive income to earnings for the next 12 months in the amount of $2,612.

16. ACQUISITION

              On September 12, 2007, the Company completed the acquisition of CellXion, a designer and manufacturer of wireless concrete and lightweight equipment shelters. CellXion became a wholly owned subsidiary of the Company in a transaction accounted for using the purchase method of accounting. The total purchase price of $87,489 included CellXion common stock valued at $81,000 and acquisition-related expenses of $6,489.

              As a result of the acquisition, the Company issued 213,042 shares of Company's common stock to CellXion members in exchange for membership interests in CellXion. The common stock issued had a value of $7,000 and was valued using the fair value method.

              Acquisition-related costs of $6,489 consisted of loan origination, accounting, legal and other professional fees. As of April 30, 2008, substantially all costs for accounting, legal and other professional fees were paid.

              The total purchase price of the acquisition is as follows:

Cash (excluding acquired cash of $1,589)	$74,000
Purchase value of Sabre Industries, Inc. stock issued	7,000
Acquisition-related expenses	6,489

$87,489

              The acquisition was structured to qualify as a tax-free reorganization. The results of operations of CellXion have been included in the consolidated statements of income beginning on September 13, 2007 and have a significant impact on the Company's assets, liabilities, revenues, cost of revenues and operating expenses.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

16. ACQUISITION—(Continued)

Purchase price allocation

              The total purchase price was allocated to CellXion's net tangible and identifiable intangible assets based on their estimated fair values as of September 12, 2007. The excess purchase price over the value of the net tangible and identifiable intangible assets was recorded as goodwill. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions provided by management. The following represents the allocation of the purchase price to the acquired net assets of CellXion and the associated estimated useful lives:

	Amount	Useful lives
Tangible assets	$49,918	Varies
Liabilities	(14,769)	—
Internally developed software	173	5
Non-compete agreements	5,889	2
Customer relationships	14,870	15
Not subject to amortization:
Trade names	8,813	—
Goodwill	22,595	—

	$87,489

Net tangible assets

              CellXion's tangible assets and liabilities as of September 12, 2007 were reviewed and adjusted to their fair value as necessary. Buildings were adjusted to their appraised value. Net tangible assets include net deferred tax assets of $374.

Customer deposits

              In connection with the acquisition of CellXion, the Company assumed CellXion's contractual obligations related to its customer deposits. CellXion's customer deposits were derived from either (a) the completion of and payment received for finished goods held in inventory pending shipment or (b) payment received for services not yet earned. The Company estimated its obligation related to CellXion's customer deposits using the cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligation plus a normal profit margin. The sum of the costs and operating profit approximates, in theory, the amount that the Company would be required to pay a third party to assume the support obligation. The estimated costs to fulfill the support obligation were based on the historical direct costs related to providing the support. As a result, the fair value approximated the book value and no adjustment was recorded.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

16. ACQUISITION—(Continued)

Identifiable intangible assets

              Acquired product rights include development software and trade names. Developed software relates to CellXion's products across all of its product lines that have reached technological feasibility. Customer contracts and relationships represent existing contracts that relate primarily to underlying customer relationships. Trade names relate to the CellXion product names that will continue in use.

Goodwill

              Approximately $22,595 of the purchase price was originally allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. As more fully outlined in Note 24, in March 2010, the Company reached a settlement with the prior owners of CellXion on the amount of the contingent portion of the purchase price relating to the September 12, 2007 acquisition of CellXion in the amount of $1,938. This additional purchase price was recorded in March 2010 as an increase to goodwill.

              The goodwill was attributed to the premium paid for the opportunity to expand and better serve the addressable market and achieve greater long-term growth opportunities than either company had operating alone. Management believes that the combined company will be better positioned to deliver a broad suite of wireless communications infrastructure products enabling the Company to serve as a one-stop shop for its customers.

              CellXion and CellXion Wireless Services, LLC (a wholly owned subsidiary of CellXion) are aggregated into the Company's wireless communications infrastructure reportable segment. See Note 20, Segment Reporting for further details. As such, the entire amount of goodwill is attributable to the wireless communications infrastructure reportable segment.

Pro forma financial information (unaudited)

              The following table presents the consolidated financial information for the Company on a pro forma basis, assuming the acquisition of CellXion had occurred on May 1, 2007. The historical information for CellXion has been adjusted to give effect to pro forma items that are directly attributable to the acquisition and expected to have a continuing impact on consolidated results.

              This table sets forth unaudited financial information and has been compiled from historical financial statements and other information, but is not necessarily indicative of the results that would

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

16. ACQUISITION—(Continued)

have been achieved had the transactions occurred on the date indicated or that may be achieved in the future.

	For the period from May 10, 2006 through April 30, 2007
	As Reported	CellXion, LLC(1) (Unaudited)	Pro forma Adjustments(2) (unaudited)	Pro forma (unaudited)
Net sales	$159,603	$106,802	$—	$266,405
Net income	$6,816	$10,497	$(9,072)	$8,241
Earnings per share:
Basic	$4.39			$3.34
Diluted	$4.04			$3.17

(1)
Represents net sales and net income for CellXion, LLC for the period from May 1, 2006 through April 30, 2007. The revenues and net income for CellXion, LLC have not been adjusted for the nine days from May 1, 2006 through May 9, 2006, predecessor period. The inclusion of these amounts do not have a material impact on the pro forma net sales, net income and earnings per share as presented above.

(2)
Adjustments to net income include depreciation expense related to the fair value of buildings acquired, amortization of assigned intangible assets acquired, interest expense for acquired debt and the tax impact of these adjustments as well as tax expense on the pre-acquisition CellXion, LLC income.

	For the period from May 1, 2007 through April 30, 2008
	As Reported	CellXion, LLC(1) (Unaudited)	Pro forma Adjustments(2) (unaudited)	Pro forma (unaudited)
Net sales	$222,178	$31,907	$—	$254,085
Net income	$3,717	$1,522	$(2,787)	$2,452
Earnings per share:
Basic	$1.69			$0.97
Diluted	$1.59			$0.92

(1)
Represents net sales and net income for CellXion, LLC for the period from May 1, 2007 through September 12, 2007 (acquisition date).

(2)
Adjustments to net income include depreciation expense related to the fair value of buildings acquired, amortization of assigned intangible assets acquired, interest expense for acquired debt and the tax impact of these adjustments as well as tax expense on the pre-acquisition CellXion, LLC income.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

17. COMMITMENTS AND CONTINGENCIES

              As of April 30, 2009, the Company had three standby letters of credit outstanding. The first letter of credit is for $5,000 and secures the Company's performance and payment bond obligations to its bonding company. This letter of credit expires December 1, 2009, and can be drawn on if the Company fails to perform its obligations under bonded contracts. The second letter of credit is for $400 and secures the Company's obligations under the workers' compensation insurance policy. This letter of credit expires November 2, 2009. The third letter of credit is for $173 and secures the Company's obligations to perform delivery of material under a contract with a customer. This letter of credit expires March 31, 2011. No amounts have been drawn or are expected to be drawn under any of these letters of credit.

18. INCOME TAXES

              Income tax expense reflected in the consolidated statements of income consists of the following for:

		Years ended
	May 10, 2006– April 30, 2007	April 30, 2008	April 30, 2009
Current:
Federal	$3,975	$1,292	$236
State	618	190	262
Deferred tax (credits)
Federal	(522)	(292)	2,107
State	(56)	(25)	113

	$4,015	$1,165	$2,718

              Additional income tax expense is reflected in other comprehensive loss as follows for the tax impact relating to the change in fair value of qualified derivatives:

	Years ended
	April 30, 2008	April 30, 2009
Total tax expense in consolidated statement of income	$1,165	$2,718
Deferred tax (credit)	(939)	(780)

	$226	$1,938

              No amounts of income tax expense were reflected in other comprehensive loss for the period from May 1 through May 9, 2006 or the period from May 10, 2006 through April 30, 2007.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

18. INCOME TAXES—(Continued)

              The components of the net deferred tax assets as of April 30, 2008 and 2009, are as follows:

	2008	2009
Deferred tax assets:
Vacation accrual	$203	$217
Accrued severance	144	145
Allowance for doubtful accounts	96	406
Amortization of intangible assets	2,616	3,563
Health plan	106	—
Inventory reserve	14	14
Interest rate collar	939	1,719
Stock options	66	205
State tax credits	116	116

	4,300	6,385
Deferred tax liabilities:
Property and equipment	(325)	(2,419)
Goodwill	(360)	(1,728)
Health plan	—	(63)

	(685)	(4,210)

	$3,615	$2,175

              The following presents the classification of the net deferred tax assets on the accompanying consolidated balance sheet as of April 30, 2008 and 2009:

	2008	2009
Current assets	$629	$719
Noncurrent assets	2,986	1,456

	$3,615	$2,175

              The Company has evaluated the deferred tax assets noting that all are more likely than not to be realized, and as such, has not recorded any valuation allowances against the deferred tax assets.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

18. INCOME TAXES—(Continued)

              A reconciliation of the provision for income taxes and the amount computed by applying the federal statutory rate to income before income tax expense is as follows for:

		The years ended
	The period from May 10, 2006– April 30, 2007	April 30, 2008	April 30, 2009
Computed income tax expense at federal statutory rate	$3,790	$1,543	$2,579
State taxes, net of federal benefit	324	182	79
State tax credits	(44)	(291)	—
Meals and entertainment	18	22	40
Domestic production activities deduction	(102)	(127)	(98)
Increase in uncertain tax positions	22	46	142
Other, net	7	(210)	(24)

	$4,015	$1,165	$2,718

              At the adoption date, the Company applied the uncertain tax position guidance in ASC 740 to all tax positions for which the statute of limitations remained open. As a result of the implementation of the uncertain tax position guidance in ASC 740, the Company recognized a $67 increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the May 1, 2007 balance of retained earnings. The total liability for unrecognized tax benefits was $135 and $277 as of April 30, 2008 and 2009, respectively.

              The Company is subject to income taxes in the U.S. federal jurisdiction, and various states and foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before fiscal 2006.

              The Company is currently under examination by the Internal Revenue Service of its U.S. income tax return for fiscal 2008. The Company expects this examination to be concluded and settled in the next 12 months. The Company has not recorded an unrecognized tax benefit related to the period being examined.

              The Company had accrued approximately $44 and $89 for the payment of interest and penalties at April 30, 2008 and 2009, respectively.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

18. INCOME TAXES—(Continued)

              A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized tax benefits at May 1, 2007	$89
Gross increases—tax positions in prior years	6
Gross increases—current period tax positions	40
Lapse of statute of limitations	—

Unrecognized tax benefits at April 30, 2008	$135

Unrecognized tax benefits at May 1, 2008	$135
Gross increases—tax positions in prior years	10
Gross increases—current period tax positions	132
Lapse of statute of limitations	—

Unrecognized tax benefits at April 30, 2009	$277

19. EARNINGS PER SHARE

              The following table presents a reconciliation of basic and diluted earnings per share for:

		Years ended
	May 10, 2006– April 30, 2007	April 30, 2008	April 30, 2009
Basic earnings per share calculation:
Net income to common stockholders	$6,816	$3,717	$4,866

Weighted average of common shares outstanding	1,551,966	2,196,017	2,524,826

Basic net income per share	$4.39	$1.69	$1.93

Diluted earnings per share calculation:
Net income to common stockholders	$6,816	$3,717	$4,866

Weighted average of common shares outstanding	1,551,966	2,196,017	2,524,826
Effect of restricted stock, stock options and warrants	134,734	135,410	139,814

Weighted average of common shares and common share equivalents	1,686,700	2,331,427	2,664,640

Diluted net income per share	$4.04	$1.59	$1.83

              Earnings per share and weighted average number of shares outstanding for the nine-day period for the Predecessor have been omitted due to immateriality.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

20. SEGMENT REPORTING

              The Company aggregates its operating segments into two reportable segments. Aggregation is based on similarity of operating segments as to economic characteristics, products, production processes, types or classes of customer and the methods of distribution.

              The Company's chief operating decision-makers evaluate segment performance based on revenues, gross profit and operating income or loss. Corporate and administrative expenses are allocated to the reportable segments. Total assets for the corporate headquarters are shown separately below.

              The Company's reportable segments, wireless communications infrastructure and electric transmission and distribution (T&D) infrastructure, and their product and service offerings, are summarized below:

Wireless Communications Infrastructure

              The Company's wireless communications infrastructure segment supplies a broad suite of wireless communications infrastructure products, including guyed and self-supporting towers, monopoles, shelters for wireless communications equipment and other applications, and ancillary components, as well as complementary services, including engineering, equipment integration, construction, third-party logistics and turnkey project management.

Electric T&D Infrastructure

              The Company's electric T&D infrastructure segment supplies a broad line of electric transmission and distribution poles and structures, including transmission structures, wood pole equivalents and substation structures.

              Summary financial information by reportable segment is as follows:

	Predecessor	Successor
	Net sales	Net sales
			For the years ended April 30,
	Period from May 1– May 9, 2006	Period from May 10, 2006– April 30, 2007
			2008	2009
Wireless communications infrastructure	$4,069	$126,456	$172,963	$231,098
Electric T&D infrastructure	1,156	33,147	49,215	70,965

	$5,225	$159,603	$222,178	$302,063

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

20. SEGMENT REPORTING—(Continued)

	Predecessor	Successor
	Gross profit	Gross profit
			For the years ended April 30,
	Period from May 1– May 9, 2006	Period from May 10, 2006– April 30, 2007
			2008	2009
Wireless communications infrastructure	$970	$28,653	$36,945	$46,891
Electric T&D infrastructure	293	8,117	11,515	18,166

	$1,263	$36,770	$48,460	$65,057

	Operating loss	Operating income
			For the years ended April 30,
	Period from May 1– May 9, 2006	Period from May 10, 2006– April 30, 2007
			2008	2009
Wireless communications infrastructure	$(368)	$13,057	$13,672	$14,160
Electric T&D infrastructure	(82)	2,664	3,548	4,068

	$(450)	$15,721	$17,220	$18,228

	Depreciation & amortization	Depreciation & amortization
			For the years ended April 30,
	Period from May 1– May 9, 2006	Period from May 10, 2006– April 30, 2007
			2008	2009
Wireless communications infrastructure	$15	$2,482	$5,829	$6,654
Electric T&D infrastructure	6	1,520	1,967	3,339

	$21	$4,002	$7,796	$9,993

	Purchases of property and equipment
			For the years ended April 30,
	Period from May 1– May 9, 2006	Period from May 10, 2006– April 30, 2007
			2008	2009
Wireless communications infrastructure	$—	$441	$1,426	$1,623
Electric T&D infrastructure	—	6,984	21,670	5,270

	$—	$7,425	$23,096	$6,893

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

20. SEGMENT REPORTING—(Continued)

	Total assets as of:
	April 30, 2008	April 30, 2009
Wireless Communications Infrastructure	$136,640	$114,007
Electric T&D Infrastructure	59,962	50,009
Corporate	18,954	6,674

	$215,556	$170,690

	Goodwill allocated as of:
	April 30, 2008	April 30, 2009
Wireless Communications Infrastructure	$25,090	$25,198
Electric T&D Infrastructure	1,769	1,769

	$26,859	$26,967

21. RELATED PARTY TRANSACTIONS

              The Chief Executive Officer of the Company, James D. Mack, and the Chief Financial Officer of the Company, James M. Tholey, collectively own a 40% interest in Towers X, LLC ("Towers X"). Towers X purchased one tower from the Company during its 2008 fiscal year for approximately $74, and one tower from the Company during its 2009 fiscal year for approximately $66.

              Until November 2009, when the business was sold, Mr. Mack owned 15% of Towers of Mississippi, LLC ("TMI"). TMI purchased towers from the Company for $4.5 million in the aggregate during its 2009 fiscal year. At April 30, 2008 and 2009, accounts receivable from these entities, in the aggregate, were $0 and $878, respectively.

              Steven Schoonover, a stockholder and a former director of the Company, held, at the time of the acquisition of CellXion by the Company, a 41.3% interest in CellXion. Subsequent to April 30, 2009, the Company reached a settlement with the prior owners of CellXion on the amount of the contingent portion of the purchase price relating to the September 2007 acquisition of CellXion pursuant to which the Company agreed to pay them an aggregate of $1,938.

              From time to time, the Company uses an aircraft for travel purposes, which is owned by Schoonover Enterprises, LLC, an entity owned by Mr. Schoonover. The Company paid rent on the aircraft and certain expenses associated with the operation and maintenance of the aircraft totaling $3 and $61 for the years ended April 30, 2008 and 2009, respectively.

22. RECENTLY ISSUED BUT NOT YET ADOPTED ACCOUNTING PRONOUNCEMENTS

              In March 2008, the FASB issued guidance that enhances disclosure requirements related to derivative and hedging activities. This guidance is effective for interim and annual financial statements issued for periods beginning after November 15, 2008, with early application encouraged. The Company will adopt this guidance as of May 1, 2009.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

22. RECENTLY ISSUED BUT NOT YET ADOPTED ACCOUNTING PRONOUNCEMENTS—(Continued)

              In June 2008, the FASB issued Abstract Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock (EITF 07-5). EITF 07-5 clarifies the exceptions that are allowable under guidance for accounting for derivative instruments and hedging activities. Under current guidance most derivatives are recorded as assets or liabilities with changes in their fair value being recorded through earnings. One of the exceptions outlined in current guidance states that if a derivative is indexed to the entity's own stock and is classified in shareholder's equity, then derivative accounting is avoided. EITF 07-5 clarifies whether or not a derivative is indexed to an entity's own stock. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact, if any, of EITF 07-5 on the consolidated financial statements.

              In February 2010, the FASB issued an amendment to requirements related to subsequent events. This amendment establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued (i.e., complete in a form and format that complies with GAAP and approved for issuance). However, this statement does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions. There are two types of subsequent events to be evaluated under this statement:

  •
  Recognized subsequent events—an entity must recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements.

  •
  Nonrecognized subsequent events—an entity must not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but that arose after the balance sheet date but before financial statements are issued or are available to be issued. Some nonrecognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being misleading. For such events, an entity must disclose the nature of the event and an estimate of its financial effect or a statement that such an estimate cannot be made.

              This amendment is effective for interim and annual periods ending after June 15, 2009, and should be applied prospectively. The FASB believes that this amendment will not result in significant changes in the subsequent events that an entity reports, either through recognition or disclosure, in its financial statements.

23. RISKS AND UNCERTAINTIES

              The following risks and uncertainties, among others, may affect the Company's business, financial condition and results of operations:

  •
  Potential increases in prices and reduced availability of energy or key raw materials such as steel, zinc or cement could increase costs and reduce profitability if the Company is unable to pass these increases along to its customers.

SABRE INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period May 1, 2006 through May 9, 2006 (Predecessor) and
May 10, 2006 through April 30, 2007, and
for the years ended April 30, 2008 and 2009 (Successor)

(In thousands, except share and per share data)

23. RISKS AND UNCERTAINTIES—(Continued)

  •
  The Company has a substantial amount of outstanding indebtedness, which could impair its ability to operate and react to changes in the Company's business and markets. The Company's ability to make scheduled principal payments, to pay interest or to refinance its indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors beyond its control.

  •
  Demand for the Company's products is dependent upon the level of infrastructure spending by its customers.

  •
  Changes in general economic conditions could adversely affect the Company's operating results.

24. SUBSEQUENT EVENTS

              In March 2010, the Company reached a settlement with the prior owners of CellXion on the amount of the contingent portion of the purchase price relating to the September 12, 2007 acquisition of CellXion in the amount of $1,938. This additional purchase price was recorded in March 2010 as an increase to goodwill. One of the former members of CellXion also served as a director of the Company at the time of the settlement. See Note 21.

              The Chief Operating Officer of the Company, Peter J. Sandore, owns a 33.3% interest in 150 Knotter Drive LLC, the landlord under the lease for the Company's approximately 10,000-square-foot distribution center in Cheshire, Connecticut, which was entered into in 2010. The Company pays monthly rent under the lease of $3. The term of the lease expires on July 31, 2010 and continues thereafter on a month-to-month basis.

              Mr. Mack and Mr. Tholey collectively own a 25% interest in Towers XX, LLC ("Towers XX"). Subsequent to April 30, 2009, Towers XX has ordered one tower from the Company, which has not yet been shipped. The purchase price is approximately $87.

              Mr. Mack owns a 15% interest in Towers of Mississippi II, LLC, which purchased four towers from the Company subsequent to April 30, 2009 for approximately $319 in the aggregate.

              Until November 2009, when the business was sold, Mr. Mack owned 15% of TMI. TMI purchased towers from the Company for approximately $4,500 in the aggregate during its 2009 fiscal year and $310 in the aggregate during the nine months ended January 31, 2010.

              On May 1, 2009, the Company entered into a one-year Independent Contractor Agreement (the "Consulting Agreement") with Business Resource Consulting, LLC ("BRC"), an entity controlled by Peter J. Sandore, the Chief Operating Officer of the Company. Pursuant to the terms of the Consulting Agreement, BRC agreed to provide the services of Mr. Sandore as an advisor to the Company's Chief Executive Officer and board of directors. In consideration of such services, the Company was required to pay BRC base compensation in the amount of $36 per month for each of May, June and July 2009, and $20 per month from August 2009 through April 2010. In addition to the base compensation described above, BRC was eligible to receive a commission based upon a percentage of incremental business generated by BRC through Mr. Sandore. The Consulting Agreement terminated pursuant to its terms upon the Company's hiring of Mr. Sandore in April 2010.

SABRE INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

As of April 30, 2009 and January 31, 2010

(In thousands, except share and per share data)

	April 30, 2009	January 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$661	$262
Restricted cash	560	512
Trade accounts receivable, less allowance for doubtful accounts of $1,299 and $1,123, respectively	33,321	30,526
Inventories, net	35,721	35,801
Other current assets	1,556	1,511
Income tax receivable	1,036	1,379
Deferred income taxes	719	789

Total current assets	73,574	70,780
Property and equipment, net	26,254	27,303
Goodwill	26,967	26,967
Intangible assets, net	42,439	38,345
Deferred income taxes	1,456	345

	$170,690	$163,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,978	$12,263
Derivative liability—interest rate collar	4,776	2,529
Accrued liabilities and expenses	5,276	4,015
Customer deposits and deferred revenue	6,024	3,044
Current maturities of long-term debt	10,620	10,141

Total current liabilities	35,674	31,992
Long-term debt, less current maturities	116,334	109,016
Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value; 11,000,000 shares authorized, 2,540,842 issued, 2,524,175 shares outstanding at April 30, 2009 and 2,516,391 shares outstanding at January 31, 2010	25	25
Additional paid-in capital	13,455	13,564
Retained earnings	8,494	11,196
Less cost of 13,000 and 24,451 shares in treasury at April 30, 2009 and January 31, 2010	(235)	(434)
Accumulated other comprehensive loss	(3,057)	(1,619)

Total stockholders' equity	18,682	22,732

	$170,690	$163,740

The accompanying notes are an integral part of these condensed consolidated financial statements.

SABRE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

For the nine-month periods ended January 31, 2009 and 2010

(In thousands, except share and per share data)

	For the nine months ended January 31,
	2009	2010
Net sales	$236,737	$192,504
Cost of sales	187,503	150,109

Gross profit	49,234	42,395
General and administrative expenses	30,692	30,872
Gain (loss) on sale of property and equipment	(5,446)	25

Operating income	13,096	11,548
Interest income	303	50
Interest expense	(8,129)	(7,462)
Other	(29)	16

	(7,855)	(7,396)
Income before income taxes	5,241	4,152
Income tax expense	1,921	1,450

Net income	$3,320	$2,702

Comprehensive income	$1,791	$4,140

Earnings per share
Basic	$1.31	$1.07
Diluted	$1.25	$1.02
Weighted average shares outstanding
Basic	2,525,036	2,522,162
Diluted	2,665,130	2,659,899

The accompanying notes are an integral part of these condensed consolidated financial statements.

SABRE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the nine-month periods ended January 31, 2009 and 2010

(In thousands)

	For the nine months ended January 31,
	2009	2010
Cash flows from operating activities:
Net income	$3,320	$2,702
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,423	7,236
Amortization of deferred financing costs	671	838
Share-based compensation expense	198	107
(Gain) loss on sale of property and equipment	5,446	(25)
Deferred income taxes	(971)	1,041
Unrealized tax impact on unrealized fair value change in derivative	850	(807)
Change in allowance for doubtful accounts	525	(177)
Changes in assets and liabilities:
Restricted cash, net	12,067	48
Receivables	(683)	2,972
Inventories	(9,639)	(80)
Other current assets	106	45
Accounts payable	(12,854)	3,285
Accrued expenses and liabilities	565	(1,261)
Deferred revenue and customer deposits	932	(2,980)
Income tax payable	(360)	—
Income tax receivable	—	(343)

Net cash provided by operating activities	7,596	12,601

Cash flows from investing activities:
Purchase of intangible asset	—	(12)
Additional purchase price paid for CellXion acquisition	(107)	—
Proceeds from sale of property and equipment	26,154	105
Purchases of property and equipment	(5,121)	(4,259)

Net cash (used in) provided by investing activities	20,926	(4,166)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,900	4,500
Repayments of long-term debt	(24,468)	(13,135)
Repurchase of common stock	(235)	(199)

Net cash used in financing activities	(20,803)	(8,834)

Net (decrease) increase in cash and cash equivalents	7,719	(399)
Cash and cash equivalents, beginning of period	1,712	661

Cash and cash equivalents, end of period	$9,431	$262

Cash paid during the year for:
Interest	$7,458	$6,624
Income taxes, net of refunds	1,921	1,598
Supplemental disclosure of noncash investing and financing activities:
Construction in progress liabilities	—	212
Interest rate collar, net	(1,529)	1,438

The accompanying notes are an integral part of these condensed consolidated financial statements.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands, except share and per share data)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

              Sabre Industries, Inc. and subsidiaries (collectively, the "Company") provides a broad array of highly engineered products for the wireless communications and electric transmission and distribution infrastructure markets, including towers, monopoles, transmission structures, wood pole equivalents, shelters and ancillary components.

              Sabre Communications Holdings, Inc., a Delaware corporation, was organized on May 10, 2006 for the purpose of purchasing 100% of the outstanding common stock of Sabre Communications Corporation (the "Predecessor").

              Sabre Industries, Inc. was authorized to issue shares concurrent with the closing of the acquisition of CellXion, LLC, a Delaware limited liability company ("CellXion"), on September 12, 2007, and became the sole stockholder of Sabre Communications Holdings, Inc. and the sole member of CellXion, which is the sole member of CellXion Wireless Services, LLC, a Delaware limited liability company.

              The Company has two reportable segments, wireless communications infrastructure and electric transmission and distribution ("T&D") infrastructure. See Note 17, Segment Reporting, for further details on the segment reporting.

2. PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

              The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. In the opinion of management, the condensed consolidated financial statements contain all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America ("GAAP") and in accordance with Rule 10-01 of Regulation S-X. The balance sheet amounts as of April 30, 2009 were derived from audited statements. All significant intercompany balances and transactions have been eliminated in consolidation.

              The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

3. INVENTORIES

              Inventories are stated at the lower of cost or market, determined primarily on the weighted average cost method, and include material, labor and overhead. Inventories at April 30, 2009 and January 31, 2010 consist of the following:

	April 30, 2009	January 31, 2010
Raw materials	$19,466	$19,533
Work in progress	9,662	11,183
Finished goods	6,731	5,812
Less obsolescence reserve	(138)	(727)

Total inventories	$35,721	$35,801

4. REVENUE RECOGNITION

              The Company's products are manufactured according to stringent customer specifications and engineering design and are available for immediate delivery according to the schedule originally requested or subsequently modified by the customer. Revenue is generally recognized when the product is shipped and risk is transferred. At times, the Company's customers experience delays due to weather, zoning approvals and similar circumstances and request that the Company hold their inventory. In these situations, the Company recognizes revenue for its products prior to the time a product is shipped if each of the following bill and hold conditions is met:

  •
  the risks of ownership have passed to the customer;

  •
  the customer has a fixed commitment to purchase the goods;

  •
  the customer, not the Company, has requested that the shipment of the product be delayed and that the transaction be on a bill and hold basis;

  •
  there is a fixed schedule for delivery of the product;

  •
  the Company has not retained any specific performance obligations with respect to the product, such that the earnings process is not complete;

  •
  the ordered product has been segregated from the Company's inventory and is not subject to being used to fill other orders;

  •
  the product is complete and ready for shipment; and

  •
  the customer agrees to pay for the goods under the Company's standard credit terms.

              The results of operations for the nine months ended January 31, 2009 and 2010, include bill and hold revenue of $8,402 and $4,793, respectively, related to product not yet shipped but for which the required earnings criteria had been met. As of January 31, 2009, 282 structures with an aggregate sales price of $12,799 were being held under bill and hold arrangements, of which $4,767 remained in accounts receivable at January 31, 2009. As of January 31, 2010, 289 structures with an aggregate sales price of $10,204 were being held under bill and hold arrangements, of which $2,919 remained in

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

4. REVENUE RECOGNITION—(Continued)

accounts receivable at January 31, 2010. Foreign sales are generally secured by credit insurance. Total export sales for the nine months ended January 31, 2009 and 2010, were $12,443 and $3,677, respectively.

              Because the timeframes for the erection and installation of towers are generally of such short duration and do not span multiple reporting periods, the Company has historically recognized revenue upon the completion of each phase of the erection and installation process.

5. PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives. Depreciation expense was $2,234 and $3,130 for the nine months ended January 31, 2009 and 2010, respectively. Estimated useful lives are as follows:

Years
Buildings and improvements	40
Machinery and equipment	5–7

              Property and equipment consists of the following as of:

	April 30, 2009	January 31, 2010
Land	$1,449	$1,539
Buildings and improvements	6,170	6,651
Machinery and equipment	23,518	25,247
Construction in progress	386	2,148

	31,523	35,585
Less accumulated depreciation	(4,548)	(7,292)
Less accumulated depreciation on leased assets	(721)	(990)

	$26,254	$27,303

6. GOODWILL AND INTANGIBLE ASSETS

              Assets acquired and liabilities assumed in a business acquisition are recorded on the Company's consolidated balance sheet as of the acquisition date, based upon their estimated fair values of that date. The Company employs the nonamortization approach to account for purchased goodwill and intangible assets having indefinite useful lives. Under a nonamortization approach, goodwill and intangible assets having indefinite useful lives are not amortized into results of operations, but instead are reviewed at least annually for impairment. If the recorded value of goodwill and intangible assets having indefinite useful lives is determined to exceed their fair value, the asset is written down to fair value and a charge is taken against the results of operations in that period. The Company performed an analysis of goodwill and indefinite lived intangibles during the fourth quarter. There was no impairment in fiscal 2009. The Company considers its tradenames to have indefinite lives.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

6. GOODWILL AND INTANGIBLE ASSETS—(Continued)

              Intangibles with finite lives are amortized. The Company uses a method to amortize such intangible assets that reflects the pattern in which the economic benefits of the intangible assets are consumed. If that pattern cannot be reliably determined, the straight-line amortization method is used. The Company periodically assesses intangible assets subject to amortization for impairment. An impairment loss is recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows. A recognized impairment loss reduces the carrying value of the asset to its fair value. No impairment losses were recognized for the nine-month periods ended January 31, 2009 or 2010.

              The following is a summary of the Company's intangible assets as of:

	April 30, 2009		January 31, 2010
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Subject to amortization:
Internally developed software	$4,453	$3,298	$4,464	$4,103
Noncompetition agreements	11,810	8,413	11,810	10,361
Customer relationships	27,112	4,125	27,112	5,477

	43,375	15,836	43,386	19,941
Not subject to amortization:
Trade names	14,900	—	14,900	—
Goodwill	26,967	—	26,967	—

	$85,242	$15,836	$85,253	$19,941

              Amortization expense recognized on amortizable intangible assets totaled $5,189 and $4,106 during the nine months ended January 31, 2009 and 2010, respectively.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

7. LONG-TERM DEBT

              Long-term debt consists of the following:

	April 30, 2009	January 31, 2010
Term loan payable to Commerzbank AG; due in quarterly installments of varying amounts through December 31, 2011, with interest due monthly at LIBOR plus 3.25% (currently 3.44%); secured by substantially all assets of the Company.	$63,228	$59,770
Term loan payable to Commerzbank AG; due in quarterly installments of varying amounts through December 31, 2011, with interest due monthly at LIBOR plus 3.25% (currently 3.44%); secured by substantially all assets of the Company.	52,650	49,783
$25,000 line of credit to Commerzbank AG; due December 31, 2011, with interest due monthly at LIBOR plus 3.00% (currently 3.23%); secured by substantially all assets of the Company.	12,489	10,489
Obligations under capital leases	1,647	1,336

	130,014	121,378
Less lender underwriting fees	(3,060)	(2,221)

	126,954	119,157
Less current maturities	(10,620)	(10,141)

Long-term debt	$116,334	$109,016

              The term loans require the Company to comply with certain financial covenants, including an interest coverage ratio, a leverage ratio, a capital expenditure limit and an excess cash flow recapture.

              In connection with the capitalization of Sabre Communications Holdings, Inc. in 2006, the Company issued warrants to purchase up to 134,783 shares of common stock at an exercise price of $0.01 per share. All warrants to purchase shares of Sabre Holdings, Inc. common stock were assumed by Sabre Industries, Inc. on a 1:1 basis. The warrants are exercisable at any time through May 9, 2016. As of January 31, 2010, warrants to purchase 134,783 shares remained outstanding. The fair value of the warrants at the date of issuance was approximately $1,069 and is reflected in additional paid-in capital.

8. LEASES

              On August 1, 2008, the Company sold land, buildings and improvements located at its Bossier City, Louisiana and Alvarado, Texas facilities, and concurrently entered into an agreement to lease the properties back under an operating lease with payments of $640 per quarter through August 2028. As a result of the sale, the Company received net proceeds of $25,243. The Company recorded a loss of $6,404 on this transaction. The Company used the proceeds from this transaction to reduce outstanding indebtedness.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

8. LEASES—(Continued)

              The Company leases certain operating facilities, vehicles and equipment under noncancelable operating leases expiring at various dates through 2028. Rent expense was $2,137 and $2,928 during the nine months ended January 31, 2009 and 2010, respectively. The Company also leases equipment under a capital lease.

9. LITIGATION

              The Company and its subsidiaries are involved in various legal proceedings arising in the ordinary course of business. Management believes that these matters will not materially affect the Company's financial position, results of operations or net cash flows.

10. MAJOR CUSTOMERS

              A major customer is defined as any one customer whose sales revenue exceeded 10% of the Company's total revenue. Because of the nature of the business, major customers vary from year to year. The Company had a major customer that accounted for 25% and 17% of revenues for the nine-month periods ended January 31, 2009 and 2010, respectively. In addition, a major customer accounted for 19% and 13% of the outstanding trade accounts receivable as of April 30, 2009 and January 31, 2010, respectively.

11. SHARE-BASED PAYMENTS

              The Company has share-based compensation plans for key employees whereby the Company may grant to key employees up to 91,304 options to purchase shares of common stock and stock awards for up to 50,000 shares of common stock and 11,000 restricted shares. Options to purchase common stock for cash have a term not to exceed 10 years, have an exercise price equal to the fair market value on the grant date and have graded vesting in one-fifth increments beginning on the date of grant. The fair value of the restricted shares is equal to the fair value of the stock on the date of grant multiplied by the number of shares granted, and the restricted shares have graded vesting in one-third increments beginning on the date of grant. Compensation expense of $55 for restricted stock grants and $143 for stock options was recorded for the nine months ended January 31, 2009. Compensation expense of $28 for restricted stock grants and $79 for stock options was recorded for the nine months ended January 31, 2010. Unrecognized compensation expense, net of forfeitures and tax benefit, is $194 as of January 31, 2010.

              The Company's option grants qualify for classification as equity awards and such grants contain no provisions to allow an employee to force cash settlement by the Company. The Company's options do not contain future market or performance conditions. The fair value of grants has been estimated on the grant date using a Black-Scholes option-pricing model. The measurement date is the grant date. The Company has elected a straight-line amortization method over the requisite service period (vesting period). A small group of senior executives holds the majority of the stock options and is expected to hold the options until they are exercised; therefore, no forfeitures have been assumed. No options were granted during the nine-month periods ended January 31, 2009 and 2010.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

11. SHARE-BASED PAYMENTS—(Continued)

              The following is a summary of the option transactions during the nine months ended January 31, 2009 and 2010.

	Number of shares	Weighted-average exerciseprice	Weighted-average contractual term (years)
Outstanding at May 1, 2008	71,700	$27.33	8.99
Granted	—	—
Exercised	—	—
Forfeited or expired	(14,800)	27.21

Outstanding at January 31, 2009	56,900	$27.36	8.25

Exercisable at January 31, 2009	11,200	$27.51	8.31

Vested during the period	1,600	$28.27

Outstanding at May 1, 2009	56,900	$27.36
Granted	—	—
Exercised	—	—
Forfeited or expired	(1,200)	27.21

Outstanding at January 31, 2010	55,700	$27.36	7.25

Exercisable at January 31, 2010	24,600	$27.42	7.25

Vested during the period	1,600	$28.27

              The following is a summary of nonvested option transactions:

	Number of shares	Weighted-average grant date fair value
Nonvested at May 1, 2008	54,700	$10.14
Granted	—	—
Vested	(1,600)	9.35
Forfeited	(11,100)	10.25

Nonvested at January 31, 2009	42,000	$10.15

Nonvested at May 1, 2009	29,600	$10.10
Granted	—	—
Vested	(1,600)	9.35
Forfeited	(600)	10.25

Nonvested at January 31, 2010	27,400	$10.14

              The aggregate intrinsic values in all periods are not material.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

11. SHARE-BASED PAYMENTS—(Continued)

              The following summarizes information with respect to outstanding restricted stock shares:

	Number of shares	Weighted-average grant date fair value
Nonvested at May 1, 2008	7,333	$7.65
Granted	—	—
Vested	(3,667)	7.65
Forfeited	—	—

Nonvested at January 31, 2009	3,666	$7.65

Nonvested at May 1, 2009	3,666	$7.65
Granted	—	—
Vested	(3,666)	7.65
Forfeited	—	—

Nonvested at January 31, 2010	—	$—

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

              Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820, Fair Value Measurements, establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs used in the valuation of an asset or liability on the measurement date. Inputs refers broadly to assumptions market participants would use in pricing the asset or liability, including assumptions about risk. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

  •
  Level 1: Quoted market prices in active markets for identical assets or liabilities

  •
  Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

  •
  Level 3: Unobservable inputs that are not corroborated by market data

              Financial instruments consist of an interest rate cap and floor ("collar") agreement. The valuation technique utilized by the Company to calculate the interest rate collar fair value was the income approach, which measures the present value of future cash flows remaining over the term of the interest rate collar based upon current market expectations of LIBOR. Based upon current and estimated LIBOR rates, the fair value of the Company's interest rate collar was a liability of $4,776 as of April 30, 2009 and a liability of $2,529 as of January 31, 2010.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS—(Continued)

Liabilities Measured at Fair Value on a Recurring Basis

	Fair Value Measurements at January 31, 2010 Using:
Description	Quoted prices in active markets for identical assets (Level 1)	Significant other unobservable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative liability-interest rate collar	$—	$(2,529)	$—

Total liabilities	$—	$(2,529)	$—

13. DERIVATIVE INSTRUMENTS

              On September 18, 2007, the Company entered into an interest rate collar for a notional amount of $123,000 as required under its credit agreement with Commerzbank AG. The notional amount was reduced to $108,000 on September 17, 2009 and the collar expires on September 17, 2010. The interest rate collar is utilized to manage interest rate exposures and is designated as a highly effective cash flow hedge. The Company receives a variable one-month LIBOR and pays a cap rate of 5.75% and a floor of 3.80%. The settlement differential to be paid or received, in addition to the ineffective portion of the hedge resulting from deviations in the reset dates on the interest rate collar and the underlying debt instrument, are recognized as interest expense in the periods incurred. For the nine months ended January 31, 2009 and 2010, the Company recognized interest charges of $1,454, and $3,105, respectively.

              The Company's interest rate collar was recorded at its fair value liability of $4,776 and $2,529 as of April 30, 2009 and January 31, 2010, respectively. A loss of $1,619 in the change in fair value of the interest rate collar was included in other comprehensive loss for the nine months ended January 31, 2010.

14. CONTINGENCIES

              As of January 31, 2010, the Company had four standby letters of credit outstanding. The first letter of credit is for $5,000 and secures the Company's performance and payment bond obligations to its bonding company. This letter of credit expires December 1, 2010, and can be drawn on if the Company fails to perform its obligations under bonded contracts. The second letter of credit is for $400 and secures the Company's obligations under its workers' compensation insurance policy. This letter of credit expires November 2, 2010. The third letter of credit is for $173 and secures the Company's obligations to perform delivery of material under a contract with a customer. This letter of credit expires March 31, 2011. The fourth letter of credit is for $51 and secures the Company's obligations to perform delivery of material under a contract with a customer. This letter of credit expires November 22, 2011. No amounts have been drawn or are expected to be drawn under any of these letters of credit.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

15. INCOME TAXES

              Deferred taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Both deferred tax assets and liabilities relate to goodwill and intangible assets, interest rate collar and property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the dates of enactment.

              As required by the uncertain tax position guidance in ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

              The Company is subject to income taxes in the U.S. federal jurisdiction, and various states jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2006.

              The Company is currently under examination by the Internal Revenue Service of its U.S. income tax returns for the year ended April 30, 2008. The Company expects this examination to be concluded and settled in the next 12 months. The Company has not recorded any unrecognized tax benefits related to the period being examined. The Company believes it is reasonably possible that the resolution of this examination could result in payments ranging from $0 to $525.

              The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. For the nine months ended January 31, 2009 and 2010, the Company recognized approximately $42 and $20, respectively, in interest and penalties. The Company had accrued approximately $86 and $109 for the payment of interest and penalties for the nine months ended January 31, 2009 and 2010, respectively.

16. EARNINGS PER SHARE

              The Company computes basic and dilutive earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of common stock and common stock equivalents outstanding during the period and the potential dilution from stock options and nonvested restricted stock, using the treasury stock method.

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

16. EARNINGS PER SHARE—(Continued)

              The following table presents a reconciliation of basic and diluted earnings per share:

	For the nine-month period ended January 31,
	2009	2010
Basic earnings per share calculation:
Net income to common stockholders	$3,320	$2,702
Weighted average of common shares outstanding	2,525,036	2,522,162
Basic net income per share	$1.31	$1.07
Diluted earnings per share calculation:
Net income to common stockholders	$3,320	$2,702
Weighted average of common shares outstanding	2,525,036	2,522,162
Dilutive effect of common stock equivalents and stock awards	140,094	137,737

Total diluted weighted average of common shares outstanding	2,665,130	2,659,899
Diluted net income per share	$1.25	$1.02

17. SEGMENT REPORTING

              According to the criteria in ASC 280, Segment Reporting, we have identified two reportable operating segments, consisting of wireless communications infrastructure and electric T&D infrastructure. The information in the following table for the nine months ended January 31, 2009 and 2010, is derived from the segments' internal financial reports used for corporate management purposes:

	Revenues
	For the nine-month period ended January 31,
	2009	2010
Wireless communications infrastructure	$189,448	$134,843
Electric T&D infrastructure	47,289	57,661

	$236,737	$192,504

	Operating Income
	For the nine-month period ended January 31,
	2009	2010
Wireless communications infrastructure	$12,807	$7,634
Electric T&D infrastructure	289	3,914

	$13,096	$11,548

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

18. RISKS AND UNCERTAINTIES

              The following risks and uncertainties, among others, may affect the Company's business, financial condition and operations:

  •
  Potential increases in prices and reduced availability of energy or key raw materials such as steel, zinc or cement could increase costs and reduce profitability if the Company is unable to pass these increases along to its customers.

  •
  The Company has a substantial amount of outstanding indebtedness, which could impair its ability to operate and react to changes in the Company's business and markets. The Company's ability to make scheduled principal payments, to pay interest or to refinance its indebtedness depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors beyond its control.

  •
  Demand for the Company's products is dependent upon the level of infrastructure spending by its customers.

  •
  Changes in general economic conditions could adversely affect the Company's operating results.

19. RELATED PARTY TRANSACTIONS

              In October 2009, the Company entered into a note receivable with an executive for $350 that was due on demand and carried interest at the then-applicable federal rate for related party loans. The loan was payable in cash or through the surrender of 10,651.25 shares of common stock of the Company owned by the executive. The settlement of the note in either cash or surrender of the shares was at the sole discretion of the executive. In December 2009, the executive elected to settle the note by surrendering the shares to the Company. The fair value of the shares at the time of the loan settlement was approximately $186. Total compensation expense of $164 was recorded in the nine-month period ended January 31, 2010.

20. COMPREHENSIVE INCOME

              Comprehensive income consists of the following:

	For the nine-month period ended January 31,
	2009	2010
Net income	$3,320	$2,702
Interest rate collar, net of tax	(1,529)	1,438

Total comprehensive income	$1,791	$4,140

SABRE INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

(In thousands, except share and per share data)

21. SUBSEQUENT EVENTS

              In March 2010, the Company reached a settlement with the prior owners of CellXion on the amount of the contingent portion of the purchase price relating to the September 2007 acquisition of CellXion pursuant to which the Company agreed to pay them an aggregate of $1,938. This additional purchase price was recorded in March 2010 as an increase to goodwill. One of the prior owners of CellXion served as a director of the Company at the time of the settlement.

              On May 1, 2009, the Company entered into a one-year Independent Contractor Agreement (the "Consulting Agreement") with Business Resource Consulting, LLC ("BRC"), an entity controlled by Peter J. Sandore, the Chief Operating Officer of the Company. Pursuant to the terms of the Consulting Agreement, BRC agreed to provide the services of Mr. Sandore as an advisor to the Company's Chief Executive Officer and board of directors. In consideration of such services, the Company was required to pay BRC base compensation in the amount of $36 per month for each of May, June and July 2009, and $20 per month from August 2009 through April 2010. In addition to the base compensation described above, BRC was eligible to receive a commission based upon a percentage of incremental business generated by BRC through Mr. Sandore. The Consulting Agreement terminated pursuant to its terms upon the Company's hiring of Mr. Sandore in April 2010. As of January 31, 2010, the Company had approximately $5 in accrued commissions due to BRC.

Report of Independent Auditors

To the Board of Directors
CellXion, LLC

              We have audited the accompanying balance sheet of CellXion, LLC and subsidiary (the "Company") as of September 12, 2007, and the related statements of operations, members' equity and cash flows for the period from January 1, 2007 through September 12, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

              We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

              In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CellXion, LLC and subsidiary as of September 12, 2007, and the results of their operations and their cash flows for the period from January 1, 2007 through September 12, 2007 in conformity with accounting principles generally accepted in the United States of America.

              As discussed in Note 10 to the financial statements, the Company was acquired by Sabre Industries, Inc. on September 12, 2007.

/s/ MCGLADREY & PULLEN, LLP

St. Louis, Missouri
April 30, 2010

CellXion, LLC

CONSOLIDATED BALANCE SHEET

As of September 12, 2007

(In thousands)

ASSETS
Current Assets
Cash and cash equivalents	$1,378
Restricted cash and cash equivalents	210
Trade accounts accounts, net of allowance for doubtful accounts of $41	7,310
Other receivables	231
Inventories	19,476
Prepaid expenses	39

Total current assets	28,644
Property and equipment
Land	431
Building and improvements	16,356
Equipment	8,502
Vehicles	1,665

26,954
Less accumulated depreciation	(11,594)

Net property and equipment	15,360
Other long-term assets	173

$44,177

LIABILITIES AND MEMBERS' EQUITY
Liabilities
Accounts payable	$5,467
Accrued expenses	2,134
Deferred revenue	5,125
Line of credit	4,743
Installment notes	6,926
Loans payable to members	4,306

Total liabilities	28,701
Members' Equity	15,476

$44,177

The accompanying notes to consolidated financial statements are an integral part of this statement.

CellXion, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

For the period from January 1, 2007 to September 12, 2007

(In thousands)

Net sales	$58,494
Cost of sales	48,813

Gross profit	9,681
General and administrative expenses	5,713
Gain on sale of property and equipment	(98)

Operating income	4,066

Interest income	25
Interest expense	(756)
Miscellaneous income	79

Other income and expense, net	(652)

Net income	$3,414

The accompanying notes to consolidated financial statements are an integral part of this statement.

CellXion, LLC

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

For the period from January 1, 2007 to September 12, 2007

(In thousands)

Balance, January 1, 2007	$13,330
Distributions	(1,268)
Net income	3,414

Balance, September 12, 2007	$15,476

The accompanying notes to consolidated financial statements are an integral part of this statement.

CellXion, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from January 1, 2007 to September 12, 2007

(In thousands)

Cash flows from operating activities:
Net income	$3,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	890
Gain on sale of assets	(98)
Provision for doubtful accounts	41
Changes in assets and liabilities:
Restricted cash	(210)
Trade receivables	2,432
Other receivables	(223)
Inventories	(4,155)
Prepaid expenses	164
Accounts payable	92
Accrued expenses	(4,360)
Deferred revenue	5,125

Net cash provided by operating activities	3,112

Cash flows from investing activities:
Purchases of property and equipment	(573)
Proceeds from sale of property and equipment	464

Net cash used in investing activities	(109)

Cash flows from financing activities:
Decrease in cash overdraft	(2,203)
Member distributions	(1,268)
Proceeds from debt	2,721
Repayments of debt	(875)

Net cash used in financing activities	(1,625)

Net increase in cash and cash equivalents	1,378
Cash and cash equivalents, January 1, 2007	—

Cash and cash equivalents, September 12, 2007	$1,378

Cash paid during the period for:
Interest, net	$750
Non-cash transactions:
Sale of property and equipment for receivables	$219

The accompanying notes to consolidated financial statements are an integral part of this statement.

CellXion, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from January 1, 2007 to September 12, 2007

(Dollars in thousands)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

              CellXion, LLC and subsidiary ("Company" or "CellXion") designs and manufactures lightweight and concrete shelters for wireless communication equipment. CellXion operates two manufacturing facilities in Bossier City, Louisiana. CellXion has a wholly owned subsidiary, CellXion Wireless Services, LLC, which offers complete turnkey construction services from its facility in Edmond, Oklahoma.

              During 2007, the Company sold substantially all assets of another subsidiary, Hangar 107, LLC. See Note 9 for further details on this transaction.

              On September 12, 2007, the Company's members executed a Securities Purchase Agreement whereby 100% of the membership interest of CellXion, LLC was purchased by Sabre Industries, Inc. ("Parent"). See Note 10 for further detail on this transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

              The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, CellXion Wireless Services, LLC and Hangar 107, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

              The following risks and uncertainties, among others, may affect the Company's business, financial condition and operations:

  •
  Potential increases in prices and reduced availability of energy or key raw material such as cement could increase our costs and reduce profitability if the Company is unable to pass these increases along to its customers.

  •
  The Company has a substantial amount of outstanding indebtedness, which could impair its ability to operate and react to changes in the Company's business and markets. As noted in Note 4, the Company was acquired on September 12, 2007 and all bank indebtedness was paid in full.

  •
  Demand for the Company's products is dependent upon the level of infrastructure spending by its customers.

  •
  Changes in general economic conditions could adversely affect the Company's operating results.

              Throughout the year, the Company has certain cash balances deposited in financial institutions in which the balances may exceed the FDIC insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk.

CellXion, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2007 to September 12, 2007

(Dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Use of Estimates

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for allowance for doubtful accounts, inventory reserves, asset impairment assessments and contingencies.

Cash Equivalents

              The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

              Trade credit is generally extended to customers throughout the United States on a short-term basis. Trade accounts receivable are carried at their estimated collectible value. Individual trade accounts receivable are periodically evaluated for collectability based on past credit history and their current financial condition. Trade accounts receivables are charged against the allowance for doubtful accounts when such receivables are deemed to be uncollectible.

Inventories

              Inventories are stated at the lower cost or market, determined primarily on the weighted average cost method, which approximates first-in, first-out, and include materials, labor and overhead. The Company believes its standard costs allocated to inventory approximate the lower of cost or market before adjustments for inventory reserves. Inventories at September 12, 2007 consisted of the following:

Raw materials	$8,225
Work in progress	7,807
Finished goods	3,908
Less obsolescence reserve	(464)

Total inventories	$19,476

CellXion, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2007 to September 12, 2007

(Dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Property and Equipment

              Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives. Depreciation expense was $890 for the period ended September 12, 2007. Estimated useful lives are as follows:

Years
Buildings and improvements	40
Equipment	3–5
Vehicles	3

              Maintenance and repairs are expensed as incurred. Replacements and improvements that extend the useful life of the asset are capitalized. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in earnings.

              Long-lived assets are periodically reviewed for impairment. An impairment loss is recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its fair value. No impairment losses were recognized for the period ended September 12, 2007.

Customer Deposits and Deferred Revenue

              Customer deposits represent payments made to the Company for finished goods that have not yet shipped. The Company does not recognize the sale until shipment occurs. Deferred revenue is recorded when cash is received before revenue is earned.

Revenue Recognition

              Revenue is recognized when services are rendered or when the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon shipment of the finished product. Finance charges on past due customer trade receivable accounts are recorded as revenue when collections are received.

Sales Taxes Collected From Customers

              Net sales and cost of sales do not include sales taxes collected and remitted to governmental authorities.

Shipping and Handling

              The Company generally utilizes common carriers for shipment of products. Amounts invoiced to customers for shipping and handling are recorded as sales. Shipping and handling costs associated with sales are recorded as cost of goods sold.

CellXion, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2007 to September 12, 2007

(Dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—(Continued)

Post-sales Support Programs

              Costs associated with post-sales support programs are expensed as incurred. Such costs totaled $122 for the period ended September 12, 2007.

Advertising Costs

              Advertising costs are charged to expense as incurred. Advertising expense was $89 for the period ended September 12, 2007.

Income Taxes

              The members of the Company have organized the Company as a limited liability company. Accordingly, the Company is not subject to federal or state income taxes. All tax attributes of the Company are passed through to the members, and income taxes, if any, are payable by the individual members. Therefore, no provision, liability or benefit for income taxes has been included in these financial statements.

Recent Accounting Pronouncements

              In September 2006, FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 did not have an impact on the Company's consolidated financial position or results of operations.

              In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 ("SFAS 159"), which provides a fair value measurement option for eligible financial assets and liabilities. Under SFAS 159, an entity is permitted to elect to apply fair value accounting to a single eligible item, subject to certain exceptions, without electing it for other identical items and include unrealized gains and losses in earnings. The fair value option established in this pronouncement is irrevocable, unless a new election date occurs. This standard reduces the complexity in accounting for financial instruments and mitigates volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have an impact on the Company's consolidated financial position or results of operations.

3. RESTRICTED CASH

              CellXion, LLC Dental Plan is a company-funded dental plan covering all eligible company employees and dependents with dental care. The Company has established a separate cash account to hold the employee withholdings and company contributions relating to this plan. Accordingly, the cash held in connection with the administration of these plans is not available for Company use. It is the

CellXion, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2007 to September 12, 2007

(Dollars in thousands)

3. RESTRICTED CASH—(Continued)

Company's practice to fully fund its portion of the dental care plan. As of September 12, 2007, $160 was held in a separate bank account for payment of dental claims. A liability of $160 was recorded at September 12, 2007 for incurred but unpaid dental claims. For the period ended September 12, 2007, the Company recognized expenses of $56 for the dental plan.

              Also included in restricted cash is $50 at September 12, 2007 set aside for workers' compensation, held in a separate account managed by the workers' compensation insurer. The workers' compensation liability is not correlated to the bank account.

4. DEBT

              Debt consists of the following:

September 12, 2007
JPMorgan Chase Bank, NA, revolving line of credit note, interest paid monthly at 30-day Eurodollar Rate plus 165 basis points, adjusted monthly (currently 7.50%); secured with accounts receivable and inventory, due 6/30/08	$4,743
JPMorgan Chase Bank, NA, monthly installment notes with a variable interest rate at 30-day Eurodollar Rate plus 180 basis points, adjusted monthly (currently 7.65%), with varying monthly principal payments, secured with real estate, due 6/30/09	6,926

Total debt	$11,669

              The Company repaid principal on the loans payable to members for the period ending September 12, 2007 totaling $26. The balance of the loans payable at September 12, 2007 was $4,306. The effective interest rate at September 12, 2007 was 7.12%.

              At September 12, 2007, the installment notes and loans payable to members were classified as current as they were paid off as part of the acquisition by Sabre Industries, Inc. See Note 10 for further detail of the transaction. The revolving line of credit is classified as current due to its maturity date of June 30, 2008. Interest expense incurred during the period ended September 12, 2007 totaled $756.

5. LEASES

              The Company leases certain operating facilities, vehicles and equipment under noncancelable operating leases expiring at various dates through 2012. Rent expense was $134 for the period ended September 12, 2007.

CellXion, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2007 to September 12, 2007

(Dollars in thousands)

5. LEASES—(Continued)

              Future minimum lease payments under these operating leases as of September 12, 2007 are as follows:

Remainder of 2007	$36
2008	116
2009	85
2010	70
2011	69
2012	34
Thereafter	—

$410

6. RETIREMENT SAVINGS PLAN

              CellXion has a 401(k) defined contribution plan which covers employees who have attained 21 years of age and have been employed by the Company for at least one year. Participants may contribute up to allowed deferral limits and receive a 25% matching employer contribution of up to 1% of their annual eligible compensation. The Company contributed $30 to the plan for the period ended September 12, 2007.

7. CONTINGENCIES

              The Company is involved in various legal proceedings arising in the ordinary course of business. Management believes that these matters will not materially affect the Company's financial position, results of operations or net cash flows.

8. MAJOR CUSTOMERS

              Net revenues for the period ended September 12, 2007 include sales to three major customers. A major customer is defined as any one customer whose sales revenue exceeded 10% of the Company's total revenue. Because of the nature of the business, major customers vary from year to year. The net revenues and outstanding trade accounts receivables as a percentage of total revenues and trade accounts receivable for these three customers was 81% and 62%, respectively.

9. RELATED PARTY TRANSACTIONS

              The members, management and employees of the Company used an aircraft for travel purposes, which is owned by Schoonover Enterprises, LLC, another entity owned by a stockholder and a former director of the Company. The Company paid rent on the aircraft and also paid for certain expenses associated with the operation and maintenance of the aircraft totaling $607 for the period ended September 12, 2007.

CellXion, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the period from January 1, 2007 to September 12, 2007

(Dollars in thousands)

9. RELATED PARTY TRANSACTIONS—(Continued)

              During 2007, the Company sold substantially all assets of Hangar 107, LLC for $190, which equaled the carrying value to Schoonover Enterprises, LLC; thus no gain or loss was realized on this sale.

10. SUBSEQUENT EVENTS

              On September 12, 2007, the Company's members executed a Securities Purchase Agreement whereby 100% of the membership interest of CellXion, LLC was purchased by Sabre Industries, Inc (the "Acquirer"). This transaction was accounted for using the purchase method of accounting. The total purchase price of $87,489 includes the Company's membership interests valued at $81,000 and acquisition-related costs of $6,489. Acquisition-related costs consist of loan origination, accounting, legal and other professional fees.

              In March 2010, the Acquirer reached a settlement with the prior owners of the Company on the amount of the contingent portion of the purchase price relating to the September 2007 acquisition pursuant to which the Acquirer agreed to pay them an aggregate of $1,938. This additional purchase price was recorded in March 2010 as an increase to goodwill.

Alvarado, Texas
Production Plant

Alvarado, Texas
Galvanizer

Sioux City, Iowa
Murray Street

Alvarado, Texas
Galvanizer

Sioux City, Iowa
Bridgeport

Bossier City, Louisiana

              Through and including                        (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                        Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch
Stifel Nicolaus

Baird
Gleacher & Company
Oppenheimer & Co.

                        , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

              The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the exchange listing fee. The selling stockholders will not pay any of these costs and expenses.

Amount to be Paid
SEC registration fee		$10,249.38
FINRA filing fee		14,875.00
Exchange listing fees		*
Blue sky fees and expenses		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

Item 14.    Indemnification of Officers and Directors

              Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the company, and, with respect to any criminal action, had no reasonable cause to believe the person's actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

              Our amended and restated bylaws to be in effect upon the completion of the offering require us to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

              We also have entered into separate indemnification agreements with each of our directors and certain of our officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

              Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation to be in effect upon the completion of the offering provides that the personal liability of our directors is limited to the fullest extent permitted under the DGCL. This provision of our certificate of incorporation does not eliminate all fiduciary duties of our directors to us and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available to us.

              We expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.

              These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

              The underwriting agreement between us and the underwriters filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of our directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement.

Item 15.    Recent Sales of Unregistered Securities

              During the three-year period preceding the date of filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act.

              No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting the transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

  •
  On May 8, 2007, 25 of our employees exercised stock options to purchase an aggregate of 16,100 shares of our common stock. The cash proceeds of $438,081.00 received by us have been used for general corporate purposes.

  •
  On August 1, 2007, three of our employees exercised stock options to purchase an aggregate of 700 shares of our common stock. The cash proceeds of $19,047.00 received by us have been used for general corporate purposes.

  •
  On July 19, 2007, we granted options to two of our employees to purchase an aggregate of 6,500 shares of our common stock under our Nonqualifed Stock Option Plan at an exercise price of $27.21 per share.

  •
  On September 12, 2007, we issued 913,042 shares of our common stock to investors in connection with our acquisition of CellXion at a price of $32.86 per share.

  •
  On October 1, 2007, we granted options to one of our employees to purchase an aggregate of 1,500 shares of our common stock under our Nonqualifed Stock Option Plan at an exercise price of $32.86 per share.

  •
  On August 11, 2008, we issued to one of our employees 11,000 shares of our common stock under our incentive restricted stock program at a price of $7.65 per share.

              Each of the above issuances was exempt from registration under the Securities Act in reliance on Section 4(2) thereof or Regulation D promulgated thereunder relating to sales not involving a public offering or pursuant to Rule 701 promulgated under the Securities Act, as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701 or pursuant to Regulation S promulgated under the Securities Act, with respect to the securities offered and sold outside the United States to investors who were neither citizens nor residents of the United States.

Item 16.    Exhibits and Financial Statement Schedules

    (a)
    Exhibits.

Exhibit Number		Description
1.1	*	Form of Purchase Agreement
3.1		Certificate of Incorporation of Sabre Industries, Inc.
3.2	*	Amended and Restated Certificate of Incorporation of Sabre Industries, Inc. (to become effective immediately upon completion of the offering)
3.3		Bylaws of Sabre Industries, Inc.
3.4	*	Amended and Restated Bylaws of Sabre Industries, Inc. (to become effective immediately upon completion of the offering)
4.1	*	Form of Specimen Common Stock Certificate of Sabre Industries, Inc.
5.1	*	Opinion of Proskauer Rose LLP as to the validity of the shares being registered
8.1	*	Opinion of Proskauer Rose LLP as to certain of the material U.S. federal income tax considerations for non-United States holders of Common Stock
10.1	†	Sabre Communications Holdings, Inc. Nonqualified Stock Option Plan
10.2	†	Form of Award Agreement pursuant to Nonqualified Stock Option Plan
10.3	†	Form of Sabre Communications Holdings, Inc. Incentive Restricted Stock Grant Agreement
10.4	*†	2010 Omnibus Incentive Plan
10.5	*†	Form of Award Agreement pursuant to Omnibus Incentive Plan
10.6
Credit Agreement dated June 26, 2007 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, various financial institutions and other persons from time to time parties thereto, as Lenders, Dresdner Bank AG, New York and Grand Cayman Branches, as Administrative Agent, and Dresdner Kleinwort Securities LLC, as Sole Lead Arranger and Sole Bookrunner
10.7
First Amendment to Credit Agreement dated August 10, 2007 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders, Dresdner Bank AG, New York and Grand Cayman Branches, as Administrative Agent, and Dresdner Kleinwort Securities LLC, as Sole Lead Arranger and Sole Bookrunner
10.8
Second Amendment to Credit Agreement dated July 17, 2008 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders

Exhibit Number		Description
10.9		Third Amendment to Credit Agreement dated July 18, 2008 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.10
Fourth Amendment to Credit Agreement dated July 31, 2008 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.11
Fifth Amendment to Credit Agreement dated December 11, 2008 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.12
Sixth Amendment to Credit Agreement dated October 16, 2009 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.13
Seventh Amendment to Credit Agreement dated April 2, 2010 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.14		Stockholders Agreement dated September 12, 2007 by and among Sabre Industries, Inc., Corinthian SC, LLC and the other parties set forth therein
10.15		Amendment to Stockholders Agreement dated April 27, 2010 by and between Sabre Industries, Inc. and Corinthian SC, LLC
10.16		Registration Rights Agreement dated May 9, 2006 by and among Sabre Communications Holdings, Inc., Corinthian SC, LLC, D.B. Zwirn Special Opportunities Fund, L.P. and James D. Mack
10.17
Amendment to Registration Rights Agreement dated April 27, 2010 by and among Sabre Industries, Inc., Corinthian SC, LLC, ZM Equity Private Equity I, L.P., ZM Equity Private Equity II, L.P. and James D. Mack
10.18		Independent Contractor Agreement dated May 1, 2009 by and between Sabre Industries, Inc. and Business Resource Consulting, LLC
10.19	†	Employment Agreement dated May 9, 2006 by and between Sabre Communications Corporation and James D. Mack
10.20	†	Letter Agreement dated December 26, 2007 by and between Sabre Communications Corporation and James M. Tholey
10.21	†	Letter Agreement dated April 30, 2008 by and between Sabre Industries, Inc. and James M. Tholey
10.22	†	Letter Agreement dated November 7, 2008 by and between Sabre Industries, Inc. and James M. Tholey
10.23	†	Letter Agreement dated November 2, 2007 by and between Sabre Industries, Inc. and David J. de Poincy

Exhibit Number		Description
10.24	†	Letter Agreement dated April 11, 2008 by and between Sabre Industries, Inc. and David J. de Poincy
10.25	†	Letter Agreement dated November 18, 2008 by and between Sabre Industries, Inc. and David J. de Poincy
10.26	*†	Employment Agreement by and between Sabre Industries, Inc. and James D. Mack (to become effective immediately upon completion of the offering)
10.27	*†	Employment Agreement by and between Sabre Industries, Inc. and James M. Tholey (to become effective immediately upon completion of the offering)
10.28	*†	Employment Agreement by and between Sabre Industries, Inc. and Peter J. Sandore (to become effective immediately upon completion of the offering)
21.1		Subsidiaries of Sabre Industries, Inc.
23.1		Consent of McGladrey & Pullen, LLP
23.2		Consent of McGladrey & Pullen, LLP
23.3	*	Consent of Proskauer Rose LLP (to be included in Exhibits 5.1 and 8.1)
24.1		Powers of Attorney (included immediately following the signature page to this Registration Statement beginning on page II-8)

*
To be filed by amendment.

†
Indicates a management contract or compensatory plan or arrangement.
    (b)
    Financial Statement Schedules.

              Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes that:

                  (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)   For the purpose of determining liability under the Securities Act if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                  (4)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

      (i)
      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii)
      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii)
      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv)
      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Wales, Pennsylvania, on the 30th day of April, 2010.

SABRE INDUSTRIES, INC.
By:	/s/ JAMES D. MACK
James D. Mack President and Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES D. MACK James D. Mack	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2010
/s/ JAMES M. THOLEY James M. Tholey	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2010
/s/ EDWARD F. BRADLEY Edward F. Bradley	Director	April 30, 2010
/s/ MICHAEL DEL GIUDICE Michael Del Giudice	Director	April 30, 2010
/s/ QUINN MORGAN Quinn Morgan	Director	April 30, 2010
/s/ PETER VAN RAALTE Peter Van Raalte	Director	April 30, 2010

POWER OF ATTORNEY

              KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below does hereby constitute and appoint James D. Mack, James M. Tholey and Peter Van Raalte as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre effective and post effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Additional Provisions

              The following additional provisions apply separately to each of the undersigned herein:

              Except as otherwise specifically provided herein, the Power of Attorney granted herein shall not in any manner revoke in whole or in part any other power of attorney that the undersigned previously has executed, whether individually, or in a representative or any other capacity.

              This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, individually or in a representative or in any other capacity, unless such subsequent power specifically states that the instrument is intended to revoke (i) this particular instrument by specific reference; (ii) all prior specific powers of attorney; or (iii) all prior powers of attorney.

              The "CAUTION TO THE PRINCIPAL" AND "IMPORTANT INFORMATION FOR THE AGENT" statements below are required under the New York General Obligations Law, which is applicable to powers of attorney executed by individuals within the State of New York. Notwithstanding anything to the contrary contained therein, this Power of Attorney is limited to the powers granted as described above and DOES NOT grant the attorneys-in-fact and agents the authority to spend any of the undersigned's money or sell or dispose of any of the undersigned's property.

              CAUTION TO THE PRINCIPAL: Your Power of Attorney is an important document. As the "principal," you give the person whom you choose (your "agent") authority to spend your money and sell or dispose of your property during your lifetime without telling you. You do not lose your authority to act even though you have given your agent similar authority.

              When your agent exercises this authority, he or she must act according to any instructions you have provided or, where there are no specific instructions, in your best interest. "Important Information for the Agent" at the end of this document describes your agent's responsibilities. Your agent can act on your behalf only after signing the Power of Attorney before a notary public.

              You can request information from your agent at any time. If you are revoking a prior Power of Attorney by executing this Power of Attorney, you should provide written notice of the revocation to your prior agent(s) and to the financial institutions where your accounts are located.

              You can revoke or terminate your Power of Attorney at any time for any reason as long as you are of sound mind. If you are no longer of sound mind, a court can remove an agent for acting improperly.

              Your agent cannot make health care decisions for you. You may execute a "Health Care Proxy" to do this.

              The law governing Powers of Attorney is contained in the New York General Obligations Law, Article 5, Title 15. This law is available at a law library, or online through the New York State Senate or Assembly websites, www.senate.state.ny.us or www.assembly.state.ny.us.

              If there is anything about this document that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

              In witness whereof I have hereunto signed my name on April 28, 2010.

By:	/s/ JAMES D. MACK Name: James D. Mack

State of New York)

County of New York) ss.:

              On the 28th day of April in the year 2010, before me, the undersigned, personally appeared James D. Mack, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jo-Anne M. Suriel, Notary Public
Signature and Office of individual taking acknowledgment

              In witness whereof I have hereunto signed my name on April 28, 2010.

By:	/s/ JAMES M. THOLEY Name: James M. Tholey

State of New York)

County of New York) ss.:

              On the 28th day of April in the year 2010, before me, the undersigned, personally appeared James M. Tholey, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jo-Anne M. Suriel, Notary Public
Signature and Office of individual taking acknowledgment

              In witness whereof I have hereunto signed my name on April 27, 2010.

By:	/s/ EDWARD F. BRADLEY Name: Edward F. Bradley

State of New York)

County of New York) ss.:

              On the 27th day of April in the year 2010, before me, the undersigned, personally appeared Edward F. Bradley, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jo-Anne M. Suriel, Notary Public
Signature and Office of individual taking acknowledgment

In witness whereof I have hereunto signed my name on April 27, 2010.

By:	/s/ MICHAEL DEL GIUDICE Name: Michael Del Giudice

State of New York)

County of New York) ss.:

              On the 27th day of April in the year 2010, before me, the undersigned, personally appeared Michael Del Giudice, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Jo-Anne M. Suriel, Notary Public
Signature and Office of individual taking acknowledgment

In witness whereof I have hereunto signed my name on April 26, 2010.

By:	/s/ QUINN MORGAN Name: Quinn Morgan

State of New York)

County of New York) ss.:

              On the 26th day of April in the year 2010, before me, the undersigned, personally appeared Quinn Morgan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Rosemary Rivera
Signature and Office of individual taking acknowledgment

In witness whereof I have hereunto signed my name on April 27, 2010.

By:	/s/ PETER VAN RAALTE Name: Peter Van Raalte

State of New York)

County of New York) ss.:

              On the 27th day of April in the year 2010, before me, the undersigned, personally appeared Peter Van Raalte, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Jo-Anne M. Suriel, Notary Public
Signature and Office of individual taking acknowledgment

              IMPORTANT INFORMATION FOR THE AGENT: When you accept the authority granted under this Power of Attorney, a special legal relationship is created between you and the principal. This relationship imposes on you legal responsibilities that continue until you resign or the Power of Attorney is terminated or revoked. You must:

                  (1)   act according to any instructions from the principal, or, where there are no instructions, in the principal's best interest;

                  (2)   avoid conflicts that would impair your ability to act in the principal's best interest;

                  (3)   keep the principal's property separate and distinct from any assets you own or control, unless otherwise permitted by law;

                  (4)   keep a record or all receipts, payments, and transactions conducted for the principal; and

                  (5)   disclose your identity as an agent whenever you act for the principal by writing or printing the principal's name and signing your own name as "agent" in either of the following manner: (Principal's Name) by (Your Signature) as Agent, or (your signature) as Agent for (Principal's Name).

              You may not use the principal's assets to benefit yourself or give major gifts to yourself or anyone else unless the principal has specifically granted you that authority in this Power of Attorney or in a Statutory Major Gifts Rider attached to this Power of Attorney. If you have that authority, you must act according to any instructions of the principal or, where there are no such instructions, in the principal's best interest. You may resign by giving written notice to the principal and to any co-agent, successor agent, monitor if one has been named in this document, or the principal's guardian if one has been appointed. If there is anything about this document or your responsibilities that you do not understand, you should seek legal advice.

Liability of agent:

              The meaning of the authority given to you is defined in New York's General Obligations Law, Article 5, Title 15. If it is found that you have violated the law or acted outside the authority granted to you in the Power of Attorney, you may be liable under the law for your violation.

              I, James D. Mack, have read the foregoing Power of Attorney. I am a person identified therein as agent for the principals named therein. I acknowledge my legal responsibilities to the principal.

Agent signs here: -->	/s/ JAMES D. MACK

State of New York)

County of New York) ss.:

              On the 28th day of April in the year 2010, before me, the undersigned, personally appeared James D. Mack, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jo-Anne M. Suriel, Notary Public
Signature and Office of individual taking acknowledgment

              I, James M. Tholey, have read the foregoing Power of Attorney. I am a person identified therein as agent for the principal named therein. I acknowledge my legal responsibilities to the principal.

Agent signs here: -->	/s/ JAMES M. THOLEY

State of New York)

County of New York) ss.:

              On the 28th day of April in the year 2010, before me, the undersigned, personally appeared James M. Tholey, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jo-Anne M. Suriel, Notary Public
Signature and Office of individual taking acknowledgment

              I, Peter Van Raalte, have read the foregoing Power of Attorney. I am a person identified therein as agent for the principal named therein. I acknowledge my legal responsibilities to the principal.

Agent signs here: -->	/s/ PETER VAN RAALTE

State of New York)

County of New York) ss.:

              On the 27th day of April in the year 2010, before me, the undersigned, personally appeared Peter Van Raalte, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he or she executed the same in his or her capacity, and that by his or her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Jo-Anne M. Suriel, Notary Public
Signature and Office of individual taking acknowledgment

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Purchase Agreement
3.1		Certificate of Incorporation of Sabre Industries, Inc.
3.2	*	Amended and Restated Certificate of Incorporation of Sabre Industries, Inc. (to become effective immediately upon completion of the offering)
3.3		Bylaws of Sabre Industries, Inc.
3.4	*	Amended and Restated Bylaws of Sabre Industries, Inc. (to become effective immediately upon completion of the offering)
4.1	*	Form of Specimen Common Stock Certificate of Sabre Industries, Inc.
5.1	*	Opinion of Proskauer Rose LLP as the validity of the shares being registered
8.1	*	Opinion of Proskauer Rose LLP as to certain of the material U.S. federal income tax considerations for non-United States holders of Common Stock
10.1	†	Sabre Communications Holdings, Inc. Nonqualified Stock Option Plan
10.2	†	Form of Award Agreement pursuant to Nonqualified Stock Option Plan
10.3	†	Form of Sabre Communications Holdings, Inc. Incentive Restricted Stock Grant Agreement
10.4	*†	2010 Omnibus Incentive Plan
10.5	*†	Form of Award Agreement pursuant to Omnibus Incentive Plan
10.6
Credit Agreement dated June 26, 2007 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, various financial institutions and other persons from time to time parties thereto, as Lenders, Dresdner Bank AG, New York and Grand Cayman Branches, as Administrative Agent, and Dresdner Kleinwort Securities LLC, as Sole Lead Arranger and Sole Bookrunner
10.7
First Amendment to Credit Agreement dated August 10, 2007 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders, Dresdner Bank AG, New York and Grand Cayman Branches, as Administrative Agent, and Dresdner Kleinwort Securities LLC, as Sole Lead Arranger and Sole Bookrunner
10.8
Second Amendment to Credit Agreement dated July 17, 2008 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.9
Third Amendment to Credit Agreement dated July 18, 2008 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.10
Fourth Amendment to Credit Agreement dated July 31, 2008 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders

Exhibit Number		Description
10.11		Fifth Amendment to Credit Agreement dated December 11, 2008 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.12
Sixth Amendment to Credit Agreement dated October 16, 2009 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.13
Seventh Amendment to Credit Agreement dated April 2, 2010 by and among Sabre Communications Holdings, Inc., Sabre Communications Corporation, Sabre Industries, Inc., CellXion, LLC and CellXion Wireless Services, LLC, as Borrowers, the Lenders party thereto, as Lenders
10.14		Stockholders Agreement dated September 12, 2007 by and among Sabre Industries, Inc., Corinthian SC, LLC and the other parties set forth therein
10.15		Amendment to Stockholders Agreement dated April 27, 2010 by and between Sabre Industries, Inc. and Corinthian SC, LLC
10.16		Registration Rights Agreement dated May 9, 2006 by and among Sabre Communications Holdings, Inc., Corinthian SC, LLC, D.B. Zwirn Special Opportunities Fund, L.P. and James D. Mack
10.17
Amendment to Registration Rights Agreement dated April 27, 2010 by and among Sabre Industries, Inc., Corinthian SC, LLC, ZM Equity Private Equity I, L.P., ZM Equity Private Equity II, L.P. and James D. Mack
10.18		Independent Contractor Agreement dated May 1, 2009 by and between Sabre Industries, Inc. and Business Resource Consulting, LLC
10.19	†	Employment Agreement dated May 9, 2006 by and between Sabre Communications Corporation and James D. Mack
10.20	†	Letter Agreement dated December 26, 2007 by and between Sabre Communications Corporation and James M. Tholey
10.21	†	Letter Agreement dated April 30, 2008 by and between Sabre Industries, Inc. and James M. Tholey
10.22	†	Letter Agreement dated November 7, 2008 by and between Sabre Industries, Inc. and James M. Tholey
10.23	†	Letter Agreement dated November 2, 2007 by and between Sabre Industries, Inc. and David J. de Poincy
10.24	†	Letter Agreement dated April 11, 2008 by and between Sabre Industries, Inc. and David J. de Poincy
10.25	†	Letter Agreement dated November 18, 2008 by and between Sabre Industries, Inc. and David J. de Poincy
10.26	*†	Employment Agreement by and between Sabre Industries, Inc. and James D. Mack (to become effective immediately upon completion of the offering)
10.27	*†	Employment Agreement by and between Sabre Industries, Inc. and James M. Tholey (to become effective immediately upon completion of the offering)
10.28	*†	Employment Agreement by and between Sabre Industries, Inc. and Peter J. Sandore (to become effective immediately upon completion of the offering)

Exhibit Number		Description
21.1		Subsidiaries of Sabre Industries, Inc.
23.1		Consent of McGladrey & Pullen, LLP
23.2		Consent of McGladrey & Pullen, LLP
23.3	*	Consent of Proskauer Rose LLP (to be included in Exhibits 5.1 and 8.1)
24.1		Powers of Attorney (included immediately following the signature page to this Registration Statement beginning on page II-8)

*
To be filed by amendment.

†
Indicates a management contract or compensatory plan or arrangement.